Exhibit 2.4

Execution Copy

STOCK PURCHASE AGREEMENT

among

HBP PIPE & PRECAST LLC,

as the Buyer,

CRETEX COMPANIES, INC.

as the Seller,

and

CRETEX CONCRETE PRODUCTS, INC.,

as the Company

Dated as of August 20, 2015

i

TABLE OF CONTENTS

(continued)

ii

TABLE OF CONTENTS

(continued)

EXHIBIT A	Form of Escrow Agreement
EXHIBIT B	Form of Transition Services Agreement

iii

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT, dated as of August 20, 2015 (this “Agreement”), among HBP PIPE & PRECAST LLC, a Delaware limited liability company (the “Buyer”), CRETEX COMPANIES, INC., a Minnesota corporation (the “Seller”), and CRETEX CONCRETE PRODUCTS, INC., an Iowa corporation (the “Company”).

RECITALS

WHEREAS, the Seller owns 100% of the issued and outstanding shares of common stock, $10.00 par value per share (the “Common Stock”), of the Company; and

WHEREAS, the Seller wishes to sell to the Buyer, and the Buyer wishes to purchase from the Seller, all of the outstanding shares of Common Stock (such outstanding shares, the “Shares”, and such acquisition, the “Acquisition”), upon the terms and subject to the conditions of this Agreement.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereof, and intending to be legally bound hereby, the parties agree as follows:

AGREEMENT

ARTICLE I

DEFINITIONS

SECTION 1.1 Certain Defined Terms. For purposes of this Agreement:

“Action” means any action, suit, proceeding, audit or investigation by or before any Governmental Entity, and any other arbitration, mediation or similar proceeding.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

“Ancillary Agreements” means the Transition Services Agreement and each other agreement and legally binding contract delivered in connection herewith.

“Benefit Arrangement” means any employment, consulting, retention, change in control, severance or other similar contract, arrangement or policy and each plan, arrangement (written or oral), practice, program, agreement or commitment providing for insurance coverage (including any self-insured arrangements), workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits, severance or termination pay, pension or other retirement benefits, life, health, disability or accident benefits (including any “voluntary employees’ beneficiary association” as defined in Section 501(c)(9) of the Code providing for the same or other benefits) or for deferred compensation, savings, profit-sharing bonuses, stock options, stock appreciation rights, stock purchases or other forms of incentive compensation or post-retirement insurance, compensation or benefits that is not a Welfare Plan, Pension Plan or

Multiemployer Plan, and (a) is entered into, maintained, contributed to or required to be contributed to, as the case may be, by the Company or any ERISA Affiliate or under which the Company or ERISA Affiliate has or may incur any liability and/or (b) covers or has covered any director, officer, employee, consultant, independent contractor or former director, officer, employee, consultant or independent contractor of the Company or any ERISA Affiliate.

“Business” means the business of designing, developing, manufacturing, distributing, marketing, selling, servicing and installing concrete building products (including concrete pipe, precast concrete, concrete boxes, manholes and pre-stressed concrete) as operated by the Company in North America as of the date hereof, but not including any business of designing, developing, manufacturing, distributing, marketing, selling, servicing or installing (i) molds and rings, wire rollers, concrete batch plants or specialty trailers sold to third parties to manufacture or deliver concrete products, (ii) specialty sealing products for the storm or sanitary sewer market, or (iii) PRO-RING expanded polypropylene adjusting rings.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in New York City.

“Buyer Material Adverse Effect” means any event, change, circumstance, occurrence, effect or state of facts that materially impairs or prevents, or materially delays, the ability of the Buyer to consummate the Acquisition or any of the other transactions contemplated by this Agreement or the Ancillary Agreements.

“Cash” means, as of a specified time, the aggregate amount of all cash and cash equivalents of the Company as of such time, calculated in accordance with GAAP applied on a basis consistent with the application thereof to the Financial Statements; provided, that “Cash” shall exclude (a) all cash and cash equivalents that constitute “restricted cash” under GAAP or that cannot otherwise be freely used by the Company due to restrictions under Law or Contract and (b) all cash equivalents that cannot be reasonably converted to cash in less than 30 days.

“Change of Control Payments” means all change of control, bonus, retention, termination, severance, incentive and other payments (whether due under Contract or Law) that are payable by the Company to any officer, director, employee, consultant or independent contractor of the Company as a result of, or in connection with, or related to the Acquisition or any of the other transactions contemplated by this Agreement or any Ancillary Agreement, alone or in combination with any other event occurring upon or prior to the Closing (including any termination of employment upon or prior to the Closing), together with any employer-paid portion of any employment and payroll Taxes related thereto; provided, however, that in no event shall any payments made pursuant to any offer letter or any other employment agreement, bonus plan or other analogous agreement or plan entered into by the Buyer be considered a “Change of Control Payment.”

“Closing Cash Amount” means Cash as of the Measurement Time.

“Closing Indebtedness Amount” means Indebtedness of the Company, as of the Measurement Time.

“Closing Working Capital Amount” means the amount equal to (a) the current assets of the Company specified as “Current Assets” in Section 1.1(a) of the Disclosure Schedules minus (b) the current liabilities of the Company specified as “Current Liabilities” in Section 1.1(a) of the Disclosure Schedules, in each case calculated consistent with past practices as of the Measurement Time, without giving effect to the impact of any actions taken by the Company after the Measurement Time and prior to the Closing outside of the ordinary course of business or inconsistent with past practice. The Closing Working Capital Amount shall exclude all Cash, all Indebtedness, all Change of Control Payments, all Transaction Expenses and all items related to Taxes relating to income, capital gains, net worth or similar, and shall also give effect to the “definitional adjustments” listed in Section 1.1(a) of the Disclosure Schedules that are in addition to the adjustments listed in this definition.

“Closing Working Capital Overage” means the amount, if any, by which the Closing Working Capital Amount exceeds Target Closing Working Capital.

“Closing Working Capital Underage” means the amount, if any, by which the Closing Working Capital Amount is less than Target Closing Working Capital.

“Code” means the U.S. Internal Revenue Code of 1986.

“Company Registered IP” means all registered Marks (including domain names), Patents and registered Copyrights, including any pending applications to register any of the foregoing, owned by the Company and used primarily in the Business, but expressly not including the Excluded Marks.

“Contract” means any contract, agreement, commitment, deed, mortgage, lease, license, promise, undertaking, instrument or other legally binding understanding or arrangement, whether written or oral and whether express or implied.

“Control”, including the terms “Controlled by” and “under common Control with”, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by Contract or otherwise.

“Debt Commitment Letter” means the executed commitment letter, dated as of August 18, 2015 by and among Credit Suisse AG, Cayman Islands Branch, Credit Suisse Securities (USA) LLC, the Buyer and certain affiliates of the Buyer party thereto, pursuant to which the Financing Sources party thereto have agreed, subject to the terms and conditions set forth therein, to provide debt financing in the amounts set forth therein for the transactions contemplated by this Agreement.

“Employee” means any current employee of the Company who is actively employed by the Company as of the Closing Date or who is on approved leave of absence and is reasonably expected to return to work within six months of the Closing Date.

“Employee Plans” means all Benefit Arrangements, Multiemployer Plans, Pension Plans and Welfare Plans.

“Encumbrance” means any encumbrance, charge, limitation, hypothecation, equitable interest, mortgage, lien, option, pledge, security interest, right of possession, use lease, tenancy, easement, covenant, order, right of first refusal, reservation, imperfection of title, condition or restriction of any nature, adverse claim or other analogous item of any kind, whether imposed by Contract or Law.

“Enterprise Value” means $232,500,000.

“ERISA Affiliate” means any Person that is (or at any relevant time was) a member of a “controlled group of corporations” with or under “common control” with the Company as defined in Section 414(b) or (c) of the Code or that is otherwise (or at any relevant time was) required to be treated, together with the Seller, or as the case may be, as a single employer under Sections 414(m) or (o) of the Code.

“Escrow Agent” means Wells Fargo Bank, National Association, or its successor under the Escrow Agreement.

“Escrow Agreement” means the Escrow Agreement to be entered into by the Buyer, the Seller and the Escrow Agent, substantially in the form of Exhibit A.

“Escrow Amount” means $20,000,000.

“Escrow Fund” means the Escrow Amount deposited with the Escrow Agent, as such amount may be increased or decreased as provided in the Escrow Agreement, including any remaining interest or other amounts earned thereon.

“Financing Sources” means Credit Suisse AG, Cayman Islands Branch and the other parties to the Debt Commitment Letter, any fee letters, engagement letters, joinder agreements, credit agreements, purchase agreements (other than this Agreement), indentures or other definitive agreements executed in connection with the Debt Commitment Letter or the Debt Financing, together with their Affiliates and such Persons’ and their Affiliates’ respective direct or indirect current, former or future directors, officers, employees, partners, attorneys, controlling persons, managers, advisors, agents and representatives and their respective successors and assigns.

“Funded Indebtedness” means, with respect to any Person, (a) all Indebtedness of such Person of the types described in clauses (a), (d) or (e) of the definition of “Indebtedness” and (b) to the extent related to Indebtedness of the types described in clauses (a), (d) or (e) of the definition of “Indebtedness”, all Indebtedness of such Person of the types described in clauses (i) or (j) of the definition of “Indebtedness”.

“GAAP” means United States generally accepted accounting principles and practices as in effect on the date hereof.

“Governmental Entity” means any United States or non-United States federal, national, supranational, state, provincial, local or other government, or any governmental, regulatory or administrative authority, branch, agency, organization or commission, or any court, tribunal, or arbitral or judicial body (including any grand jury).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.

“Immediate Family” means, with respect to any specified Person, such Person’s spouse, parents, children and siblings, including adoptive relationships and relationships through marriage.

“Inbound License Agreement” means any Contract granting to the Company any right under or with respect to any Intellectual Property owned by a third Person, but expressly excluding commercially available software license agreements costing less than $1000 per seat, license or person, e.g., Microsoft Office and other typical desktop software licenses.

“Indebtedness” means, with respect to any Person, without duplication, (a) the principal, accreted value, accrued and unpaid interest, prepayment and redemption premiums and penalties (if any), unpaid fees and expenses and other monetary obligations in respect of (i) all outstanding indebtedness of such Person for borrowed money and (ii) all outstanding indebtedness evidenced by notes, debentures, bonds or other similar instruments issued by such Person or the payment of which such Person is responsible or liable; (b) all outstanding obligations of such Person for the deferred purchase price of property or services, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (including any earn-out liabilities associated with past acquisitions but excluding trade accounts payable); (c) all outstanding obligations of such Person under any lease required to be capitalized in accordance with GAAP; (d) all outstanding obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance, surety bond or similar transaction (but only to the extent such letter of credit, banker’s acceptance, surety bond or similar transaction has actually been drawn); (e) all outstanding obligations of such Person under interest rate or currency swap or other hedging transactions or agreements (valued at the termination value thereof); (f) all accumulated or declared but unpaid dividends of such Person; (g) any customer advance held by such Person, but solely to the extent that the finished goods to be delivered to the customer with respect to such advance remain uncompleted; (h) all bonuses and other like compensation owed to any Employee under existing compensation plans of the Company (including any associated Taxes arising from the payment thereof) attributable to any period prior to the Closing Date; (i) all obligations of the type referred to in clauses (a) through (h) of any third Person of which such first Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise; and (j) all obligations of the type referred to in clauses (a) through (i) of any third Person secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Encumbrance on any property or asset of such first Person (whether or not such obligation is assumed by such first Person) or any Subsidiary of such first Person. For the avoidance of doubt, “Indebtedness” shall not include any amounts included in the Transaction Expenses.

“Intellectual Property” means all intellectual property rights of any kind or nature arising anywhere in the world, including any intellectual property rights arising from or associated with the following, whether protected, created or arising under the laws of the United States or any other jurisdiction: (a) trade names, trademarks and service marks (whether registered or unregistered), domain names and other Internet addresses or identifiers, social media addresses, trade dress and similar rights and all registrations or applications (including intent to use applications and similar reservation of marks) to register any of the foregoing (collectively, “Marks”); (b) patents, utility models and any similar or equivalent statutory rights with respect to the protection of inventions, and all applications for any of the foregoing (collectively, “Patents”); (c) published and unpublished works of authorship, copyrights (whether registered or unregistered) and registrations and applications for registration of copyrights (collectively, “Copyrights”); (d) trade secrets, know-how, ideas, inventions, methods, formulae, models, methodologies, processes, technical data, specifications, research and development information, technology, product roadmaps, customer lists and any other information, in each case to the extent the foregoing derives economic value (actual or potential) from not being generally known to other Persons, excluding any Copyrights or Patents that may cover or protect any of the foregoing (collectively, “Trade Secrets”); (e) database and data collection rights; and (f) moral rights, publicity rights and any other proprietary or intellectual property rights of any kind or nature.

“Inventory” means raw materials and consumables, work-in-process, finished goods and goods for resale to customers by the Company.

“Knowledge” means, with respect to the Company, the actual knowledge of Matt McAllister, Steven Ragaller, Lynn Schuler and Ed Sexe after reasonable inquiry of each such person.

“Law” means any statute, law, ordinance, regulation, rule, code, executive order, promulgation, resolution, standard, injunction, judgment, writ, award, stipulation, ruling, determination, decree or order of any Governmental Entity.

“Lease” means any lease, sublease, license, concession or other right to occupy real property, including all assignments and amendments thereto and any guaranties thereof.

“Leased Real Property” means, all real property leased, subleased, licensed or occupied to or by the Company as tenant, together with, to the extent leased, subleased, licensed or occupied by such Company, all buildings and other structures, facilities or improvements located thereon, all fixtures, systems, equipment and items of personal property of such Company attached or appurtenant thereto, and all easements, rights and appurtenances relating to the foregoing.

“Material Adverse Effect” means any event, change, circumstance, occurrence, effect, result or state of facts that (a) is or would reasonably be expected to be materially adverse to the Business or to the assets, liabilities, condition (financial or otherwise) or results of operations of the Company or (b) prevents or materially delays or impairs the ability of the Company or the Seller to consummate any of the transactions contemplated by this Agreement or the Ancillary Agreements; provided, however, that in the case of clause (a) only, Material Adverse Effect shall not include any event, change, circumstance, occurrence, effect, result or state of facts to the extent resulting from (i) changes generally affecting the concrete products manufacturing industry, or the economy or the financial or securities markets, in the United States, (ii) the outbreak of war, acts of terrorism or other large scale calamities, (iii) changes in Law or the interpretations thereof or GAAP, or (iv) any required action pursuant to this Agreement (excluding compliance with Section 6.1) or at the written request of the Buyer or any of its Affiliates; provided further, that, with respect to any event, change, circumstance, occurrence, effect, result or state of facts attributable to any of clauses (i), (ii) and (iii), such matters shall be disregarded only to the extent that the impact of such matters is not materially disproportionately adverse to the Company (and the extent of such materially disproportionate impact shall be taken into account in the determination of Material Adverse Effect hereunder).

“Measurement Time” means 11:59 p.m. New York City time on the calendar day immediately preceding the Closing Date.

“Multiemployer Plan” means any “multiemployer plan,” as defined in Section 3(37) or 4001(a)(3) of ERISA, (a) that the Company or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or, after September 25, 1980, maintained, administered, contributed to or was required to contribute to, or under which the Company or any ERISA Affiliate has or may incur any liability and/or (b) that covers or has covered any employee or former employee of the Company or any ERISA Affiliate.

“Neutral Accountant” means Deloitte LLP or, in the event that circumstances create an actual conflict of interest that would impair such firm’s ability to impartially determine any issue presented to it pursuant to this Agreement or if such firm is otherwise unwilling or unable to provide such services, another internationally recognized certified public accounting firm jointly selected by the Seller and the Buyer.

“Outbound License Agreement” means any Contract under which the Company grants to a third party any rights under or with respect to any Intellectual Property, other than grants of rights the Company makes to customers in the ordinary course of business.

“Owned Real Property” means the real property owned by the Company, together with all buildings and other structures, facilities or improvements currently or as of the Closing Date located thereon, together with all buildings and other structures, facilities or improvements located thereon, all fixtures, systems, equipment and items of personal property of such Company attached or appurtenant thereto, and all easements, licenses, rights and appurtenances of the Company relating to the foregoing.

“Pension Plan” means any “employee pension benefit plan” as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) (a) that the Company or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or maintained, administered, contributed to or was required to contribute to, or under which any such entity has or may incur any liability and/or (b) that covers or has covered any employee or former employee of the Company or any ERISA Affiliate (with respect to their relationship with such entities) or for which the Company or any ERISA Affiliate may be responsible.

“Permit” means any permit, license, franchise, approval, certificate, consent, waiver, concession, exemption, order, registration or other authorization of any Governmental Entity.

“Permitted Encumbrance” means (a) statutory liens for Taxes not yet due and payable or the validity or amount of which is being contested in good faith by appropriate proceedings and for which the Company has established adequate reserves specifically disclosed to the Buyer on the Interim Financial Statements (or in a writing delivered in connection therewith), (b) materialmen’s, mechanics’, carriers’, workers’, warehousemen’s, repairers’, landlords’, lessors’ and other similar Encumbrances arising or incurred in the ordinary course of business consistent with past practice relating to obligations as to which (i) there is no default on the part of the Company, or (ii) the validity or amount of which is being contested in good faith by appropriate proceedings and for which the Company has established adequate reserves specifically disclosed to the Buyer on the Interim Financial Statements (or in a writing delivered in connection therewith), (c) Encumbrances securing the performance of bids, trade contracts, leases or statutory obligations for workers’ compensation, unemployment insurance or other social security legislation, (d) with respect to Real Property, any Encumbrance or other requirement or restriction arising under any zoning, entitlement, building, conservation restriction and other land use and environmental Law by Governmental Entities, in each case, which individually or in the aggregate do not materially impair the present use of the properties or assets of the Company and which are not violated in any material respect by the current use of the underlying asset, and (e) with respect to Real Property, any Encumbrance or other requirement or restriction of record, or any Encumbrance that would in each case otherwise be set forth in a title report, an accurate survey or lien search and which do not materially impair the occupancy or current use of such property which they encumber.

“Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, trust, association, organization or other entity, including any Governmental Entity.

“Pre-Closing Tax Period” means, with respect to the Company, any taxable year or period that ends on or before the Closing Date and, in the case of any Straddle Period, the portion of such period ending on and including the Closing Date.

“Purchase Price” means the Enterprise Value; plus

(a) the Closing Cash Amount; and

(b) the Closing Working Capital Overage, if any;

minus (without duplication):

(i) the Closing Indebtedness Amount, if any;

(ii) all Change of Control Payments paid by the Buyer at the Closing pursuant to Section 2.4, and all Change of Control Payments paid or to be paid by the Company after the Closing;

(iii) all Transaction Expenses paid by the Buyer at the Closing pursuant to Section 2.4, and all Transaction Expenses paid or to be paid by the Company after the Closing; and

(iv) the Closing Working Capital Underage, if any.

“Real Property” means all land, buildings, improvements and fixtures erected thereon and all appurtenances related thereto, including the Owned Real Property and the Leased Real Property.

“Related Party” means, with respect to any specified Person, (a) any Affiliate of such specified Person, or any director, officer, general partner or managing member or any Person acting in a similar capacity of any such Affiliate, (b) any Person who serves as a director, officer, general partner, managing member or in a similar capacity of such specified Person, (c) any Immediate Family member of any Person described in clause (a) or (b), and (d) any other Person who holds, individually or together with such other Person’s Affiliates and any members of such other Person’s Immediate Family, more than 5% of the outstanding equity or ownership interests of such specified Person.

“Representatives” means, with respect to any Person, the officers, directors, principals, employees, agents, auditors, advisors, bankers, attorneys and other representatives of such Person.

“Return” means any return, declaration, report, statement, information statement, worksheet, schedule and any other document filed, required to be filed or required to be prepared (including any documentation required to be prepared in connection with any applicable transfer pricing Law) with respect to Taxes, including any claims for refunds of Taxes and any amendments or supplements of any of the foregoing.

“Securities Act” means the Securities Act of 1933 and the regulations promulgated thereunder.

“Seller Taxes” means the following amounts, whenever assessed or levied regardless of the Person in charge of payment or collection: (a) Transfer Taxes for which the Seller is responsible pursuant to Section 7.5; (b) any Taxes for which the Company is liable (i) with respect to any Pre-Closing Tax Period or (ii) pursuant to Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Tax Law), or by reason of having been a member of any consolidated, combined or unitary group on or prior to the Closing Date; (c) all Taxes of any Person imposed on the Company pursuant to any contractual agreement entered into on or before the Closing Date or as a transferee or successor, and (d) any Taxes incurred by the Seller or otherwise payable by the Seller as a result of the sale and purchase of Shares contemplated hereby.

“Straddle Period” means, with respect to the Company, any taxable period that begins on or before and ends after the Closing Date.

“Subsidiary” means, with respect to any Person, any other Person of which stock or other equity interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, owned or held, directly or indirectly, by such first Person.

“Target Closing Working Capital” means $49,200,000.

“Taxes” means any and all federal, state, local, foreign and other taxes, assessments, charges, duties, fees, levies or other charges (including interest, penalties or additions to tax or additional amounts with respect thereto), whether disputed or not, including, but not limited to net income, gross income, gross receipts, sales, use, ad valorem, value-added, transfer, conveyance, documentary, recording, mortgage, inventory, tangible, intangibles, rent, occupancy, franchise, profits, capital stock, capital, capital gains, net worth, registration, license, lease, service, service use, escheat, withholding, payroll, employment, social security (or similar), social contribution, unemployment, compensation, disability, excise, severance, stamp, occupation, premium, real property, personal property, windfall profits, environmental, customs duties, accumulated earnings, personal holding company, alternative or add-on minimum, estimated and all other taxes of any kind, whether disputed or not.

“Transaction Expenses” means, to the extent not paid prior to the Closing, all fees and expenses incurred by the Company in connection with the process of selling the Company, the negotiation, preparation and execution of this Agreement and the Ancillary Agreements, and the performance and consummation of the Acquisition and the other transactions contemplated hereby and thereby, including (a) fees and expenses associated with obtaining necessary or appropriate waivers, consents or approvals of any Governmental Entity (for the avoidance of doubt, filing fees payable under or pursuant to the HSR Act are not included as “Transaction Expenses”), (b) fees and expenses associated with obtaining the release and termination of any Encumbrance, (c) brokers’, finders’ and similar fees, (d) fees and expenses of counsel, advisors, consultants, investment bankers, accountants, auditors and any other experts, (e) fees and expenses of any data room provider, and (f) fees and expenses of the foregoing character of any third Person (including any direct or indirect stockholder, or any landlord, of the Company) that are paid or reimbursed by the Company or that the Company is obligated to pay or reimburse.

“Transfer Taxes” means sales, use, value added, goods and services, documentary, transfer, stamp, stock transfer, real property transfer or gains or similar Taxes imposed by any Governmental Entity as a result of, or payable or collectible or incurred in connection with, the transactions contemplated by this Agreement.

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of Treasury.

“Welfare Plan” means any “employee welfare benefit plan,” as defined in Section 3(1) of ERISA, (a) that the Company or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or under which any such entity may incur any liability and (b) that covers or has covered any employee or former employee of any such entity (with respect to their relationship with such entities) or for which any such entity may be responsible.

SECTION 1.2 Table of Definitions. The following terms have the meanings set forth in the Sections referenced below:

Term	Location
Acquisition	Recitals
Acquisition Proposal	Section 6.3

Agreement	Preamble
Allocation Methodology	Section 7.9
Allocation Schedule	Section 7.9
Balance Sheet	Section 4.7
Bank Marketing Period	Section 6.9
Basket Amount	Section 9.4
Buyer	Preamble
Buyer Benefit Plans	Section 6.15
CERCLA	Section 4.21
Claim Notice	Section 9.6
Closing	Section 2.2
Closing Date	Section 2.2
Closing Estimates and Calculations	Section 2.3
Closing Statement	Section 2.5
Common Stock	Recitals
Company	Preamble
Company Continuing Employee	Section 6.15
Company Employee Plan	Section 4.12
Company Group Employees	Section 6.7
Company Indemnified Parties	Section 6.17
Company IP	Section 4.14(e)
Company Software	Section 4.14(e)
Confidentiality Agreement	Section 6.10
Confidentiality Information	Section 6.10
Current Counsel	Section 11.16
Current Representation	Section 11.16
Debt Financing	Section 6.9
Designated Person	Section 11.16
Disclosure Schedules	Article III
Environmental Laws	Section 4.21
Environmental Permits	Section 4.21
Estimated Purchase Price	Section 2.3
Excluded Marks	Section 6.6
Financial Statements	Section 4.7
Fundamental Reps	Section 8.3
Government Official	Section 4.24
Hazardous Substances	Section 4.21
Indemnified Party	Section 9.6
Indemnifying Party	Section 9.6
Interim Financial Statements	Section 4.7
IRS	Section 4.12
IT Systems	Section 4.14(e)
JAMS	Section 11.9
Losses	Section 9.2
Material Contracts	Section 4.17
Notice Period	Section 9.6

Outside Date	Section 10.1
Party-Appointed Arbitrators	Section 11.9
Post-Closing Representation	Section 11.16
Release	Section 4.21
Remediation	Section 4.21
Required Bank Information	Section 6.9
Seller	Preamble
Seller Person	Section 6.12
Seller Released Matters	Section 6.12
Seller Released Party	Section 6.12
Seller Releasing Party	Section 6.12
Shares	Recitals
Statement of Objections	Section 2.5
Statute of Limitations Reps	Section 9.1
Straddle Period Tax Returns	Section 7.3
Surviving Agreements	Section 6.12
Tax Claim	Section 7.4
Terminated Agreements	Section 6.12
Third Party Claim	Section 9.6
Trade Secrets	Section 1.1
Transition Services Agreement	Section 6.16
Unresolved Objections	Section 2.5

ARTICLE II

PURCHASE AND SALE

SECTION 2.1 Purchase and Sale of the Shares. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Seller shall sell and assign to the Buyer, and the Buyer shall purchase from the Seller, free and clear of any Encumbrances, the Shares, in exchange for payment by the Buyer of the Purchase Price as provided in this Article II.

SECTION 2.2 Closing. The purchase and sale of the Shares shall take place at a closing (the “Closing”) to be held at the offices of Gibson, Dunn & Crutcher LLP, 2100 McKinney Avenue, Dallas, Texas 75201, at 10:00 a.m., Dallas time, on the second Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of all conditions to the obligations of the parties set forth in Article VIII (other than such conditions as may, by their terms, only be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), provided that such date is no earlier than the earlier of (i) any Business Day during the Bank Marketing Period as may be specified by the Buyer on no less than three Business Days’ prior notice to the Seller and (ii) two Business Days after the final day of the Marketing Period, or at such other place, date or time as the parties hereto may mutually agree in writing. The day on which the Closing takes place is referred to as the “Closing Date”.

SECTION 2.3 Closing Estimates and Calculations. (a) No later than the third Business Day prior to the Closing Date, the Seller and the Company shall prepare and deliver to the Buyer (the following estimates, calculations and deliveries, collectively, the “Closing Estimates and Calculations”):

(i) a good-faith estimate of the Closing Working Capital Amount;

(ii) a good-faith estimate of the Closing Cash Amount;

(iii) (A) a good faith estimate of the Closing Indebtedness Amount, designating which of the Indebtedness included therein is Funded Indebtedness, and (B) executed payoff letters and associated wire instructions in form and substance reasonably satisfactory to the Buyer providing for the satisfaction and discharge on the Closing Date of all obligations in respect of all such Funded Indebtedness (including all principal, interest, fees, premiums, prepayment penalties and other amounts due upon the extinguishment thereof), including the termination of all related commitments and the release of all related guarantees and Encumbrances, effective upon the payment of the payoff amounts listed therein on the Closing Date;

(iv) (A) a list of all Transaction Expenses and the aggregate amount of such estimated Transaction Expenses, and (B) written invoices and associated wire instructions from each payee of such Transaction Expenses;

(v) a list of all payees of Change of Control Payments that are payable by the Company, the amount of such Change of Control Payments payable to each such payee, wire instructions for each such payee, and, if any such Change of Control Payment is not payable until after the Closing, the time at which such Change of Control Payment is payable;

(vi) using the foregoing estimates and other amounts, a reasonably detailed calculation of the Purchase Price (the “Estimated Purchase Price”); and

(vii) a certification of the Seller’s Chief Financial Officer that (A) the estimate of the Closing Working Capital Amount, the estimate of the Closing Indebtedness Amount and the estimate of the Closing Cash Amount have been prepared in good faith and in accordance with this Agreement and (B) the other amounts and calculations included in the Closing Estimates and Calculations are complete and correct in all respects.

(b) After the Measurement Time, other than pursuant to payments to customers or suppliers due in the ordinary course of business consistent with past practice, the Company shall not, without the Buyer’s prior written consent, dividend, distribute, transfer or pay to any Person, or otherwise dispose of, directly or indirectly, any Cash.

(c) The Buyer shall be entitled to rely in all respects on the Closing Estimates and Calculations in making all payments due under this Agreement, and the Buyer shall not be responsible or have any liability to any Person (including any direct or indirect stockholder in the Company) for any inaccuracy thereof.

SECTION 2.4 Transactions at the Closing. (a) At the Closing, the Seller shall deliver to the Buyer:

(i) certificates representing the Shares, duly endorsed in blank or accompanied by stock powers duly endorsed in blank in proper form for transfer, with appropriate transfer stamps, if any, affixed;

(ii) an executed counterpart to the Escrow Agreement; and

(iii) an executed counterpart to the Transition Services Agreement.

(b) At the Closing, the Buyer shall deliver to the Seller:

(i) payment, via wire transfer of immediately available funds in U.S. dollars to an account specified by the Seller at least two Business Days in advance of the Closing Date, in an amount equal to the Estimated Purchase Price minus the Escrow Amount;

(ii) an executed counterpart to the Escrow Agreement; and

(iii) an executed counterpart to the Transition Services Agreement.

(c) At the Closing the Buyer shall, on behalf of the Company:

(i) repay all Funded Indebtedness in accordance with the payoff letters and other information delivered to the Buyer pursuant to Section 2.3(a)(iii);

(ii) pay all Transaction Expenses in accordance with the information delivered to the Buyer pursuant to Section 2.3(a)(iv); and

(iii) pay all Change of Control Payments that are due on the Closing Date in accordance with the wire instructions and other information delivered to the Buyer pursuant to Section 2.3(a)(v).

(d) At the Closing, the Buyer shall deposit or cause to be deposited the Escrow Amount with the Escrow Agent by wire transfer in immediately available funds, to be managed and paid out by the Escrow Agent pursuant to the terms of the Escrow Agreement.

(e) Notwithstanding anything to the contrary herein, but without limiting the Buyer’s obligations hereunder (including the Buyer’s obligation to pay the Purchase Price), the Buyer shall be entitled at the Closing to direct that any of the Shares be transferred by the Seller to one or more of the Buyer’s Affiliates in lieu of any such transfer to the Buyer itself.

SECTION 2.5 Purchase Price True-Up. (a) Within 90 days after the Closing Date, the Buyer shall prepare and deliver to the Seller a statement (the “Closing Statement”) setting forth the Buyer’s calculation of the Closing Working Capital Amount, the Closing Cash Amount, the Closing Indebtedness Amount, the aggregate amount of the actual Change of Control Payments, the aggregate amount of the actual Transaction Expenses and the Purchase Price, and the deviation of such amounts from those included in the Closing Estimates and Calculations;

(b) On the 30th day following the delivery of the Closing Statement to the Seller, the Closing Statement shall become final and binding on all parties hereto unless, on or prior to such 30th day, the Seller shall have delivered to the Buyer a written statement (a “Statement of Objections”) describing in reasonable detail the nature, amount and basis of each objection of the Seller to the Closing Statement (and any amount or calculation not so objected to shall become final and binding on all parties hereto). During such 30-day period, the Seller and its advisors (including their accountants) shall be permitted to review the working papers of the Buyer and its advisors (including their accountants) relating to the Closing Statement.

(c) If the Seller timely delivers a Statement of Objections, all objections set forth therein shall be resolved as set forth below. In connection therewith, the Buyer and its advisors (including their accountants) shall be permitted to review the working papers of the Seller and its advisors (including their accountants) relating to such objections.

(i) The Buyer and the Seller shall first use their reasonable best efforts to resolve such objections in good faith.

(ii) If the Buyer and the Seller are able to resolve such objections within 30 days after delivery of such Statement of Objections, the Buyer and the Seller, within such 30-day period, shall jointly prepare and sign a statement setting forth in reasonable detail the calculation of all amounts included in the Closing Estimates and Calculations (including the Closing Working Capital Amount, the Closing Cash Amount, the Closing Indebtedness Amount, the aggregate amount of the actual Change of Control Payments, the aggregate amount of the actual Transaction Expenses and the Purchase Price), and the deviation of such amounts from those included in the Closing Estimates and Calculations, which such calculations shall be final and binding on all parties hereto.

(iii) If the Buyer and the Seller do not reach a resolution of all objections set forth in such Statement of Objections within 30 days after delivery of such Statement of Objections, the Buyer and the Seller shall, within 15 days after the expiration of such 30-day period, (A) jointly prepare and sign a statement setting forth those objections (if any) that the Buyer and the Seller have resolved and the resolution of such objections, which resolutions shall be final and binding on all parties hereto, (B) jointly prepare and sign a statement setting forth those objections which remain unresolved (collectively, the “Unresolved Objections”), and (C) jointly engage the Neutral Accountant to resolve the Unresolved Objections.

(iv) The Buyer and the Seller shall jointly submit to the Neutral Accountant, within five days after the date of the engagement of the Neutral Accountant, a copy of the Closing Statement, a copy of the Statement of Objections delivered by the Seller, and the joint statement of Unresolved Objections referred to in paragraph (iii) above. Each of the Buyer and the Seller shall submit to the Neutral Accountant (with a copy delivered to the other on the same day), within 15 days after the date of the engagement of the Neutral Accountant, a memorandum (which may include supporting exhibits) setting forth their respective positions on the Unresolved Objections. Each of the Buyer and the Seller may (but shall not be required to) submit to the Neutral Accountant (with a copy delivered to the other on the same day), within 30 days after the date of the engagement of the Neutral Accountant, a memorandum responding to the initial memorandum submitted to the Neutral Accountant by the other. Unless requested by the Neutral Accountant in writing, neither the Buyer nor the Seller may present any additional information or arguments to the Neutral Accountant, either orally or in writing.

(v) The Buyer and the Seller shall use reasonable best efforts to cause the Neutral Accountant to (A) ensure that the scope of its review and authority shall be limited to solely resolving the Unresolved Objections, (B) act in accordance with this Agreement and (C) issue a written ruling which sets forth the resolution of each Unresolved Objection and includes a statement setting forth in reasonable detail the calculations of all amounts included in the Closing Estimates and Calculations (including the Closing Working Capital Amount, the Closing Cash Amount, the Closing Indebtedness Amount, the aggregate amount of the actual Change of Control Payments, the aggregate amount of the actual Transaction Expenses and the Purchase Price), and the deviation of such amounts from those included in the Closing Estimates and Calculations, each reflecting the Neutral Accountant’s resolution of the Unresolved Objections. The resolution of each Unresolved Objection shall consist of the determination of an appropriate value for each Closing Statement item that is the subject of an Unresolved Objection, which value shall be equal to one of, or between, the values proposed by the Seller and by the Buyer. In resolving the Unresolved Objections, the Neutral Accountant shall be functioning as an expert and not as an arbitrator.

(vi) The Neutral Accountant shall be bound by a mutually agreeable confidentiality agreement. The Seller and the Buyer shall use their commercially reasonable efforts to cause the Neutral Accountant to render a written decision resolving the matters submitted to it within 30 days following the submission thereof. The resolution by the Neutral Accountant of the Unresolved Objections shall be final and binding upon all parties hereto and shall not be subject to review or appeal, absent a showing of fraud. The Buyer and the Seller agree that the procedure set forth in this Section 2.5 for resolving disputes with respect to the Closing Statement shall be the sole and exclusive method for resolving any such disputes, provided, that no party shall be prohibited from instituting any Action to enforce the resolution of the Neutral Accountant in any court of competent jurisdiction. The other party’s only defense to such a request for enforcement shall be fraud by or upon the Neutral Accountant. Absent such fraud, such other party shall reimburse the party seeking enforcement for all of its expenses related to the enforcement of the Neutral Accountant’s determination.

(d) The fees and expenses of the Neutral Accountant incurred pursuant to this Section 2.5 shall be borne by the Seller and the Buyer in inverse proportion as they may prevail on the matters resolved by the Neutral Accountant, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and shall be determined by the Neutral Accountant at the time the determination of such firm is rendered on the merits of the matters submitted. The fees, costs and expenses of the accountants, attorneys and other representatives of each party incurred in connection with the matters described in this Section 2.5 shall be borne by such party.

(e) Each of the Seller and the Buyer shall reasonably assist, and shall cause its Affiliates to reasonably assist, the other party and its advisors (including its accountants) in the review of the Closing Statement and in connection with the other matters addressed by this Section 2.5. Each of the Seller and the Buyer shall afford to the other party and its advisors (including its accountants), reasonable access, upon reasonable notice during normal business hours, to the personnel, properties, books and records of such first party and its Affiliates to the extent relevant to such matters; provided, that, notwithstanding anything to the contrary in this Section 2.5, such access shall not (i) unreasonably disrupt the normal operations of such first party or any of its Affiliates, or (ii) include access to materials that are subject to the attorney client privilege of the other party.

(f) If the Purchase Price, as finally determined pursuant to this Section 2.5, is less than the Estimated Purchase Price, then the Seller shall, within three Business Days of such final determination, pay by wire transfer of immediately available funds to the Buyer (pursuant to wire instructions delivered to the Seller at least two Business Days in advance of such payment), the amount of such difference. If the Seller fails to make any payment required pursuant to this Section 2.5(f), (i) the Buyer shall have the option, by instruction to the Escrow Agent, to have the Escrow Agent release or distribute such amount due and owing to the Buyer under this Section 2.5(f) and (ii) if the Escrow Agent makes such distribution, the Seller shall be obligated to replenish the Escrow Account in the amount so distributed to the Buyer. If the Purchase Price, as finally determined pursuant to this Section 2.5, is greater than the Estimated Purchase Price, then the Buyer shall, within three Business Days of such final determination, pay by wire transfer of immediately available funds to the Seller (pursuant to wire instructions delivered to the Buyer at least two Business Days in advance of such payment), the amount of such difference.

SECTION 2.6 Withholding Rights. Notwithstanding anything in this Agreement to the contrary, each of the Seller, the Buyer and the Company shall be entitled to deduct and withhold from any amounts payable to any Person pursuant to this Agreement, such amounts as it is required to deduct and withhold with respect to the making of such payment under any applicable provision of Tax Law. To the extent that such amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Person in respect to which such deduction and withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

OF THE SELLER

Except as set forth in the Disclosure Schedules attached hereto (collectively, the “Disclosure Schedules”), the Seller hereby represents and warrants to the Buyer as of the date hereof and as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case, as of such earlier date) as follows:

SECTION 3.1 Organization and Qualification. The Seller is duly organized, validly existing and in good standing under the laws of Minnesota and has all necessary organizational power and authority to own the Shares.

SECTION 3.2 Authority. The Seller has the requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Seller of this Agreement and each Ancillary Agreement to which it will be a party and the consummation by the Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action of the Seller. This Agreement has been, and upon its execution each Ancillary Agreement to which the Seller will be a party will have been, duly executed and delivered by the Seller and, assuming due execution and delivery by each of the other parties hereto and thereto, this Agreement constitutes, and upon its execution each Ancillary Agreement to which the Seller will be a party will constitute, the legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms, except to the extent enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

SECTION 3.3 No Conflict; Required Filings and Consents. (a) Except as set forth on Section 3.3(a) of the Disclosure Schedules, the execution, delivery and performance by the Seller of this Agreement and each Ancillary Agreement to which the Seller will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:

(i) conflict with or violate the organizational documents of the Seller;

(ii) conflict with or violate any Law applicable to the Seller or by which the Shares owned by the Seller are bound; or

(iii) conflict with, result in any breach of, constitute a default under, require any consent of any Person pursuant to, or give to any Person any right of termination, acceleration or cancellation of, any material Contract to which the Seller is bound that relates to or governs the Seller’s ownership of its Shares.

(b) The Seller is not required to file or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Entity in connection with the execution, delivery and performance by the Seller of this Agreement and each Ancillary Agreement to which the Seller will be a party or the consummation of the transactions contemplated hereby or thereby, except for (i) matters described in Section 3.3(b) of the Disclosure Schedules, (ii) any filings required to be made under the HSR Act and (iii) such items for which the failure to make or obtain, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

SECTION 3.4 Shares. The Seller is the record and beneficial owner of the Shares, free and clear of any Encumbrance. Assuming the satisfaction of the Buyer’s obligations under this Agreement, upon delivery to the Buyer of the Shares at the Closing, the Buyer shall acquire good, valid and marketable title to the Shares, free and clear of any Encumbrance other than Encumbrances created by the Buyer.

SECTION 3.5 Exclusivity of Representations and Warranties. Neither the Seller, nor any of its Affiliates, nor any Representative of any of the foregoing, is making any representation or warranty of any kind or nature whatsoever, written or oral, express or implied, in connection with this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby (including any such representation or warranty relating to the Business, or to the financial condition, results of operations, prospects, assets or liabilities of the Company), except as expressly set forth in this Article III or Article IV, and such Persons hereby expressly disclaim any such other representations or warranties.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF THE COMPANY

Except as set forth in the Disclosure Schedules, the Company hereby represents and warrants to the Buyer as of the date hereof and as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case, as of such earlier date) as follows:

SECTION 4.1 Organization and Qualification. (a) The Company is a corporation, duly organized, validly existing and in good standing under the laws of Iowa and has full corporate power and authority to own, lease and operate the assets owned by it and to carry on the Business as it is now being conducted. The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the ownership or operation of the assets owned by it or the conduct of the Business makes such qualification or licensing necessary, except for any such failures to be so qualified or licensed and in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

(b) The Company has provided to the Buyer a complete and correct copy of the certificate of incorporation and bylaws, each as amended to date, of the Company. Such documents are in full force and effect, and the Company is not in violation of any of the provisions thereof.

SECTION 4.2 Authority. The Company has the requisite corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement and each of the Ancillary Agreements to which it is or will be a party and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action of the Company. This Agreement has been, and upon their execution each of the Ancillary Agreements to which the Company is or will be a party will have been, duly executed and delivered by the Company and, assuming due execution and delivery by each of the other parties hereto and thereto, this Agreement constitutes, and upon their execution each of the Ancillary Agreements to which the Company will be a party will constitute, the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except to the extent enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

SECTION 4.3 No Conflict; Required Filings and Consents. (a) Except as set forth in Section 4.3(a) of the Disclosure Schedules, the execution, delivery and performance by the Company of this Agreement and each of the Ancillary Agreements to which it will be a party, and the consummation of the Acquisition and the other transactions contemplated hereby and thereby, do not and will not:

(i) conflict with or violate the organizational documents of the Company;

(ii) conflict with or violate any Law applicable to the Company, or by which any property or asset of the Company is bound; or

(iii) conflict with or violate, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, require any consent of or notice to any Person pursuant to, give to others any right of termination, amendment, modification, acceleration or cancellation of, allow the imposition of any fees or penalties under, require the offering or making of any payment or redemption under, give rise to any increased, guaranteed, accelerated or additional rights or entitlements of any Person under, or result in the creation of any Encumbrance on any property, asset or right of the Company pursuant to any Material Contract.

(b) Except as described in Section 4.3(b) of the Disclosure Schedules, the Company is not required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Entity in connection with its execution, delivery and performance of this Agreement and each of the Ancillary Agreements to which it is or will be a party or the consummation of the transactions contemplated hereby or thereby, other than (i) any filings required to be made under the HSR Act and (ii) for such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices the failure of which to be obtained or made, individually or in the aggregate, would not reasonably be expected to materially impair, or prevent or materially delay, the ability of the Company to consummate the Acquisition or any of the other transactions contemplated by this Agreement or any Ancillary Agreement.

SECTION 4.4 Capitalization. (a) The authorized capital stock of the Company consists of 3,000 shares of Common Stock, of which 1,829 shares of Common Stock are issued and outstanding and owned by the Seller, representing all of the issued and outstanding shares of the Company. No other classes of stock exist, and no other shares of common stock are issued and outstanding.

(b) Except as set forth in Section 4.4(b) of the Disclosure Schedules, the Company has not issued or granted, or agreed to issue or grant any: (i) capital stock or other equity or ownership interests; (ii) options, warrants or interests convertible into or exchangeable or exercisable for capital stock or other equity or ownership interests; (iii) stock appreciation rights, phantom stock, interest in the ownership or earnings of the Company or other equity equivalent or equity-based awards or rights; or (iv) bond, debenture or other Indebtedness having the right to vote or convertible or exchangeable or exercisable for capital stock or other equity or ownership interests. Each outstanding share of capital stock or other equity or ownership interest of the Company is duly authorized, validly issued, fully paid and nonassessable.

(c) Except as set forth in Section 4.4(c) of the Disclosure Schedules, there are no outstanding obligations of the Company to issue, sell or transfer, or repurchase, redeem or otherwise acquire, or that relate to the holding, voting, registration or disposition of, or that restrict the transfer of, the issued or unissued capital stock or other equity or ownership interests of the Company, and all such obligations (if any) shall either expire or terminate automatically at or prior to Closing without any action on the part of the Company or any other Person.

(d) No shares of capital stock or other equity or ownership interests of the Company have been issued in violation of any Law, the certificate of incorporation or bylaws of the Company or any Contract to which the Company is a party or by which the Company or any of its properties or assets is bound.

(e) There are no declared or accumulated but unpaid dividends in respect of any shares of capital stock or other equity or ownership interests of the Company.

SECTION 4.5 Equity Interests. The Company does not own, directly or indirectly, any capital stock of, or any equity, partnership, membership or similar interest in, or any interest convertible into, exercisable for or exchangeable for any such capital stock or any equity, partnership, membership or similar interest in any Person. The Company is under no current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution or other investment in, or assume any liability or obligation of, any Person.

SECTION 4.6 Title to; Sufficiency and Condition of Assets. (a) Other than with respect to real property (which is the subject matter of Section 4.14), the Company has good and valid title to or a valid leasehold interest in all of its assets, including all of the assets reflected on the Balance Sheet or acquired in the ordinary course of business since the date of the Balance Sheet, except those sold or otherwise disposed of for fair value since the date of the Balance Sheet in the ordinary course of business consistent with past practice.

(b) Except as set forth in Section 4.6(b) of the Disclosure Schedules, the assets owned or leased by the Company, along with the assets or rights provided to the Buyer and the Company pursuant to the Transition Services Agreement, constitute all of the assets and rights used in or required to carry on the Business after the Closing in substantially the same manner as such Business is carried on immediately prior to Closing. None of the assets owned or leased by the Company is subject to any Encumbrance, other than Permitted Encumbrances.

(c) All tangible assets owned or leased by the Company that are required for or material to the operation of the Business have been maintained in all material respects in accordance with generally accepted industry practice, are in all material respects in good operating condition and repair, ordinary wear and tear excepted, and are adequate for the uses to which they are being put.

(d) As of the date hereof, the business of designing, developing, manufacturing, distributing, marketing, selling, servicing and installing concrete building products (including concrete pipe, precast concrete, concrete boxes, manholes and pre-stressed concrete) in North America, as operated by the Seller and its Affiliates (other than the business of designing, developing, manufacturing, distributing, marketing, selling, servicing or installing (i) molds and rings, wire rollers, concrete batch plants or specialty trailers sold to third parties to manufacture or deliver concrete products, (ii) specialty sealing products for the storm or sanitary sewer market, and (iii) PRO-RING expanded polypropylene adjusting rings), is conducted solely through the Company.

SECTION 4.7 Financial Statements. (a) True and complete copies of the balance sheet of the Company as of December 27, 2014 and December 28, 2013 and the related statements of results of operations, cash flows and stockholders’ equity of the Company for the fiscal year then ended (collectively, the “Financial Statements”) are included in Section 4.7(a) of the Disclosure Schedules.

(b) True and complete copies of the balance sheet of the Company as of June 27, 2015 (the “Balance Sheet”) and the related statements of results of operations, cash flows and stockholders’ equity of the Company for the six-month period then ended are included in Section 4.7(b) of the Disclosure Schedules (collectively, the “Interim Financial Statements”).

(c) Each of the Financial Statements and Interim Financial Statements: (i) have been prepared in accordance with the books and records of the Company, (ii) have been prepared on a consistent basis throughout the periods indicated, and (iii) fairly present, in all material respects, the financial position, results of operations and cash flows of the Company as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein and subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material.

(d) Section 4.7(d) of the Disclosure Schedules sets forth a complete and accurate list, as of the date hereof, of each item of Indebtedness of the Company. There is no Indebtedness outstanding that is convertible into, or otherwise exchangeable or exercisable for, any capital stock or other equity interests of the Company.

SECTION 4.8 No Undisclosed Liabilities. (a) To the Knowledge of the Seller, there are no debts, liabilities or obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, of the Company, other than any such debts, liabilities or obligations (i) to the extent accrued or reserved against in the Balance Sheet, (ii) incurred in the ordinary course of business of the Company consistent with past practice since the date of the Balance Sheet, (iii) for obligations arising under the Material Contracts (excluding any obligations related to the breach or other violation thereof), or (iv) that are not material to the Company.

(b) The Company has no liabilities related to the activities of the Seller or its Affiliates (other than the Company) that have arisen outside of the operation of the Business.

SECTION 4.9 Absence of Certain Changes or Events. Since the date of the Balance Sheet and through the date of this Agreement: (a) the Business has been conducted only in the ordinary course consistent with past practice; (b) there has not been any event, change, circumstance, occurrence, effect or state of facts that, individually or in the aggregate, has had a Material Adverse Effect; and (c) the Company has not taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 6.1.

SECTION 4.10 Compliance with Law; Permits. (a) Except as set forth on Section 4.10(a) of the Disclosure Schedules, the Company is and has been since January 1, 2013 in compliance in all material respects with all Laws applicable to it. Except as set forth on Section 4.10(a) of the Disclosure Schedules, the Company has not received since January 1, 2013 any notice, order, complaint or other communication from any Governmental Entity or any other Person that it or any of its Affiliates or Related Parties is not in compliance in all material respects with any such Laws.

(b) The Company is in possession of all material Permits necessary for it to own, lease and operate its assets and to carry on the Business in all material respects as currently conducted and to own, operate and occupy the Owned Real Property owned or leased by it. The Company is and has been since January 1, 2013 in compliance in all material respects with all such Permits. No suspension, cancellation, modification, revocation or nonrenewal of any such Permit is pending or, to the Knowledge of the Company, threatened in writing. No such Permit is held in the name of any employee, officer, director, stockholder or agent on behalf of the Company. The Company will continue to have the use and benefit of all of its Permits following consummation of the Acquisition and the other transactions contemplated hereby.

SECTION 4.11 Litigation. Except as set forth on Section 4.11 of the Disclosure Schedules, there is no Action pending or, to the Knowledge of the Company, threatened in writing against the Company, any material property or asset of the Company, or any of the officers of the Company in regards to their actions as such. There is no Action pending or, to the Knowledge of the Company, threatened in writing seeking to prevent, hinder, modify, delay or challenge the transactions contemplated by this Agreement or the Ancillary Agreements. There is no outstanding or, to the Knowledge of the Company, threatened in writing order, writ, judgment, injunction, decree, determination or award of, or investigation by, any Governmental Entity relating to the Company, any of its properties or assets, any of its officers or directors or the transactions contemplated by this Agreement or the Ancillary Agreements. There is no Action initiated by the Company pending, or which the Company has commenced preparations to initiate, against any other Person.

SECTION 4.12 Employee Benefit Plans.

(a) Section 4.12(a) of the Disclosure Schedules sets forth a complete and accurate list of the names of all Employees, specifying their titles, their positions and a description of the areas of their responsibility with respect to the Business, full-time or part-time and exempt or non-exempt status, and their age, salary, date of hire, business location, commission, bonus and incentive entitlements and identifying which Employees are currently receiving long-term or short-term disability benefits or are absent from active employment on any leave of absence and their anticipated dates of return to active employment.

(b) Section 4.12(b) of the Disclosure Schedules set forth a true and complete list of all Employee Plans maintained, contributed to or required to be contributed to, as the case may be, by the Company (each, a “Company Employee Plan”). Each Company Employee Plan is in writing, and the Company has made available to the Buyer, to the extent applicable: (i) a complete and accurate copy of each Company Employee Plan; (ii) any related trust agreement, insurance policy or other funding instrument; (iii) the most recent determination letter from the Internal Revenue Service (the “IRS”); (iv) any summary plan description and other written communications to participants concerning any Company Employee Plan; (v) for the three most recent years (A) the Form 5500 and attached schedules, (B) audited financial statements (or if none, the latest cost summaries, including any Form 990 or 990T filings) and (C) actuarial valuation reports; and (vi) the most recent nondiscrimination testing results.

(c) Except as set forth in Section 4.12(c) of the Disclosure Schedules:

(i) none of the Employee Plans is a Multiemployer Plan or a Pension Plan that is subject to either Title IV of ERISA or Section 412 of the Code;

(ii) each Employee Plan has complied in all material respects with all applicable Laws and has been operated in accordance with its terms;

(iii) following the Closing, neither the Company, the Buyer nor any of their Affiliates will have any material liability with respect to any Employee Plan;

(iv) neither the execution, delivery or performance of this Agreement or the Ancillary Agreements nor the consummation of the transactions contemplated hereby or thereby (either alone or in connection with any other event) will result in the acceleration, enlargement or creation of any rights of any Employee under any Employee Plan (including the acceleration of the vesting or exercisability of any stock options, the acceleration of the vesting of any restricted stock, the acceleration of the accrual or vesting of any benefits under any Pension Plan or the acceleration or creation of any rights under any severance, retention, parachute or change in control agreement) or give rise to the payment of any amount that could reasonably be expected to be a “parachute payment” under Section 280G of the Code; and

(v) the Company has no indemnity obligation for any Tax imposed pursuant to Section 409A, 457A or 4999 of the Code.

(d) No Employee Plan provides for or promises retiree medical benefits or disability or life insurance benefits, to any current or former Employee, officer, director, consultant or independent contractor of the Company, other than as required by applicable Law.

(e) There has not been any non-exempt prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975 of the Code, with respect to any Employee Plan.

(f) The Company has no express or implied commitment (i) to create, incur liability with respect to or cause to exist any other employee benefit plan, program or arrangement, (ii) to enter into any other plan, agreement or arrangement to provide compensation or benefits to any individual or (iii) to modify, change or terminate any Employee Plan, other than with respect to a modification, change or termination required by applicable Law.

(g) No Action is pending or, to the Knowledge of the Company, threatened with respect to any Employee Plan (other than claims for benefits in the ordinary course) and, to the Knowledge of the Company, as of the date hereof, no fact or event exists that could give rise to any such Action.

(h) Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has (i) received a favorable determination letter from the IRS relating to the most recently completed IRS qualification or equivalent cycle applicable to such Employee Plan or (ii) filed, or caused to be filed, an application for a determination letter for the most recently completed qualification cycle applicable to such Employee Plan, and, to the Knowledge of the Company, nothing has occurred since the date of such letter or filing that would reasonably be expected to cause the loss of the qualified status of any such Employee Plan.

(i) Each Employee Plan subject to Section 409A of the Code has complied in form and operation with the requirements of Section 409A of the Code as in effect from time-to-time.

SECTION 4.13 Labor and Employment Matters. (a) Except as set forth on Section 4.13 of the Disclosure Schedules, the Company is not party to or otherwise bound by any labor or collective bargaining Contract that pertains to any Employee. To the Knowledge of the Company, there are no organizing activities, demand for recognition or question concerning representation by any labor union or other collective bargaining representative, or collective bargaining arrangements or negotiations that could affect the Company pending or under discussion with any Employees or any labor organization. There is no labor dispute, strike, controversy, slowdown, work stoppage or lockout pending or, to the Knowledge of the Company, threatened against or affecting Company, nor is there any basis for any of the foregoing. The Company has not breached or otherwise failed to comply with the provisions of any collective bargaining or union Contract. There are no pending or, to the Knowledge of the Company, threatened union grievances or unfair labor practice charges involving any Employees.

(b) The Company is in compliance in all material respects with all applicable Laws respecting employment and labor, including discrimination or harassment in employment, terms and conditions of employment, termination of employment, wages, overtime classification, hours, occupational safety and health, employee whistle-blowing, immigration, employee privacy, employment practices and classification of employees, consultants and independent contractors. The Company is not engaged in any unfair labor practice, as defined in the National Labor Relations Act or other applicable Laws. No administrative charge, investigation or proceeding is pending or, to the Knowledge of the Company, threatened with respect to the Company before any Governmental Entity with responsibility for regulating labor or employment including the National Labor Relations Board, the Equal Employment Opportunity Commission or the U.S. Department of Labor.

(c) The Company has withheld and paid to the appropriate Governmental Entity or is holding for payment not yet due to such Governmental Entity all amounts required to be withheld from Employees and is not liable for any arrears of wages, Taxes, penalties or other sums for failure to comply with any applicable Laws relating to the employment of labor. Except to the extent earned in the current pay period, the Company has paid in full to all Employees all earned and payable wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf thereof and has adequately accrued all earned but not yet payable wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf thereof.

(d) The Company is not a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to or affecting Employees or employment practices. Neither the Company nor any of its executive officers has received since January 1, 2013 any notice of intent by any Governmental Entity responsible for the enforcement of labor or employment laws to conduct an investigation relating to the Company.

(e) To the Knowledge of the Company, no officer or Employee at the level of manager or higher whose departure would disrupt the operations of the Company and no group of three or more Employees in a single department of the Company intends, or is expected, to terminate his employment relationship with the Company following the consummation of the transactions contemplated hereby. There have been no layoffs or reductions in force affecting any employee of the Company in the preceding 90 days, other than terminations in the ordinary course of business.

SECTION 4.14 Real Property. For purposes of this Section 4.14 only, “Knowledge of the Company” shall refer only to the actual knowledge of Matt McAllister, Steven Ragaller, Lynn Schuler and Ed Sexe, and, in each case, such knowledge as would be imputed to such persons upon reasonable inquiry (which inquiry, solely for the purposes of this Section 4.14, shall not be deemed to require the review of either or both existing or new title insurance documentation, surveys or legal compliance assessments).

(a) Section 4.14(a) of the Disclosure Schedules lists the street address and tax parcel identification number of each tract, parcel and/or subdivided lot comprising the Owned Real Property. Other than the Owned Real Property described on Section 4.14(a) of the Disclosure Schedules, the Company has not owned any real property since January 1, 2005. The Company (i) has good and valid title in fee simple to each parcel of Owned Real Property free and clear of all Encumbrances (other than Permitted Encumbrances) and (ii) has not leased any parcel or portion of any parcel of the Owned Real Property to any other Person other than as set forth in Section 4.14(a)(ii) of the Disclosure Schedules. The Seller has made available to the Buyer copies of each vesting deed for each parcel of Owned Real Property and all title insurance policies and surveys relating to the Owned Real Property to the extent in the possession of the Company. The Company has not received any written notice of any condemnation proceedings or eminent domain proceedings which remain in effect against any parcel of Owned Real Property.

(b) Section 4.14(b) of the Disclosure Schedules lists the street address and the identity of the lessor, lessee and current occupant (if different from the lessee) of each parcel of Leased Real Property. The Seller (i) has made available to the Buyer true and complete copies of the Leases relating to the Leased Real Property, (ii) there has not been any sublease or assignment entered into by the Company in respect of the Leases relating to such Leased Real Property and (iii) no other party to any Lease with respect to the Leased Real Property is an Affiliate of, or otherwise has any economic interest in the Company, and the Company has not subleased, licensed or otherwise granted any Person the right to use or occupy any Leased Real Property or any portion thereof.

(c) To the Knowledge of the Company, use of the Real Property for the purposes for which it is presently being used is permitted as of right under all applicable zoning Laws. The Company has not received any written notice stating that any of the improvements on the Real Property are in material violation of applicable Laws, including those pertaining to zoning, building and the disabled. All improvements on the Real Property are in good repair and in good condition, ordinary wear and tear excepted and sufficient for the operation of the Business as it is currently conducted on the Real Property. Except as would not have a Material Adverse Effect and to the Knowledge of the Company, no part of any of the improvements on the Real Property encroaches on any real property not included in the Real Property, and there are no buildings, structures, fixtures or other improvements on the Real Property primarily situated on adjoining any Real Property which encroach on any part of the Real Property. Except as would not have a Material Adverse Effect, each of the improvements on the Real Property abuts on, and has direct vehicular access to, a public road or has access to a public road and is supplied with public or quasi-public utilities and other services appropriate for the operation of the Real Property located thereon. The Company enjoys peaceful and undisturbed possession of the Real Property owned or leased by it. To the Knowledge of the Company, there are no facts or conditions affecting the improvements on the Real Property that would reasonably be expected to interfere with the current use, occupancy or operation thereof or the conduct of the Business thereon as presently conducted.

(d) There are no outstanding options or rights of first refusal or rights of first offer to purchase any of the Owned Real Property, any portion thereof or any similar agreement that would have priority over the Purchaser’s right to title in, the Owned Real Property or any portion thereof or interest therein upon consummation of the transactions contemplated by this Agreement.

(e) With respect to each Leased Real Property: (i) the Company has a valid and enforceable leasehold interest to the leasehold estate in the Leased Real Property granted to the Company, free and clear of all leasehold Encumbrances other than Permitted Encumbrances; (ii) each of said Leases has been duly authorized and executed by the Company and is in full force and effect; (iii) the Company is not in default under any of said Leases; and (iv) all base rents, deposits and additional rents due pursuant to such Leased Real Property have been paid as required pursuant to the terms of the applicable agreement governing the Company’s use of such Leased Real Property, and no security deposit or portion thereof has been applied in respect of a breach or default under such Leased Real Property that has not been redeposited in full; and (v) neither the Seller nor the Company has received any written notice that the fee owner of any Leased Real Property has made any assignment, mortgage, pledge or hypothecation of such Leased Real Property or the rents or use fees due thereunder.

(f) The representations and warranties set forth in this Section 4.14 shall constitute the Company’s sole representations with respect to ownership and title of real property.

SECTION 4.15 Intellectual Property. (a) Section 4.15(a) of the Disclosure Schedules sets forth a true and complete list of all Company Registered IP (each identified as a Patent, Mark, Copyright or domain name and identifying in each case the registered owner and, if different, the beneficial owner, the issuance number or the application number, as applicable).

(b) No Company Registered IP has been or is now involved in any interference, reissue, reexamination, post-grant proceeding, opposition or cancellation proceeding and, to the Knowledge of the Company, no such proceeding is or has been threatened with respect to any of such Company Registered IP.

(c) The Company exclusively owns, free and clear of any and all Encumbrances, all Company Registered IP and all other material Intellectual Property that is owned or purported to be owned by the Company and is used primarily in the Business (collectively, the “Company IP”).

(d) The Company has taken commercially reasonable steps in accordance with standard industry practices to protect its rights in the Company Registered IP and at all times has used reasonable secrecy measures to protect all information in the Company IP that constitutes or constituted a Trade Secret. To the Knowledge of the Company, no unauthorized disclosure of any such Trade Secrets has occurred. All Intellectual Property developed by or for the Company for use primarily in the Business was conceived, invented, reduced to practice, authored or otherwise created solely by either employees of the Company acting within the scope of their employment, or independent consultants or contractors of the Company pursuant to their duties to the Company.

(e) All Company Registered IP is subsisting and, to the Knowledge of the Company, valid and enforceable, and the Company has not received any written notice or claim challenging the validity or enforceability of any such Company Registered IP or alleging any misuse of such Company Registered IP. To the Knowledge of the Company, no valid basis for any such notice or claims exists. To the Knowledge of the Company, the Company has not taken any action or failed to take any action that could reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of any of the Company Registered IP currently used primarily in the Business (including the failure to pay any filing, examination, issuance, post-registration and maintenance fees, annuities and the like and the failure to disclose any known material prior art in connection with the prosecution of patent applications).

(f) To the Knowledge of the Company, the development, manufacture, sale, distribution or other commercial exploitation of products, and the provision of any services of the Business, by or on behalf of the Company, and all of its other activities or operations, have not infringed upon, misappropriated, violated or diluted, and do not infringe upon, misappropriate, violate or dilute, any Intellectual Property of any Person. The Company has not received any written notice, claim or indemnification request asserting or suggesting that any infringement, misappropriation, violation, dilution or unauthorized use is or may be occurring or has or may have occurred, nor to the Knowledge of the Company is there a reasonable basis therefor. No Company IP is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use or licensing thereof by the Company. To the Knowledge of the Company, no Person is misappropriating, infringing, violating or diluting the Company IP in a material manner.

(g) Since January 1, 2013, the Company has not transferred to any third Person ownership of any material Company IP. Since January 1, 2013, the Company has not granted any exclusive license or sublicense with respect to any Company IP. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of, or result in any other modification of any kind to, any Company IP or (ii) materially impair the right of the Buyer (directly or indirectly through the Company) to use, make, market, license, sell, copy, distribute, commercially exploit or dispose of the Company IP. Upon the consummation of the Acquisition, the Buyer (directly or indirectly through the Company) shall succeed to all of the Company IP, and all of rights in and to such Company IP shall be exercisable by Buyer or the Company in the Business, as applicable to the same extent as by the Company prior to the Closing. No loss or expiration of any of the Company IP or any Intellectual Property licensed under any Inbound License Agreement is pending or, to the Knowledge of the Company, threatened by reason of breach of a license agreement.

(h) The Company takes and has taken reasonable measures, directly or indirectly, to ensure the confidentiality, privacy and security of customer, employee and other confidential information.

(i) No source code of any software owned by the Company has been licensed or otherwise provided to a third party other than to consultants and contractors performing work on behalf of the Company who are bound by confidentiality obligations with respect to such source code.

(j) To the Knowledge of the Company, the proprietary software of the Company and the software licensed to the Company pursuant to an Inbound License Agreement (collectively, the “Company Software”), does not contain (i) any clock, timer, counter or other limiting or disabling code, design, routine or any viruses, Trojan horses or other disabling or disruptive codes or commands that would cause the Company Software or any Intellectual Property contained therein to be erased, made inoperable or rendered incapable of performing in accordance with its performance specifications and descriptions, or otherwise limit or restrict the ability of the Company to use the Company Software or any Intellectual Property contained therein; or (ii) any back doors or other undocumented access mechanism allowing unauthorized access to, and viewing, manipulation, modification or other changes to, any Company Software or any Intellectual Property contained therein. To the Knowledge of the Company, the software included in the products and services of the Company is substantially free of any material defects, bugs and errors.

(k) The Company IP, together with the Inbound License Agreements, constitute all of the material Intellectual Property necessary to operate the Business as currently operated.

(l) The Company owns or has license rights to access and use all electronic data processing, information, record keeping, communications, telecommunications, account management, inventory management and other computer systems (including all computer programs, software, databases, firmware, hardware and related documentation) and Internet websites and related content (collectively, “IT Systems”) used to process, store, maintain and operate data, information and functions used by the Company or otherwise necessary for the conduct of the Business. The Company has taken reasonable steps in accordance with industry standards to secure the IT Systems from unauthorized access or use by any Person, and to ensure the continued, uninterrupted and error-free operation of the IT Systems.

(m) The IT Systems are adequate in all material respects for their intended use and for the operation of the Business as currently operated.

SECTION 4.16 Taxes. Except to the extent described in Section 4.16 of the Disclosure Schedules:

(a) The Company has timely filed all Returns required to be filed by it. Each such Return is accurate, complete and correct in all material respects. The Company is not currently the beneficiary of an extension of time within which to file a Return.

(b) The Company has timely paid all Taxes due and payable by it (whether or not shown or reportable on a Return) and has adequately provided for, in the Financial Statements, all Taxes that have accrued but are not yet due or payable as of the dates thereof. All Taxes for which the Company has become liable since the end of the most recent period covered by the Balance Sheet have been accrued in the ordinary course of business and do not exceed comparable amounts incurred in similar periods in prior years (taking into account any changes in the Company’s operating results) and adequate reserves for the payment of such Taxes have been established by the Company consistent with past practices of the Company.

(c) The Company has not received a written claim by any taxing authority in any jurisdiction where the Company does not file Returns that the Company is or may be subject to Tax by that jurisdiction. No extensions or waivers of statutes of limitations with respect to any Taxes have been given by or requested from the Company.

(d) No power of attorney has been executed by or on behalf of the Company with respect to Taxes that is currently in force.

(e) No Return of the Company is under audit or examination by any taxing authority, and no notice of such an audit or examination has been received by the Company, and, to the Knowledge of the Company, no such audit or examination has been threatened. There is no deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Taxes due and owing by the Company, and, to the Knowledge of the Company, no such audit or examination has been threatened.

(f) All deficiencies asserted or assessments made against the Company as a result of any audits or examinations by any taxing authority have been fully paid or otherwise resolved.

(g) There are no matters under discussion with any taxing authority with respect to the liability of the Company for any Taxes. No Tax rulings have been applied for or received by the Company.

(h) None of the assets owned or leased by the Company are subject to any Encumbrance for Taxes, other than statutory liens for Taxes not yet past due.

(i) The Company is not party to or bound by any Tax indemnity, Tax sharing, Tax allocation or similar agreement.

(j) The Company is not party to or bound by any closing agreement, offer in compromise, gain recognition agreement or any other agreement with any taxing authority.

(k) The Company does not have any liability for Taxes of any Person (i) as transferee or successor, (ii) by contract or otherwise, other than pursuant to a lease, license or similar agreement the principal subject of which is not Taxes, or (iii) under Treasury Regulations Section 1.1502-6 or any corresponding provision of state, local or foreign income Tax law.

(l) The Company has not agreed to make, nor is it required to make, any adjustment under Sections 481(a) or 263A of the Code or any similar provision of federal, state, local or foreign Tax Law by reason of a change in accounting method or otherwise. The Company has at all times used the accrual method of accounting for income Tax purposes, and there is no application pending with any taxing authority requesting permission for any changes in accounting methods that relate to the business or assets of the Company.

(m) The Company is in full compliance with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction agreement or order to which the Company is subject and the consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax exemption, Tax holiday or other Tax reduction agreement or order.

(n) The Company has withheld and paid to the appropriate taxing authority all Taxes required to have been withheld and paid by it in connection with any amounts paid by the Company to any employee, independent contractor, creditor, stockholder or other Person. The Company is in compliance with, and its records contain all information and documents necessary to comply with, all applicable information reporting and withholding requirements under all applicable Tax Laws.

(o) Seller made a valid election to be treated as an “S corporation” within the meaning of Code Sections 1361 and 1362 for federal and all applicable state income Tax purposes effective as of March 1, 2007, has maintained its status as an “S corporation” for federal and all applicable state income Tax purposes at all times since such date, and will be an S corporation for federal and all applicable state income Tax purposes up to and including Closing Date.

(p) The Company is a valid “qualified subchapter S subsidiary” within the meaning of Section 1361(b)(3)(B) of the Code and has been a qualified subchapter S subsidiary at all times since March 1, 2007.

(q) The Company is not a party to any joint venture, partnership, or other arrangement or Contract that is treated as a partnership for Tax purposes.

SECTION 4.17 Material Contracts. (a) Except as set forth in the applicable section or subsection of Section 4.17(a) of the Disclosure Schedules, the Company is not a party to nor is bound by any Contract of the following nature as of the date hereof (such Contracts as are required to be set forth in Section 4.17(a) of the Disclosure Schedules, the “Material Contracts”):

(i) any Contract with any reseller, distributor, dealer, sales representative or other Person acting in an analogous role;

(ii) any marketing, advertising, market research or analogous Contract;

(iii) any Contract relating to or evidencing Indebtedness;

(iv) any Contract with any Governmental Entity;

(v) any Contract with any Related Party of the Company (including any Contract between the Company and any Related Party, on the one hand, and any third Person, on the other hand);

(vi) any employment or consulting Contract, other than Contracts for employment covered in clause (v) above;

(vii) any Contract that limits, or purports to limit, the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time, or that restricts the right of the Company to sell to or purchase from any Person or to hire any Person, or that contains any other provision by which the Company grants “exclusivity”;

(viii) any Contract that grants the counterparty or any third Person (A) “most favored nation” status, (B) any rebate, credit or other analogous benefit (whether upon the satisfaction of milestones or otherwise), or (C) any other price protection, price adjustment or discount rights, in the case of (C), other than Contracts entered into in the ordinary course of business;

(ix) any Contract pursuant to which the Company is the lessee or lessor of, or holds, uses or makes available for use to any Person, (A) any real property or (B) any tangible personal property and, in the case of clause (B), that involves an aggregate annual payment or receivable, as the case may be, in excess of $150,000;

(x) any Contract for the sale or purchase of any real property, or any Contract for the sale or purchase of any tangible personal property in an amount in excess of $150,000;

(xi) any Contract providing for indemnification by the Company of any Person with respect to liabilities relating to the Company (other than indemnification provisions included in Contracts entered into in the ordinary course of business);

(xii) any (A) Inbound License Agreement; (B) Outbound License Agreement; or (C) Contract that limits the rights of the Company to use, enforce or register material Intellectual Property owned, used or held for use by the Company primarily in the Business, including covenants not to sue and co-existence agreements;

(xiii) any Contract relating to any joint venture or partnership;

(xiv) any Contract providing for any merger, acquisition or disposition transaction involving any Person or any material business unit or division thereof;

(xv) any Contract with any labor union;

(xvi) any Contract relating to settlement or other final disposition of any Action since January 1, 2013; and

(xvii) any other Contract, whether or not made in the ordinary course of business, that involves a payable or receivable, as the case may be, in excess of $250,000 on an annual basis.

(b) Except as set forth in the applicable section or subsection of Section 4.17(b) of the Disclosure Schedules (i) each Material Contract (A) is in full force and effect with respect to the Company, and to the Knowledge of the Company, the other parties thereto, and (B) is valid and binding and enforceable in accordance with its terms on the Company and, to the Knowledge of the Company, each other party thereto (except to the extent that enforceability may be limited by the applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity); (ii) the Company and, to the Knowledge of the Company, each other party thereto has performed all material obligations required to be performed by it under each Material Contract; and (iii) there is no material default under any Material Contract by the Company or, to the Knowledge of the Company, any other party thereto, and, to the Knowledge of the Company, no event or condition has occurred that constitutes or, after notice or lapse of time or both, would constitute, a default on the part of the Company or any other party thereto under any such Material Contract, nor has the Company received any written notice of any such default, event or condition. The Company has made available to the Buyer true and complete copies of all Material Contracts, including all amendments thereto.

SECTION 4.18 Customers and Suppliers. (a) Section 4.18(a) of the Disclosure Schedules sets forth the top 20 customers of the Company in terms of revenue (calculated consistent with the Company’s historical practice) during each of Company’s three preceding fiscal years. Except as set forth in Section 4.18(a) of the Disclosure Schedules, no such customer has canceled or otherwise terminated, or, to the Knowledge of the Company, threatened in writing to cancel or otherwise terminate, its relationship with the Company. The Company has not received written notice that any such customer may cancel or otherwise materially and adversely modify its relationship (including by seeking to renegotiate contractual terms) with the Company or materially limit its purchases from the Company.

(b) Section 4.18(b) of the Disclosure Schedules sets forth the top 20 suppliers of the Company in terms of revenue (calculated consistent with the Company’s historical practice) during each of Company’s three preceding fiscal years. Except as set forth in Section 4.18(b) of the Disclosure Schedules, the Company has not received any written notice that there has been any material adverse change in the price of such supplies or services provided by any such supplier (including the Seller and its Affiliates), or that any such supplier (including the Seller and its Affiliates) will not sell supplies or services to the Company at any time after the Closing Date on terms and conditions substantially the same as those used in its current sales to the Company, subject to general and customary price increases. To the Knowledge of the Company, no such supplier has otherwise threatened in writing to take any action described in the preceding sentence as a result of the consummation of the transactions contemplated hereby.

(c) Since January 1, 2013, the Company has not engaged in (i) any trade loading practices or any other promotional, sales, rebate or discount activity with any customers, registrars, reseller or distributors with the purpose of accelerating to pre-Closing periods sales that would otherwise be expected (based on past practice) to occur in post-Closing periods, (ii) any practice with the purpose of accelerating to pre-Closing periods collections of receivables that would otherwise be expected (based on past practice) to be made in post-Closing periods, or (iii) any practice with the purpose of postponing to post-Closing periods payments by the Company that would otherwise be expected (based on past practice) to be made in pre-Closing periods.

SECTION 4.19 Affiliate Interests and Transactions. Except as set forth on Section 4.19 of the Disclosure Schedules, and for the Ancillary Agreements and those Contracts that will be released, discharged or terminated prior to the Closing or as of the Closing pursuant to Section 6.12, to the Knowledge of the Company, no Related Party of the Company: (i) owns or has owned at any time since January 1, 2013, directly or indirectly, any equity or other financial or voting interest in any competitor, registrar, reseller, supplier, licensor, licensee, lessor, lessee, distributor, independent contractor or customer of the Company or the Business; (ii) owns or has owned at any time since January 1, 2013, directly or indirectly, or has or has had at any time since January 1, 2013 any interest in, any property (real or personal, tangible or intangible) that the Company uses or has used in or pertaining to the Business; (iii) has or has had at any time since January 1, 2013 any business dealings or a financial interest in any transaction with the Company involving any assets or property of the Company, other than (A) business dealings or transactions conducted in the ordinary course of business at prevailing market prices and on prevailing market terms and (B) in such Related Party’s capacity as a director or officer of the Company; or (iv) is or has been at any time since January 1, 2013 employed by the Company. Ownership of securities that are registered under the Securities Exchange Act of 5% or less of any class of such securities shall not be deemed to be a financial interest for purposes of this Section 4.19.

SECTION 4.20 Insurance. Section 4.20 of the Disclosure Schedules sets forth a true and complete list of all casualty, directors and officers liability, general liability, product liability and all other types of insurance policies maintained with respect to the Company, together with the carriers and liability limits for each such policy. All such policies are in full force and effect. All premiums with respect thereto have been paid to the extent due. The Company has not received written notice of, nor to the Knowledge of the Company is there threatened, any cancellation, termination, reduction of coverage or material premium increases with respect to any such policy. All casualty, directors and officers liability, general liability, product liability and all other types of insurance maintained with respect to the Company provide coverage as may be required by applicable Laws and by Material Contracts to which the Company is a party. All such insurance policies shall terminate, or will be otherwise ineffective against any Losses sustained by the Company during post-Closing periods.

SECTION 4.21 Environmental Matters. Except as set forth in Section 4.21 of the Disclosure Schedules:

(a) The Company is, and since January 1, 2013, has been in compliance in all material respects with all applicable Environmental Laws.

(b) None of the Company or any of its executive officers has received during the past three years, any written notice, request for information, communication or complaint from a Governmental Entity or other Person alleging that the Company has any liability under any Environmental Law or is not in compliance with any Environmental Law.

(c) To the Knowledge of the Company, there has been no material Release or threatened Release of Hazardous Substances in violation of any Environmental Law nor any Remediation on, in, at or under any properties (including any soils or subsurface strata, surface water bodies or drainage ways, and ground waters thereof) currently owned, leased or operated by the Company.

(d) There is no pending or, to the Knowledge of the Company, threatened investigation by any Governmental Entity, nor any pending or, to the Knowledge of the Company, threatened Action with respect to the Company relating to Hazardous Substances or otherwise under any Environmental Law.

(e) The Company holds all material Environmental Permits, and is and has been in compliance therewith in all material respects.

(f) The Company has made available to the Buyer copies of all permits, audits and other reports pertaining to compliance with Environmental Law and all “Phase I”, “Phase II” or other environmental reports in their possession, or to which they have reasonable access, and which are reasonably identifiable, addressing locations currently owned, operated or leased by the Company.

(g) For purposes of this Agreement:

(i) “Environmental Laws” means: any Laws of any Governmental Entity relating to (A) Releases or threatened Releases of Hazardous Substances or materials containing Hazardous Substances; (B) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (C) pollution or protection of the environment, health, safety or natural resources.

(ii) “Environmental Permits” means all Permits required under any Environmental Law.

(iii) “Hazardous Substances” means: (A) those substances defined or regulated as hazardous, toxic, or pollutants under the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act, and their state counterparts, as each may be amended from time to time, and all regulations thereunder; (B) petroleum and petroleum products, including crude oil and any fractions thereof; (C) natural gas, synthetic gas, and any mixtures thereof; and (D) lead, polychlorinated biphenyls, asbestos and radon.

(iv) “Release” has the meaning set forth in Section 101(22) of CERCLA (42 U.S.C. § 9601(22)).

(v) “Remediation” means (A) any remedial action, remedy, response or removal action as those terms are defined in 42 U.S.C. § 9601, and (B) any corrective action as that term has been construed pursuant to 42 U.S.C. § 6924.

SECTION 4.22 Product Liability. Since January 1, 2013 through the date hereof, none of the products manufactured, sold, marketed, processed or supplied by the Company have given rise to any product liability Action or, to the Knowledge of the Company, any written threat of such Action, that has resulted or would reasonably be expected to result, in material liability to the Company.

SECTION 4.23 Inventory. The Inventory of the Company reflected on the Balance Sheet and existing as of the Closing is or will be generally of a quality and quantity usable or salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established.

SECTION 4.24 Anti-Bribery and Anti-Money Laundering Compliance. (a) The Company has not, nor, to the Knowledge of the Company, has any agent or other Person acting on its behalf, unlawfully provided, offered, gifted or promised, directly or indirectly through another Person, anything of value to any Government Official for the purpose of (i) influencing any act or decision of such Government Official in their official capacity, inducing such Government Official to do or omit to do any act in violation of their lawful duty, or securing any improper advantage for the Company or any of its Affiliates or (ii) inducing such

Government Official to use his or her influence to affect or influence any act or decision of any Governmental Entity. “Government Official” means any Person employed by or that is an agent of any Governmental Entity or any political party or that is a candidate for Governmental Entity office, or the family member or close affiliate of any of these.

(b) The Company is and has been since January 1, 2013 in compliance in all material respects with the U.S. Foreign Corrupt Practices Act, the U.S. Bank Secrecy Act, and the USA PATRIOT Act of 2001, and all other applicable anti-bribery or anti-money laundering Laws, in each case, as applicable to the Company.

SECTION 4.25 Brokers. Except for Piper Jaffray & Co., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Seller or any of its Affiliates.

SECTION 4.26 Exclusivity of Representations and Warranties. Neither the Company, nor any of its Affiliates, nor any Representative of any of the foregoing, is making any representation or warranty of any kind or nature whatsoever, written or oral, express or implied, in connection with this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby (including any such representation or warranty relating to the Business, or to the financial condition, results of operations, prospects, assets or liabilities of the Company), except as expressly set forth in Article III or this Article IV, and such Persons hereby expressly disclaim any such other representations or warranties.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to the Seller and the Company as of the date hereof and as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case, as of such earlier date) as follows:

SECTION 5.1 Organization. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware and has full corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

SECTION 5.2 Authority. The Buyer has full corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Buyer of this Agreement and each of the Ancillary Agreements to which it is or will be a party and the consummation by the Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action. This Agreement has been, and upon their execution each of the Ancillary Agreements to which the Buyer is or will be a party will have been, duly executed and delivered by the Buyer and, assuming due execution and delivery by each of the other parties hereto and thereto, this Agreement constitutes, and upon their execution each of the Ancillary Agreements to which the Buyer is or will be a party will constitute, the legal, valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms, except to the extent enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

SECTION 5.3 No Conflict; Required Filings and Consents. (a) The execution, delivery and performance by the Buyer of this Agreement and each of the Ancillary Agreements to which the Buyer is or will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:

(i) conflict with or violate the certificate of formation or limited liability company agreement of the Buyer;

(ii) conflict with or violate any Law applicable to the Buyer or any of its assets, or by which the Buyer or any of its assets is bound; or

(iii) conflict with or violate, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, require any consent of or notice to any Person pursuant to, give to others any right of termination, acceleration or cancellation of, allow the imposition of any fees or penalties under, require the offering or making of any payment or redemption under, give rise to any increased, guaranteed, accelerated or additional rights or entitlements of any Person under, or otherwise adversely affect any rights of the Buyer under, or result in the creation of any Encumbrance on any asset of the Buyer pursuant to, any Contract to which the Buyer is a party or by which the Buyer may be bound or affected, except, with respect to this subsection (iii), for any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Buyer Material Adverse Effect.

(b) The Buyer is not required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Entity in connection with its execution, delivery and performance of this Agreement and each of the Ancillary Agreements to which it is or will be a party or the consummation of the transactions contemplated hereby or thereby, except for such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices the failure of which to be obtained or made, individually or in the aggregate, have not had and would not reasonably be expected to materially impair, or prevent or materially delay, the ability of the Buyer to consummate the Acquisition or any of the other transactions contemplated by this Agreement or any Ancillary Agreement.

SECTION 5.4 Financing. The Buyer currently has or will have at the Closing cash and available sources of cash in the aggregate sufficient for the Buyer to consummate the transactions contemplated hereby, including the payment of all amounts required to be paid by the Buyer pursuant to Article II, and the payment of all related fees and expenses.

SECTION 5.5 Brokers. Except for Wells Fargo Securities, LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Buyer.

ARTICLE VI

COVENANTS

SECTION 6.1 Conduct of Business Prior to the Closing. Between the date of this Agreement and the Closing, except as otherwise expressly contemplated hereby, as the Buyer shall agree in writing (which consent shall not be unreasonably withheld, delayed or conditioned) or as required by any order or Law, the Company shall, and the Seller shall cause the Company to, use its reasonable best efforts to (i) cause the Business to be conducted only in the ordinary course of business consistent with past practice, (ii) preserve substantially intact its business organization and assets; (iii) keep available the services of the current officers, employees and consultants of the Company; (iv) preserve the current relationships of the Company with customers, suppliers and other persons with which the Company has significant business relations; and (iv) keep and maintain its material assets and properties in good repair and normal operating condition, wear and tear excepted. By way of amplification and not limitation, between the date of this Agreement and the Closing Date, the Seller, in respect of the Company, shall not, and shall cause the Company not to, do or propose to do, directly or indirectly, any of the following without the prior written consent of the Buyer:

(a) amend or otherwise change its certificate of incorporation or bylaws or equivalent organizational documents;

(b) issue, sell, pledge, dispose of or otherwise subject to any Encumbrance any of its (i) capital stock or other equity or ownership interests, (ii) options, warrants or interests convertible into or exchangeable or exercisable for capital stock or other equity or ownership interests or (iii) stock appreciation rights, phantom stock, interests in the ownership or earnings of the Company;

(c) reclassify, combine, split, subdivide or redeem, directly or indirectly, any of its (i) capital stock or other equity or ownership interests, (ii) options, warrants or interests convertible into or exchangeable or exercisable for capital stock or other equity or ownership interests, or (iii) stock appreciation rights, phantom stock, interests in the ownership or earnings of the Company or other equity equivalent or equity-based awards or rights, or make any other change with respect to its capital structure;

(d) declare, set aside, make or pay any dividend or other distribution, or redeem, repurchase, or make any other payment on or with respect to any of its capital stock or other equity or ownership interests, except for dividends of cash (but not other property or assets);

(e) except as set forth on Section 6.1(e) of the Disclosure Schedules, directly or indirectly sell, lease (as lessor), license (as licensor), sell and lease back, mortgage or otherwise subject to any Encumbrance or otherwise dispose of any of its assets, except sales to customers in the ordinary course of business consistent with past practice;

(f) directly or indirectly acquire (i) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by purchasing all of or a substantial equity interest in, or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association or other entity or division thereof, or (ii) any asset which, individually, is in excess of $150,000 or, in the aggregate with other related purchases, are in excess of $250,000;

(g) enter into any joint venture, exclusive dealing, noncompetition or similar contract or arrangement;

(h) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, or otherwise alter its corporate structure;

(i) incur any Indebtedness that is not repaid prior to Closing other than in the ordinary course of business;

(j) make any loans or advances to, or investments in, any Person;

(k) amend, waive, modify or consent to the termination of any Material Contract; or enter into any Contract that would be a Material Contract if it existed on the date hereof, in each case outside the ordinary course of business or inconsistent with past practice;

(l) incur or commit to incur any capital expenditure that, when taken together with all other capital expenditures incurred since the date hereof, is excess of $250,000;

(m) except as set forth on Section 6.1(m) of the Disclosure Schedules, (i) enter into any lease of real property or any renewal thereof; or enter into any lease of personal property or any renewal thereof involving a rental obligation exceeding $150,000 per year in any single case, or $250,000 per year in any series of related or similar leases, or (ii) fail to exercise any rights or renewal with respect to any material Leased Real Property that by its terms would otherwise expire;

(n) other than with respect to items which would constitute Change of Control Payments, (i) increase the compensation payable or to become payable or the benefits provided to its directors, officers, employees or independent contractors, except for normal merit and cost-of-living increases consistent with past practice in salaries or wages of employees of the Company who are not directors or officers and who receive less than $100,000 in total annual compensation, or (ii) grant any severance or termination payments or rights to, or loan or advance any amount to, any director, officer, employee or independent contractor of the Company, or (iii) establish, adopt, enter into or amend any Employee Plan (or any plan, program or arrangement that would be an Employee Plan);

(o) enter into any Contract with any Related Party of the Company or the Seller except for maintenance and repairs performed by Elk River Machine Company in the ordinary course of business;

(p) change its fiscal year or, except as required by GAAP, make any changes in financial accounting methods, principles or practices;

(q) make, revoke or modify any Tax election, settle or compromise any material Tax liability, enter into any agreement with any Tax authority, consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, or file any Return other than on a basis consistent with past practice and as permitted by this Agreement;

(r) (i) pay, discharge, settle or satisfy any claims, liabilities or obligations (whether absolute, accrued, asserted, unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of any such claims, liabilities or obligations in the ordinary course of business consistent with past practice or as required by their terms as in effect on the date of this Agreement or incurred since the date of this Agreement in the ordinary course of business consistent with past practice, (ii) cancel any material Indebtedness owed to the Company, or (iii) waive or release any right of material value;

(r) abandon or permit the lapse of any right relating to any material Intellectual Property used primarily in the Business or disclose any material Trade Secrets or other material confidential information used primarily in the Business to any Person that is not subject to a legally binding duty of confidentiality with respect thereto;

(s) (i) engage in any trade loading practices or any other promotional sales or discount activity with any customers, resellers or distributors with the intent of accelerating to pre-Closing periods sales that would otherwise be expected (based on past practice) to occur in post-Closing periods, (ii) accelerate, beyond the normal collection cycle, the collections of receivables, or (iii) postpone payments by the Company that would otherwise be expected (based on past practice) to be made in pre-Closing periods other than any such payments as are necessary to prevent the destruction, removal, wasting, deterioration or impairment of its assets;

(t) except with respect to the matters set forth on Section 6.1(t) of the Disclosure Schedules, commence or settle any Action;

(u) enter into any new line of business outside of its existing business; or

(v) enter into any Contract to do any of the foregoing.

SECTION 6.2 Access to Information. From the date hereof through the Closing, the Seller shall, and shall cause the Company to, afford the Buyer and its Representatives reasonable access (including for inspection and copying) upon reasonable advance notice during normal business hours to the Representatives of the Company, properties, offices, plants and other facilities, and books and records, and shall furnish the Buyer with such financial, operating and other data and information as the Buyer may reasonably request; provided, however, that the provisions of this Section 6.2 shall be carried out in accordance with applicable Law relating to the exchange of information prior to the Closing.

SECTION 6.3 Exclusivity. Until the Closing, the Seller shall not, and shall take all action necessary to ensure that the Company and its Affiliates or Representatives shall not, directly or indirectly: (a) solicit, initiate, encourage or accept any proposal or offer that constitutes or could reasonably be expected to lead to an Acquisition Proposal, or (b) initiate any discussions, conversations, negotiations or other communications regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, or facilitate or encourage the submission of, any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal. The Seller shall immediately cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Persons conducted heretofore with respect to any of the foregoing, and shall request that all such Persons promptly return or destroy all confidential information regarding the Company previously delivered thereto. The Seller shall notify the Buyer promptly, but in any event within two Business Days, orally and in writing if any Acquisition Proposal, or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal, is made, or any inquiry or other contact with any Person is made with respect thereto. Such notice to the Buyer shall include the material terms and conditions thereof. The Seller shall not, and shall cause the Company not to, release any Person from, or waive any provision of, any confidentiality agreement to which the Company or the Seller is a party, without the prior written consent of the Buyer. “Acquisition Proposal” means any offer or proposal for, or any indication of interest in, any of the following (other than the Acquisition): (i) any direct or indirect acquisition or purchase, in one transaction or a series of transactions, of (A) all or any portion of the capital stock or other equity interests of the Company or (B) a substantial portion of the assets of the Company, (ii) any merger, consolidation or other business combination relating to or involving the Company or (iii) any recapitalization, reorganization or other extraordinary business transaction involving or otherwise relating to the Company.

SECTION 6.4 Efforts to Consummate the Acquisition. (a) Each of the parties shall use its reasonable best efforts to take, or cause to be taken, all appropriate action and to do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Acquisition and the other transactions contemplated by this Agreement and the Ancillary Agreements as promptly as practicable, including using its reasonable best efforts to (i) obtain (A) all consents listed on Section 4.3(a) of the Disclosure Schedules (and all such items that should have been listed) and (B) from Governmental Entities all consents, approvals, authorizations, qualifications and orders as are necessary for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, and (ii) promptly make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement required under the HSR Act or any other applicable Law. In furtherance and not in limitation of the foregoing, the Company and the Seller shall permit the Buyer to reasonably participate in the defense and settlement of any claim, suit or cause of action relating to this Agreement or the transactions contemplated hereby, and neither the Company nor the Seller shall settle or compromise any such claim, suit or cause of action without the Buyer’s written consent (which consent shall not be unreasonably withheld, delayed or conditioned). The filing fees payable under or pursuant to the HSR Act shall be paid by the Buyer.

(b) Each of the parties shall promptly notify the other party of any communication it or any of its Affiliates receives from any Governmental Entity relating to the transactions contemplated by this Agreement and the Ancillary Agreements and permit the other party to review in advance (and shall consider in good faith the views of the other party with respect to) any proposed communication by such party to any Governmental Entity. No party shall participate in any meeting with any such Governmental Entity unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate at such meeting. The parties will provide each other with copies of all correspondence, filings or communications between them or any of their Representatives, on the one hand, and any Governmental Entity, on the other hand, with respect to this Agreement and the transactions contemplated hereby; provided that a party may redact or withhold any information relating to valuation of the Business, and may require that competitively sensitive information be shared only with outside counsel for the other party.

(c) From the date of this Agreement through the Closing Date and pursuant to a timeline mutually agreed upon by the Buyer and the Seller, the Buyer, on the one hand, and the Seller and the Company, on the other hand, shall cooperate with each other in communicating with the customers, suppliers, licensors and employees of the Company, and any other Person with whom the Company has a business relationship, concerning the Acquisition and the other transactions contemplated hereby and by the Ancillary Agreements.

(d) Notwithstanding anything to the contrary herein, (i) the Buyer shall not be required to take or agree to take any action, including entering into any consent decree, hold separate order or other arrangement, that would (A) require or result in the sale, divestiture or other direct or indirect disposition of any assets or businesses of the Buyer, the Company or any of their respective Affiliates, or (B) limit the Buyer’s or any of its Affiliates’ freedom of action with respect to, or its or their ability to retain, consolidate or control, the Company or any of its assets or business or any of the Buyer’s or its Affiliates’ other assets or businesses and (ii) the Buyer shall not be required to litigate or otherwise defend against any Action brought by any Governmental Entity challenging this Agreement or the Ancillary Agreements or the transactions contemplated hereby or thereby under the HSR Act or any other applicable Laws related to competition or the restraint of trade; provided, however, that the Buyer shall respond to any request for additional information and documentary material or other inquiry or request to the Buyer from any Governmental Entity.

(e) Notwithstanding anything in this Agreement to the contrary, no party shall be required in connection with obtaining the consent under any Contract of any third Person that is not a Governmental Entity to agree to (i) the payment of any consideration (monetary or otherwise) to any such third Person, (ii) the concession or provision of any right to any such third Person or (iii) the amendment or modification in any manner adverse to the Seller, the Company or the Buyer or any of their respective Affiliates of such Contract with any such third Person.

(f) Following the Closing, from time to time, as and when requested by any party, each party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions, as such other party may reasonably deem necessary or desirable to consummate the Acquisition.

SECTION 6.5 Retention of Records. (a) For a period of seven years after the Closing, the Buyer shall and shall cause its Affiliates to (i) retain the books and records relating to the businesses of the Company relating to periods prior to the Closing, (ii) afford the Representatives of the Seller reasonable access (including the right to make, at the Seller’s expense, photocopies), during normal business hours, to such books and records, and (iii) reasonably assist the Representatives of the Seller (at the Seller’s expense) in accessing and photocopying such books and records; provided, however, that notwithstanding the foregoing, neither the Buyer nor any of its Affiliates shall be required to disclose any information if such disclosure would (A) jeopardize any attorney-client or other legal privilege or (B) contravene any Law, fiduciary duty or Contract or (C) relate to any performance review or evaluation of any employee.

(b) For a period of seven years after the Closing, the Seller shall, and shall cause its Affiliates to (i) retain its books and records to the extent relating to the businesses of the Company relating to periods prior to the Closing which shall not otherwise have been delivered to the Buyer, (ii) afford the Representatives of the Buyer reasonable access (including the right to make, at the Buyer’s expense, photocopies), during normal business hours, to such books and records to the extent exclusively relating to the businesses of the Company and (iii) reasonably assist the Representatives of the Buyer (at the Buyer’s expense) in accessing and photocopying such books and records; provided, however, that notwithstanding the foregoing, neither the Seller nor any of its Affiliates shall be required to disclose any information if such disclosure would (A) jeopardize any attorney-client or other legal privilege, (B) contravene any Law, fiduciary duty or Contract or (C) relate to any performance review or evaluation of any employee.

SECTION 6.6 Use of Names.

(a) The Seller is not conveying ownership rights or, except as set forth in paragraph (b) below, granting the Buyer or any Affiliate of the Buyer (including the Company) a license to use the name “Cretex” or any trademarks, service marks, social media accounts, domain names, trade names, trade dress, corporate names or other identifiers of source containing, incorporating or associated with the foregoing (the “Excluded Marks”). The Buyer hereby acknowledges that all right, title and interest in and to the Excluded Marks are owned exclusively by the Seller. After the Closing, except as set forth in paragraph (b) below, the Buyer shall not and shall not permit its Affiliates (including the Company) to, use in any manner the Excluded Marks or any word that is confusingly similar (in sound or appearance) to any Excluded Mark.

(b) No later than 180 days after the Closing Date, the Buyer shall (i) take all necessary action to cause the name of the Company (including through any certificate of assumed name or d/b/a filing) that includes any Excluded Mark to be changed to a name that does not include any Excluded Mark, and (ii) other than as expressly permitted by this Section 6.6(b), change all signage, stationary, print advertising, product labeling, product packaging, branding, domain names, social media accounts and all other materials to delete all references to the Excluded Marks; provided, however, that for a period of 18 months following the Closing Date, the Buyer and its Affiliates (including the Company) shall have the right to (A) use or distribute any signage, stationary, print advertising, product literature and promotional or advertising materials that use any Excluded Mark to the extent that such materials exist on the Closing Date, (B) distribute and sell inventory that contains, or the packaging or labeling for which contains, any Excluded Mark to the extent that such inventory, packaging or labels exists on the Closing Date and (C) use the following domain name for redirection purposes to e-mail accounts of the Employees operated under domain names owned or used by the Buyer and its Affiliates (including, after the Closing, the Company): www.cretexconcreteproducts.com. After such 18-month period following the Closing, at the request of the Seller, the Buyer shall promptly provide the Seller with authorization codes for such domain name so that Seller can initiate transfer of the domain name to Seller’s preferred domain name account. Notwithstanding the foregoing, the Seller acknowledges that the Buyer is entitled to use the notice “formerly known as Cretex Concrete Products” or such similar alternative statement.

SECTION 6.7 Non-Competition; Non-Solicitation. (a) For a period of five years following the Closing, the Seller shall not, and shall cause its Affiliates not to, directly or indirectly through any Person or contractual arrangement:

(i) engage in the Business, or perform management, executive or supervisory functions with respect to, own, operate, join, control, render financial assistance to, receive any economic benefit from, exert any influence upon, participate in, render services or advice to, any business or Person that competes in whole or in part with the Business;

(ii) solicit, recruit or hire any person who at any time on or after the date of this Agreement is a Company Group Employee (as hereinafter defined); provided, that the foregoing shall not prohibit (A) a general solicitation to the public of general advertising or similar methods of solicitation by search firms not specifically directed at Company Group Employees or (B) the Seller or any of its Affiliates from soliciting, recruiting or hiring any Company Group Employee who has ceased to be employed or retained by the Company, the Buyer or any of their respective Affiliates for at least 6 months. For purposes of this Section 6.7, “Company Group Employees” means, collectively, officers, directors, employees and independent contractors of the Company, the Buyer and their respective Affiliates; or

(iii) disparage the Buyer or any of its Affiliates in any way that could adversely affect the goodwill, reputation or business relationships of the Buyer or any of its Affiliates with the public generally, or with any of their customers, suppliers or employees, except as required by Law or any Governmental Entity or in connection with a dispute between the Seller or any of its Affiliates, on the one hand, and the Buyer or any of its Affiliates, on the other hand.

(b) The Seller acknowledges that the covenants of the Seller set forth in this Section 6.7 are an essential element of this Agreement and that any breach by the Seller of any provision of this Section 6.7 will result in irreparable injury to the Buyer. The Seller acknowledges that in the event of such a breach, in addition to all other remedies available at law, the Buyer shall be entitled to equitable relief, including injunctive relief. The Seller has independently consulted with its counsel and after such consultation agrees that the covenants set forth in this Section 6.7 are reasonable and proper to protect the legitimate interest of the Buyer.

(c) If a court of competent jurisdiction determines that the character, duration or geographical scope of the provisions of this Section 6.7 are unreasonable, it is the intention and the agreement of the parties that these provisions shall be construed by the court in such a manner as to impose only those restrictions on the Seller’s conduct that are reasonable in light of the circumstances and as are necessary to assure to the Buyer the benefits of this Agreement. If, in any judicial proceeding, a court shall refuse to enforce all of the separate covenants of this Section 6.7 because taken together they are more extensive than necessary to assure to the Buyer the intended benefits of this Agreement, it is expressly understood and agreed by the parties that the provisions hereof that, if eliminated, would permit the remaining separate provisions to be enforced in such proceeding, shall be deemed eliminated, for the purposes of such proceeding, from this Agreement.

SECTION 6.8 Notification of Certain Matters. (a) Within a reasonable time (and in any event, no more than five Business Days) after any of the following events coming within the Knowledge of the Company, the Seller shall give written notice to the Buyer of (i) the occurrence or non-occurrence of any event, change, circumstance, occurrence, effect or state of facts which would render any representation or warranty of the Company or the Seller contained in this Agreement or any Ancillary Agreement, if made on or immediately following the date of such event, change, circumstance, occurrence, effect or state of facts, untrue or inaccurate in any material respect, (ii) the occurrence of any event, change, circumstance, occurrence, effect or state of facts that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect, (iii) any failure of the Company or the Seller or any of their Affiliates to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder in any material respect, (iv) the occurrence or non-occurrence of any event, change, circumstance, occurrence, effect or state of facts that would otherwise result in the nonfulfillment in any material respect of any of the conditions to the Buyer’s obligations hereunder, (v) any written notice from any Person alleging that the consent of such Person is or may be required in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements or (vi) any Action pending or, to the Knowledge of the Company, threatened in writing against a party relating to the transactions contemplated by this Agreement or the Ancillary Agreements.

(b) The delivery of any notice pursuant to this Section 6.8 shall not be deemed to modify the representations and warranties in Article III or Article IV for purposes of Article VIII or Article IX; provided, however, that, notwithstanding the foregoing, to the extent that (i) any such notice relates to facts or conditions, or the occurrence of any event, arising after the date of this Agreement, (ii) the representation or warranty to which the subject matter of any such written notice specifically relates was, without giving effect to the facts, conditions or event disclosed in such notice, as of the date of this Agreement true and correct in all material respects, and (iii) the facts, conditions or event disclosed in such notice would, individually or in the aggregate with the matters set forth in all other such written notices delivered pursuant to this Section 6.8, cause the conditions to the obligations of the Buyer to effect the transactions contemplated by this Agreement not to be satisfied at Closing (and the Seller explicitly acknowledges as such in its notice to the Buyer), then, and only to the extent that the Closing nonetheless occurs, the information set forth in such notice shall constitute an amendment of the representation, warranty, covenant, condition or agreement to which it relates for all purposes of this Agreement such that the party receiving such notice shall not be entitled to indemnification under Article IX following the Closing, with respect to the matters described in such notice.

SECTION 6.9 Financing. (a) Upon request of the Buyer, the Seller shall, and shall cause the Company to, at the Buyer’s expense, provide reasonable cooperation and assistance to the Buyer in connection with the arrangement of the debt financing of the transactions contemplated hereby (the “Debt Financing”) as may be reasonably requested by the Buyer and that is necessary, customary or advisable in connection with the Buyer’s efforts to obtain the Debt Financing; provided, that such requested cooperation and assistance does not unreasonably interfere with the ongoing Business of the Seller or the Company, including the following actions by the Company:

(i) participating in a reasonable number of meetings taking into account the nature of the Debt Financing (including using reasonable efforts to participate in a reasonable number of one-on-one meetings with the parties acting as lead arrangers or agents for, and prospective lenders and purchasers of, the Debt Financing, and using reasonable efforts to cause the members of senior management and Representatives of the Company to participate in such meetings), rating agency presentations, road shows, due diligence and drafting sessions and sessions with prospective Financing Sources and investors, and cooperating reasonably with the marketing efforts of the Buyer and its Financing Sources, in each case in connection with all or any portion of the Debt Financing;

(ii) assisting the Buyer and its Financing Sources in the preparation of rating agency presentations, offering documents, private placement memoranda, bank information memoranda, business projections, lender and investor presentations, prospectuses and other similar materials for any bank or other debt financing and similar documents required in connection with any of the Debt Financing, including using reasonable best efforts to cause the execution and delivery of reasonable and customary representation letters in connection with the bank information memoranda;

(iii) cooperating reasonably with the Financing Sources’ customary due diligence;

(iv) using reasonable efforts to obtain such hedging agreements, legal opinions and other documentation and items as may be reasonably requested by the Buyer and as are customary for financings similar to the Debt Financing;

(v) using reasonable best efforts to take such actions as are reasonably requested by the Buyer or the Financing Sources to facilitate the satisfaction of the conditions set forth in the commitment letters with respect to the Debt Financing (to the extent the satisfaction of such conditions requires actions by or cooperation of the Company);

(vi) executing and delivering, at and effective as of the Closing, such definitive financing documents, including any credit or purchase agreements, guarantees, pledge agreements, security agreements, mortgages, deeds of trust and other security documents, borrowing base certificates, solvency certificates or other certificates, documents and instruments relating to guarantees, the pledge of collateral and similar documents, as may be reasonably requested by the Buyer and are required in connection with the Debt Financing, and otherwise reasonably facilitating the pledging of collateral, at and effective as of the Closing, and cooperating reasonably in connection with the pay-off of existing indebtedness and the release of related Encumbrances, and Buyer’s efforts to effect the replacement or backing of any outstanding letter of credit maintained or provided by the Company at and effective as of the Closing; and

(vii) at least three Business Days prior to Closing, providing all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, that has been requested in writing at least 10 Business Days prior to Closing.

(b) The Seller will, and will cause the Company to, provide and periodically update information as is customarily delivered by a borrower and necessary for the preparation of a customary lenders presentation for term loan financings (the “Required Bank Information”) prior to the commencement of a period (the “Bank Marketing Period”) of at least 15 consecutive days (provided, that the Bank Marketing Period shall not commence prior to September 8, 2015) prior to the Closing (it being understood and agreed that, for the avoidance of doubt, such information shall not include any information customarily provided by an investment bank in the preparation of such a lenders presentation). The Seller agrees that it shall give the Buyer notice if it becomes aware that any Required Bank Information is or becomes incorrect. The Seller hereby consents to the use of the Company’s logos in connection with the Debt Financing, provided that such logos are used solely in a manner that does not harm or disparage the Company or any of its Affiliates or their reputation or goodwill. All non-public information regarding the Business, the Seller and their Affiliates provided to any of the Buyer, the Financing Sources or their respective Representatives pursuant to this Section 6.9 shall be kept confidential by them in accordance with the Confidentiality Agreement, except for disclosure to potential lenders and investors and their respective Representatives that is reasonably required in connection with the Debt Financing subject to customary confidentiality protections.

SECTION 6.10 Confidentiality. (a) Each of the parties shall hold, and shall cause its Representatives to hold, in confidence all documents and information furnished to it by or on behalf of the other party in connection with the transactions contemplated hereby pursuant to the terms of the confidentiality agreement dated June 26, 2015 between the Buyer and the Seller (the “Confidentiality Agreement”), which shall continue in full force and effect until the Closing Date, at which time such Confidentiality Agreement and the obligations of the parties under this Section 6.10(a) shall terminate.

(b) For a period of five years following the Closing Date, the Seller shall not, and shall cause its Affiliates and the respective Representatives of the Seller and its Affiliates not to, use for its or their own benefit or divulge or convey to any third party, any Confidential Information; provided, however, that the Seller or its Affiliates may furnish such portion (and only such portion) of the Confidential Information as the Seller or such Affiliate reasonably determines it is legally obligated to disclose, if: (i) to the extent not inconsistent with applicable Law or request of the applicable Governmental Entity, it affords the Buyer the opportunity to consult on the advisability of taking steps available under applicable Law to resist or narrow such request; and (ii) it exercises commercially reasonable efforts to afford the Buyer, at the

Buyer’s sole cost and expense, the opportunity to obtain an order or other reliable assurance that confidential treatment will be accorded to the disclosed Confidential Information. For purposes of this Agreement, “Confidential Information” consists of all non-public information and data relating to the Company or the transactions contemplated hereby (other than data or information that is or becomes available to the public other than as a result of a breach of this Section 6.10).

(c) Effective as of the Closing, the Seller hereby assigns to the Buyer all of the its right, title and interest in and to any confidentiality agreements entered into by the Seller or its Affiliates or Representatives and each Person (other than the Buyer and its Affiliates and Representatives) who entered into any such agreement or to whom Confidential Information was provided in connection with a business combination involving the Company or its Affiliates. From and after the Closing, the Seller will take all actions reasonably requested by the Buyer, at the Buyer’s sole cost and expense, in order to assist in enforcing the rights so assigned.

SECTION 6.11 Public Announcements.

(a) Except as set forth in Section 6.11(b) below, neither of the Company, the Seller nor the Buyer shall, and each shall cause its Affiliates and its and their Representatives not to, issue any press release or make any other public statement with respect to this Agreement, the Acquisition and the other transactions contemplated hereby without obtaining the prior written consent of the other party unless such press release or public statement is otherwise required by Law. Nothing in this Section 6.11(a), shall prevent the Seller or the Company from disclosing the Acquisition to its stockholders or employees, provided, that the Seller shall obtain the Buyer’s prior consent (which consent shall not be unreasonably withheld, delayed or conditioned) with respect to any such disclosure to the Seller’s or the Company’s employees.

(b) The Seller agrees that, after the Closing, the Buyer may issue a press release or public statement with respect to this Agreement, the Acquisition and the other transactions contemplated hereby without obtaining the prior consent of the Seller; provided, that (i) in no event shall any such public release identify the Purchase Price or any other material provisions of this Agreement without the consent of the Seller, unless disclosure is otherwise required by Law (including, for the avoidance of doubt, in any prospectuses required by the Securities Act or other securities laws), and (ii) the Buyer shall allow the Seller reasonable time to comment on such release or statement in advance of such issuance.

(c) The Seller agrees that any press release or public statement made by the Seller concerning the transactions contemplated hereby will not use, reference or allude to the name “Lone Star”, “Lone Star Funds” or a similar alternative.

SECTION 6.12 Intercompany Arrangements; Release. (a) On or prior to the Closing, the Seller shall and shall cause its Affiliates to:

(i) terminate, cancel, retire, payoff or otherwise extinguish all Contracts (such Contracts, the “Terminated Agreements”) between the Company, on the one hand, and any Seller Person, on the other hand, except for (A) those Contracts set forth in Section 6.12 of the Disclosure Schedules (the “Surviving Agreements”) and (B) this Agreement and the Ancillary Agreements; and

(ii) cancel, retire, payoff or otherwise extinguish (by way of capital contribution, cash settlement or as otherwise reasonably determined by the applicable Seller) all payables and receivables under the Terminated Agreements, and all other intercompany advances, accounts, payables and receivables between the Company, on the one hand, and any Seller Person, on the other hand.

Each party hereto shall and shall cause its Affiliates to execute and deliver all termination and other appropriate documentation at or after the Closing as is reasonably requested by any party hereto to fully effectuate and document the provisions of this Section 6.12(a). “Seller Person” means the Seller, each Affiliate of the Seller (excluding the Company) and each Related Party of the foregoing.

(b) Effective as of the Closing, the Seller does hereby, for itself and on behalf of the Buyer and each other Seller Person (each, a “Seller Releasing Party”), release and absolutely forever discharge the Company (each, a “Seller Released Party”) from and against all Seller Released Matters. “Seller Released Matters” means any and all claims, demands, proceedings, damages, debts, liabilities, obligations, costs, expenses (including attorneys’ and accountants’ fees and expenses), actions and causes of action of any nature whatsoever, whether now known or unknown, suspected or unsuspected, primary or secondary, direct or indirect, absolute or contingent, that any Seller Releasing Party now has, or at any time previously had, or shall or may have in the future, as an owner of the Company or any Shares, as a director, officer or employee of the Company, or as a counterparty to any Contract with the Company (including any Terminated Agreement), in each case arising with respect to any matter occurring at or prior to the Closing; provided, that Seller Released Matters shall not include (i) any Surviving Agreement, (ii) this Agreement or any Ancillary Agreement, (iii) any right of any Seller Releasing Party that is a natural person to be indemnified by the Company pursuant to the organizational or governance documents of the Company and (iv) any right of any Seller Releasing Party that is a natural person to salary, bonus, expense reimbursement or other ordinary compensation earned in the capacity as a director, officer or employee of the Company. It is the intention of the Seller in providing this release to the Seller Released Parties, and in giving and receiving the consideration called for in this Agreement, that this release shall be effective as a full and final accord and satisfaction and general release of and from all Seller Released Matters and the final resolution by the applicable Seller Releasing Party and the Seller Released Parties of all Seller Released Matters.

SECTION 6.13 Resignations. The Seller will deliver at the Closing the resignation of all of the directors of the Company, effective as of the Closing.

SECTION 6.14 Financial Statements; Assistance in Audit. (a) The Seller will use reasonable best efforts to deliver monthly unaudited balance sheets and related statements of income, cash flows and stockholders’ equity of the Company within 25 days of the end of each month prior to the Closing Date in a manner and containing information consistent with the current practices of the Company.

(b) If requested by the Buyer (whether prior to or after the Closing), the Seller will assist the Buyer in completing an audit of the financial statements of the Company. Such assistance shall include the provision of any information reasonably requested by the Buyer or its auditors. The costs of such audit will be borne by the Buyer.

SECTION 6.15 Benefit Plans; Executive Payments. (a) During the period commencing at the Closing and ending on the date which is twelve (12) months from the Closing, the Buyer shall and shall cause the Company to provide each employee who remains employed immediately after the Closing (“Company Continuing Employee”) with compensation and benefits which are substantially comparable in the aggregate to those provided by the Company (excluding any benefits under any profit sharing plan of the Company) immediately prior to the Closing. In addition, the Buyer will waive any coverage waiting period for each Company Continuing Employee who is eligible for and enrolls in the Buyer’s health and welfare plans except that, for insured benefit plans, waiving the coverage waiving period must be permitted under the terms of the insurance policy.

(b) With respect to any employee benefit plan maintained by Buyer (collectively, “Buyer Benefit Plans”) in which any Company Continuing Employees will participate effective as of the Closing, the Buyer shall, or shall use commercially reasonable efforts to cause the Company to, recognize all service of the Company Continuing Employees with the Company as if such service were with the Buyer, for vesting and eligibility purposes in any Buyer Benefit Plan in which such Company Continuing Employees may be eligible to participate after the Closing Date; provided, however, that nothing herein shall result in the duplication of any benefits.

(c) Effective as of the Closing, the Company shall cease to be a participating employer in all Pension Plans and Welfare Plans. (i) The Buyer shall not be obligated to assume, continue or maintain any Pension Plans or Welfare Plans; (ii) no assets or liabilities of the Pension Plans and Welfare Plans shall be transferred to, or assumed by, the Buyer or the Buyer’s benefit plans; and (iii) the Seller (and not the Buyer) shall be responsible for funding and/or paying any benefits and any other liabilities under any deferred compensation or equity compensation plan maintained by Seller and any of the Pension Plans, Welfare Plans and Multiemployer Plans and shall fully indemnify the Buyer for any such liabilities in accordance with the provisions of Article IX without regard to the limitations set forth in Section 9.4(a) through Section 9.4(c).

(d) Prior to the Closing, the Company shall use commercially reasonable efforts to cause the individuals listed in Section 6.15 of the Disclosure Schedules to become employees of the Company.

SECTION 6.16 Transition Services. At the Closing, the Buyer and the Seller shall enter into a transition services agreement, substantially in the form attached hereto as Exhibit B (the “Transition Services Agreement”).

SECTION 6.17 Indemnification of Directors and Officers. (a) From the Closing through the sixth anniversary of the date on which the Closing occurs, the Buyer shall, and shall cause the Company to, jointly and severally, maintain and provide all rights to indemnification or exculpation, including the advancement of expenses, existing as of the date hereof in favor of each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Closing Date, a director or officer of the Company (the “Company Indemnified Parties”), in each case as provided in the Company’s certificate of incorporation, bylaws or other similar governing documents.

(b) Prior to the Closing, Seller shall at its expense purchase, and cause to be maintained in effect through the sixth anniversary of the Closing, a directors’ and officers’ liability insurance policy covering claims made against the directors and officers of the Company arising from or related to facts or events that occurred at or before the Closing, on terms, in form and from carriers reasonably acceptable to the Buyer.

(c) From the Closing through the sixth anniversary of the date on which the Closing occurs, the governing documents of the Company shall contain, and the Buyer shall cause the governing documents of the Company to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of the Company or any predecessor thereof than are presently set forth in the governing documents of the Company.

(d) It is expressly agreed that the covenants contained in this Section 6.17 are intended to be for the benefit of, and shall be enforceable by, each of the Company Indemnified Parties and their respective heirs and legal representatives and shall not be deemed exclusive of any other rights to which a Company Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise.

(e) In the event the Buyer, the Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in each such case, proper provision shall be made so that the successors and assigns of the Buyer or the Company (or their respective successors and assigns), shall assume the obligations set forth in this Section 6.17.

(f) The obligations of the Buyer and the Company under this Section 6.17 shall survive the Closing and shall not be terminated or modified in such a manner as to materially adversely affect any Company Indemnified Party to whom this Section 6.17 applies without the consent of such affected Company Indemnified Party.

SECTION 6.18 Transfer of Intellectual Property. Prior to Closing, the Seller will transfer to the Company, by means of an agreement reasonably acceptable to the Buyer and in recordable form, all its rights, title and interest in, to and under U.S. Patent No. 8,689,502, entitled Preformed Duct Systems.

SECTION 6.19 Bank Account. Prior to Closing, the Company will open such bank accounts with Bank of America (or any Affiliate thereof), to be used in connection with accounts receivable and accounts payable, as the Buyer may reasonably request. The Company will arrange for the transfer of control of such bank accounts at Closing to such persons as the Buyer may specify.

ARTICLE VII

TAX MATTERS

SECTION 7.1 Seller Taxes. (a) Notwithstanding anything to the contrary in this Agreement, but subject to Section 7.7, the Seller shall be liable for and shall pay, and agrees to indemnify and hold the Buyer and its Affiliates (including the Company) harmless from and against (i) all Seller Taxes, (ii) all Losses arising out of any breach of the representations, warranties or covenants contained in Section 4.16, and (iii) any reasonable costs or expenses with respect to Taxes indemnified hereunder. Payment by the Seller of any amount due under this Section 7.1 with respect to the filing of any Straddle Period Tax Return shall be made to Buyer at least 5 days prior to the due date (including extensions) for filing such Straddle Period Tax Return. Any other amount due pursuant to this Section 7.1 shall be claimed by Buyer pursuant to Section 9.6 (to the extent not inconsistent with Section 7.4). The obligations of Seller under this Section 7.1 shall not be subject to the provisions of Article IX (other than Section 9.1(c), Section 9.4(b), Section 9.4(d), Section 9.5, and, to the extent not inconsistent with Section 7.4, Section 9.6).

SECTION 7.2 Straddle Periods. For purposes of this Agreement, in the case of any Straddle Period, (i) any property Taxes apportioned to the Pre-Closing Tax Period shall be equal to the amount of such property Taxes for such entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the Straddle Period; and (ii) all other Taxes for the Pre-Closing Tax Period shall be determined based on an actual closing of the books used to calculate such Taxes as if such Tax period ended as of the close of business on the Closing Date. In the case of clause (ii), exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions computed as if the Closing Date was the last day of the Straddle Period) shall be allocated between the Pre-Closing Tax Period and the portion of the Straddle Period thereafter in proportion to the number of days in each such portion.

SECTION 7.3 Returns. (a) The Seller shall include the income of the Company on the Seller’s federal S corporation Returns for all Pre-Closing Tax Periods. In all non-federal jurisdictions, for all taxable periods ending on or before the Closing Date, the Seller shall include the income of the Company on, as required by applicable Law, (i) the Seller’s Returns or (ii) separate Company Returns. All such Returns shall be prepared and filed in a manner consistent with prior practice, except as required by applicable Law. To the extent that the Purchase Price calculated in accordance with this Agreement is actually reduced for Transaction Expenses, Change of Control Payments, compensatory amounts and similar amounts paid or payable by the Seller or the Company as a result of or in connection with the consummation of the transactions contemplated hereby, any deductions for such amounts shall be allocated to and claimed in the taxable year (or portion thereof) ending on the Closing Date to the extent permitted by applicable Law.

(b) The Buyer shall prepare or cause to be prepared all Returns that relate solely to the Company for any Straddle Periods (such Returns, “Straddle Period Tax Returns”). Except as otherwise required by applicable Law, the Buyer shall prepare such Straddle Period Tax Returns in a manner consistent with the prior practices of the Company. The Buyer shall permit the Seller to review and comment on each Straddle Period Tax Return at least 15 days prior to the due date (including extensions) for filing such Straddle Period Tax Return and shall make any changes reasonably requested by the Seller. The Buyer shall file or cause to be filed all such completed Straddle Period Tax Returns on or prior to the due date (including extensions) for filing such Straddle Period Tax Returns, and shall, subject to Section 7.1, timely pay all Taxes due as reflected on such Straddle Period Tax Returns.

(c) The Buyer, the Seller, and the Company shall reasonably cooperate, and shall cause their respective Affiliates to reasonably cooperate, in preparing and filing all Returns and in resolving all disputes and audits with respect to Taxes, including maintaining and making available to each other all records necessary.

SECTION 7.4 Tax Claims. Notwithstanding any contrary provision of Section 9.6, if a claim for Taxes, including notice of a pending or threatened audit by any taxing authority, shall be made in writing against and solely with respect to the Company for any Pre-Closing Tax Period (a “Tax Claim”), the Buyer shall notify the Seller of the Tax Claim within 10 days following the Buyer’s or the Company’s receipt of the written claim for Taxes, but no failure to give such notice shall relieve the Seller of any liability hereunder unless Seller is materially prejudiced thereby. If a Tax Claim relates solely to a taxable period ending on or before the Closing Date, the Seller has the right at its election to represent the Company’s interests in such Tax Claim, to employ counsel of its choice at its expense and to control the conduct of such Tax Claim, including settlement or other disposition thereof; provided, however, that the Buyer shall have the right to consult with the Seller regarding any such Tax Claim that may affect the Company for any periods ending after the Closing Date and provided, further, that any settlement or other disposition of any such Tax Claim may only be with the consent of the Buyer, which consent will not be unreasonably withheld, conditioned or delayed. If the Tax Claim relates to a Straddle Period, the Buyer shall employ counsel of its choice at its expense and to control the conduct of such Tax Claim, including settlement or other disposition thereof; provided, however, that the Seller shall have the right to consult with the Buyer regarding any such Tax Claim that may affect Seller Taxes and provided, further, that any settlement or other disposition of any such Tax Claim may only be with the consent of the Seller, which consent will not be unreasonably withheld, conditioned or delayed.

SECTION 7.5 Transfer Taxes. Any Transfer Taxes shall be borne equally by the Buyer and the Seller. The Buyer shall duly and timely prepare and file any Return relating to such Taxes. The Buyer shall give the Seller a copy of each such Return for its review and comments at least 15 Business Days prior to filing. The Buyer shall give the Seller a copy of such Return as filed, together with proof of payment of the Taxes shown thereon to be payable, within five days after filing such Return.

SECTION 7.6 Tax Refunds. Any refunds or credits for Taxes of the Company for any Pre-Closing Tax Period (other than a Straddle Period) that are actually realized by the Company (either through a cash payment or through an actual reduction in Taxes of the Company) following the Closing shall be for the account of the Seller, except to the extent taken into account in the Closing Statement. The amount of any refund or credit for Taxes of the Company for any Straddle Period shall be equitably apportioned between the Seller and the Buyer in accordance with the principles set forth in Section 7.2; provided, however, that the Seller shall not be entitled to any refunds or credits that were taken into account in the determination of the Closing Working Capital Amount. The Buyer shall promptly pay or cause to be paid to Seller any such refund and the dollar value of any such credit.

SECTION 7.7 Limitations on Indemnity. Notwithstanding anything to the contrary contained in this Agreement or otherwise, the Buyer (and its Affiliates) shall not be entitled to be indemnified or held harmless under this Agreement (including pursuant to a claim of breach of representation) for, and the Seller shall not be responsible for (i) any Taxes (A) that arise solely out of events, transactions or occurrences that take place in any taxable year that begins after the Closing Date, (B) that relate to a Straddle Period and are allocable to the portion of such period beginning after the Closing Date as determined pursuant to Section 7.2, (C) attributable or relating to transactions outside of the ordinary course of business that occur on the Closing Date after the Closing, or (D) reflected in the Closing Statement in a manner that actually reduces the Purchase Price, (E) which are Transfer Taxes for which the Buyer is responsible pursuant to Section 7.5, or (ii) any Losses relating to the availability of or limitations on, or reductions in or changes to, any Company income Tax attributes (including net operating or capital losses, credit carryovers, Tax basis and depreciation or amortization periods).

SECTION 7.8 Post-Closing Actions. Except as otherwise required by applicable Law, the Buyer shall not without the prior written consent of the Seller (which consent shall not be unreasonably withheld, conditioned or delayed) (i) file, or allow to be filed, any amended Return of the Company for a Pre-Closing Tax Period or Straddle Period, (ii) apply to any Tax authority for any binding or non-binding opinion, ruling, or other determination that relates to any Pre-Closing Tax Period or Straddle Period, or (iii) except as provided in Section 7.5, make or change any Tax election with respect to the Company for a Pre-Closing Tax Period or Straddle Period.

SECTION 7.9 Purchase Price Allocation. The parties agree that the purchase of the Company Stock pursuant to this Agreement will be treated for federal income Tax purposes as (a) the transfer of the assets and liabilities of the Company by the Seller to the Buyer in exchange for the Purchase Price, followed by (b) the Buyer’s transfer of such assets and liabilities to the Company in exchange for the Company Stock, in accordance with Treas. Reg. § 1.1361-5(b)(3), ex. 9. The Purchase Price (and any liabilities of the Company that are treated as additional consideration) shall be allocated among the assets of the Company in accordance with Section 1060 of the Code and consistent with the methodology set forth on Schedule 7.9 (the “Allocation Methodology”), which methodology shall be agreed to by the Buyer and the Seller on or before the Closing. Within 30 days after the final calculation of the Purchase Price pursuant to Section 2.5, but no later than 60 days before the due date for filing IRS Form 8594, taking into account applicable extensions, the Buyer shall provide the Seller with a completed schedule allocating the Purchase Price (and any liabilities of the Company that are treated as additional consideration) among the assets of the Company in accordance with the Allocation Methodology (the “Allocation Schedule”), for the Seller’s review, comment and approval. The Seller shall notify the Buyer of any objections to the Allocation Schedule within 15 days of receipt of the Allocation Schedule. If the Seller timely objects to the Allocation Schedule, such objections shall be resolved in accordance with the procedure set forth in Section 2.5. The Buyer and the Seller shall prepare and file their respective Returns in a manner consistent with the Allocation Schedule and agree not to take any position in any Return, or examination or other administrative or judicial proceeding relating to any Return, or for financial purposes that is inconsistent with the Allocation Schedule unless required by law. The Buyer and the Seller each shall timely file with its federal income Tax Return an appropriate IRS Form 8594 in accordance with the Allocation Schedule. If the Purchase Price is adjusted pursuant to any provision of this Agreement, the Buyer and the Seller shall adjust the Allocation Schedule to reflect such adjustment.

SECTION 7.10 Purchase Price Adjustments. The parties hereto agree to treat all payments made under this Article VII or any other indemnity provisions contained in this Agreement, or for any breaches of representations, warranties, covenants or agreements, as adjustments to the Purchase Price for all purposes, including for Tax purposes.

SECTION 7.11 Survival. Notwithstanding any provision of this Agreement to the contrary, the covenants and the agreements of the parties hereto contained in this Article VII shall survive the Closing and shall remain in full force until the close of business on the 60th day following the expiration of the applicable statutes of limitations for the Taxes in question (taking into account any extensions or waivers thereof).

ARTICLE VIII

CONDITIONS TO CLOSING

SECTION 8.1 General Conditions. The obligation of each party to effect the Acquisition and the other transactions contemplated hereby and by the Ancillary Agreements is subject to the satisfaction or waiver by all parties at or prior to the Closing of the following conditions:

(a) No Injunction or Prohibition. No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition shall be in effect, and no Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Entity that, in any such case, prohibits or makes illegal the consummation of the Acquisition or the other transactions contemplated hereby and by the Ancillary Agreements.

(b) Antitrust Laws. All waiting periods (and any extensions thereof) under any Law relating to competition or restraint of trade applicable to the transactions contemplated by this Agreement and the Ancillary Agreements, if any, shall have expired or been terminated, and all approvals required under any Law relating to competition or restraint of trade in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, if any, shall have been obtained.

SECTION 8.2 Conditions to Obligations of the Seller. The obligation of the Seller to effect the Acquisition and the other transactions contemplated hereby and by the Ancillary Agreements shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Seller in its sole discretion:

(a) Representations and Warranties. (i) Each of the representations and warranties of the Buyer set forth in Section 5.1 (Organization), Section 5.2 (Authority), Section 5.3 (No Conflict; Required Filings and Consents) and Section 5.5 (Brokers) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date (except to the extent such representations and warranties relate to an earlier date, in which case as of such earlier date), and (ii) each of the remaining representations and warranties of the Buyer set forth in this Agreement or any Ancillary Agreement or in any schedule, certificate or other document delivered pursuant hereto or thereto that is qualified as to materiality or Buyer Material Adverse Effect shall be true and correct in all respects, and those not so qualified shall be true and correct in all material respects, in each case, as of the date of this Agreement and as of the Closing Date (except to the extent such representations and warranties relate to an earlier date, in which case as of such earlier date).

(b) Performance of Obligations of the Buyer. The Buyer shall have performed in all material respects all obligations required to be performed by it under this Agreement and the Ancillary Agreements at or prior to the Closing.

(c) Officers’ Certificate. The Seller shall have received a certificate signed by an officer of the Buyer certifying as to the matters set forth in paragraphs (a) and (b) above.

SECTION 8.3 Conditions to Obligations of the Buyer. The obligation of the Buyer to effect the Acquisition and the other transactions contemplated hereby and by the Ancillary Agreements shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Buyer in its sole discretion:

(a) Representations and Warranties. (i) Each of the representations and warranties of the Seller and the Company set forth in Section 3.1 (Organization and Qualification), Section 3.2 (Authority), Section 3.4 (Shares), Section 4.1 (Organization and Qualification), Section 4.2 (Authority), Section 4.4 (Capitalization); Section 4.6(a) (Title to Assets) and Section 4.25 (Brokers) (the “Fundamental Reps”) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date (except to the extent such representations and warranties relate to an earlier date, in which case as of such earlier date), and (ii) each of the remaining representations and warranties of the Seller and the Company set forth in this Agreement or any Ancillary Agreement or in any schedule, certificate or other document delivered pursuant hereto or thereto that is qualified as to materiality or Material Adverse Effect shall be true and correct in all respects, and those not so qualified shall be true and correct in all material respects, in each case, as of the date of this Agreement and as of the Closing Date (except to the extent such representations and warranties relate to an earlier date, in which case as of such earlier date).

(b) Performance of Obligations of the Seller and the Company. Each of the Seller and the Company shall have performed in all material respects all obligations required to be performed by it under this Agreement and the Ancillary Agreements at or prior to the Closing.

(c) Absence of Material Adverse Effect. Since the date of this Agreement, there has not been any event, change, circumstance, occurrence, effect or state of facts that, individually or in the aggregate, has had a Material Adverse Effect.

(d) Evidence of Title. (i) The Buyer shall have received one or more ALTA 2006 Form B Owner’s Policy(s) of Title Insurance for the real property owned or leased by the Company, all in form and substance reasonably satisfactory to the Buyer that disclose no Encumbrances not approved by the Buyer, together with the following endorsements to the extent commercially available in the applicable jurisdictions: non-imputation, reverter, tax parcel, tie-in, water rights and such other endorsements and affirmative coverages reasonably requested by the Buyer as are usual and customary with respect to similar transactions in the applicable jurisdictions and to the extent that the same can be obtained in the absence of a survey of the subject Owned Real Property (the cost of such title reports, title policies, endorsements and affirmative coverages shall be paid by the Buyer); and (ii) appropriate officers and directors of the Seller shall have executed and delivered to the title company(s) selected by the Buyer such reasonable affidavits, indemnification agreements and bonds as may be necessary to cause the title company(s) to issue the endorsements and affirmative coverages reasonably requested by the Buyer, including a non-imputation endorsement, with respect to the above referenced Owner’s Policy(s) of Title Insurance. The Buyer acknowledges that it has elected to forego obtaining surveys of the Owned Real Property; provided, that such election shall not be deemed to waive the Buyer’s right to receive any of the items identified in this Section 8.3(d).

(e) Third Person Consents. The third Person consents listed on Section 8.3(e) of the Disclosure Schedules shall have been obtained by the Company.

(f) Officers’ Certificate. The Buyer shall have received a certificate dated the Closing Date and signed by the Chief Executive Officer and Chief Financial Officer of the Seller certifying as to the matters set forth in paragraphs (a) through (c) above.

(g) Tax Deliverables. The Buyer shall have received each of the following: (i) a properly completed and duly executed IRS Form W-9 from the Seller, and (ii) a duly executed non-foreign affidavit dated as of the Closing Date and in form and substance required under Section 1445 of the Code and the Treasury Regulations promulgated thereunder stating that the Seller is not a “foreign person” as defined in Section 1445 of the Code.

ARTICLE IX

INDEMNIFICATION

SECTION 9.1 Survival. The representations, warranties, covenants and agreements contained in this Agreement and in any schedule, certificate or other document delivered pursuant to this Agreement shall survive as follows:

(a) the representations and warranties in Article III, Article IV and Article V (other than the Fundamental Reps and the representations and warranties set forth in Section 4.12

(Employee Benefit Plans), Section 4.16 (Taxes) and Section 4.21 (Environmental Matters) (collectively, the “Statute of Limitations Reps”)) and in any schedule, certificate or other document delivered pursuant to this Agreement shall survive through the date that is 18 months after the Closing Date.

(b) the Fundamental Reps shall survive indefinitely;

(c) the Statute of Limitations Reps shall survive until the close of business on the 60th day following the expiration of the applicable statute of limitations with respect to the liability in question; and

(d) all covenants and agreements contained in this Agreement shall survive in accordance with their respective terms.

Neither the Seller nor the Buyer shall have any liability with respect to any representations, warranties, covenants or agreements unless notice of an actual or threatened claim hereunder setting forth in reasonable detail the nature of such claim (including reasonably detailed description of the basis of the claim and the nature and amount, if and to the extent then reasonably ascertainable, of such Losses that may be indemnifiable) is given to the other party prior to the expiration of the applicable survival period, if any, for such representation, warranty, covenant or agreement, in which case such representation, warranty, covenant or agreement shall survive as to such claim until such claim has been finally resolved, without the requirement of commencing any Action in order to extend such survival period or preserve such claim. This Section 9.1 does not relate to the Ancillary Agreements, the provisions of each of which shall survive in accordance with their respective terms. The survival periods set forth in this Section 9.1 are in lieu of, and the parties expressly waive, any otherwise applicable statute of limitations, whether arising at Law or in equity.

SECTION 9.2 Indemnification by the Seller. From and after the Closing, the Seller shall indemnify and hold harmless the Buyer and its Affiliates (including the Company), and each of its and their respective Representatives, from and against any and all losses, liabilities, claims, obligations, damages, Taxes, interest, awards, penalties, fees, costs and expenses (including reasonable legal fees, costs and expenses) (collectively, “Losses”), asserted against, incurred, sustained or suffered by any of the foregoing as a result of, arising out of or otherwise relating to:

(a) any breach of any representation or warranty made by the Seller or the Company contained in this Agreement or any schedule, certificate or other document delivered pursuant hereto;

(b) any breach of any covenant or agreement of the Seller or, with respect to the pre-Closing period, the Company contained in this Agreement; and

(c) any (i) Closing Indebtedness Amount, (ii) Change of Control Payments or (iii) Transaction Expenses, but only to the extent that each of the following is true: (x) such amount was not paid by the Company prior to the Closing, (y) a specific adjustment, accrual or reserve with respect thereto is not reflected in the Closing Statement, and (z) such amount is related to a notification that is received from a third party after the Purchase Price is finally determined pursuant to Section 2.5.

SECTION 9.3 Indemnification by the Buyer. From and after the Closing, the Buyer shall be liable for, and shall indemnify and hold harmless the Seller and its Affiliates, and each of its and their respective Representatives, from and against any and all Losses, asserted against, incurred, sustained or suffered by any of the foregoing as a result of, arising out of or otherwise relating to:

(a) any breach of any representation or warranty made by the Buyer contained in this Agreement or any schedule, certificate or other document delivered pursuant hereto; and

(b) any breach of any covenant or agreement of the Buyer contained in this Agreement, or any breach after the Closing of any covenant or agreement of the Company contained in this Agreement.

SECTION 9.4 Indemnification Limitations. (a) Notwithstanding the provisions of Section 9.2, the Seller shall not be required to indemnify any Person entitled to indemnification thereunder, and shall not have any liability:

(i) under Section 9.2(a), unless the aggregate of all Losses subject to indemnification under Section 9.2(a) exceeds, on a cumulative basis, an amount equal to $1,743,750 (the “Basket Amount”), in which case the Seller shall be liable for the amount of such Losses that exceed the Basket Amount; provided, that claims for indemnification arising out of a breach of any of the Fundamental Reps shall not be subject to the Basket Amount but instead shall be recoverable on a dollar-for-dollar basis; and

(ii) under Section 9.2(a) in excess of $20,000,000; provided, that claims based on any of the Fundamental Reps shall not be subject to such cap.

(b) Notwithstanding anything to the contrary in this Agreement:

(i) except in cases involving fraud, the total aggregate amount in respect of which the Seller shall be liable for indemnification under any provision of Section 9.2 shall not exceed the aggregate cash consideration actually received by the Seller under Article II;

(ii) the Seller shall not be liable for indemnification under any provision of Section 9.2 for any Loss to the extent that a specific adjustment, accrual or reserve for the amount of such Loss was reflected in the Closing Statement; and

(iii) no party shall have any liability to any other party under this Agreement or the Ancillary Agreements or with respect to the transactions contemplated hereby or thereby for any punitive damages (other than such punitive damages payable to a third Person under a Third Party Claim).

(c) Notwithstanding anything to the contrary in this Agreement, for purposes of determining the accuracy of any representation or warranty subject to indemnification under

Section 9.2(a), and for the purposes of determining the amount of Losses attributable to the inaccuracy of any such representation or warranty, all “material”, “materially”, “in all material respects”, “Material Adverse Effect”, and other like qualifications shall be disregarded.

(d) The amount of any Losses suffered, sustained or incurred by any indemnified party shall be reduced to take account of (i) any insurance proceeds or any indemnity, contribution or other similar payment received by the Indemnified Party or its Affiliates from any third party with respect thereto, net of any expenses and increase in applicable premiums/retro-premiums related to the recovery of such proceeds, and (ii) any actual cash reduction in Taxes realized in the taxable year of the Loss or in the immediately succeeding taxable year arising from the incurrence of the Loss.

SECTION 9.5 Exclusive Monetary Remedy; Nature of Payments. (a) Except as otherwise provided in this Agreement, the sole and exclusive monetary remedy of the parties after the Closing with respect to any claims relating to or arising out of this Agreement (other than claims of, or causes of action arising from, fraud) shall be pursuant to the indemnification provisions set forth in Section 7.1 and this Article IX. In furtherance of the foregoing, each party hereby waives, from and after the Closing, to the fullest extent permitted by applicable Law, all rights, claims and causes of action (other than claims of, or causes of action arising from, fraud) for damages it may have against any other party arising under this Agreement or any schedule, certificate or other document delivered pursuant hereto, except pursuant to the indemnification provisions set forth in Section 7.1 and this Article IX. The provisions of this paragraph (a) shall not apply to any claims relating to or arising out of the Ancillary Agreements or the transactions contemplated thereby.

(b) The Buyer’s right to indemnification hereunder or other remedy for any Losses arising out of or relating to any breach of any representation, warranty, covenant or agreement of this Agreement shall not be limited or otherwise affected by any knowledge of the Buyer or any of its Representatives in respect thereof prior to the date of this Agreement or prior to the Closing.

SECTION 9.6 Procedures. (a) In order for a party (the “Indemnified Party”) to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a Loss or a claim or demand made by any third Person against the Indemnified Party (a “Third Party Claim”), such Indemnified Party shall deliver notice (a “Claim Notice”) thereof to the Seller or the Buyer, as applicable (the “Indemnifying Party”), with reasonable promptness after receipt by such Indemnified Party of written notice of the Third Party Claim and shall provide the Indemnifying Party with such information with respect thereto as the Indemnifying Party may reasonably request; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article IX except to the extent that the Indemnifying Party is materially prejudiced by such failure. The Indemnifying Party shall have 15 days after receipt of the Claim Notice (the “Notice Period”) to notify the Indemnified Party that it desires to defend the Indemnifying Party against such Third Party Claim.

(b) In the event that the Indemnifying Party, within the Notice Period, acknowledges in writing its obligation to indemnify the Indemnified Party against a Third Party

Claim that is exclusively for civil monetary damages at law, (i) the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate proceedings and shall have the sole power to direct and control such defense, with counsel of its choosing, at its expense (which expenses shall not be applied against any indemnity limitation herein); provided, however, that notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim (A) for equitable or injunctive relief or that would impose criminal liability or criminal damages, (B) involving a conflict of interest between the Indemnifying Party (or any of its Affiliates) and the Indemnified Party (or any of its Affiliates), or (C) where the amount of Losses sought exceed the Indemnifying Party’s obligations under this Article IX, (ii) the Indemnifying Party shall use its commercially reasonable efforts to defend diligently such Third Party Claim, and (iii) the Indemnified Party, prior to the period in which the Indemnifying Party assumes the defense of such matter, may take such reasonable actions to preserve any and all rights with respect to such matter, without such actions being construed as a waiver of the Indemnified Party’s rights to defense and indemnification pursuant to this Agreement, but with such actions not being determinative of the amount of any Losses. If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnifying Party shall not enter into any settlement or compromise or consent to the entry of any judgment with respect to such Third Party Claim without the prior written consent of the Indemnified Party if the settlement, compromise or judgment (i) involves a finding or admission of wrongdoing, (ii) does not include an unconditional written release by the claimant or plaintiff of the Indemnified Party from all liability in respect of such Third Party Claim or (iii) imposes equitable remedies or any obligation on the Indemnified Party other than solely the payment of money damages for which the Indemnified Party will be fully indemnified hereunder.

(c) If the Indemnifying Party (i) does not elect to defend the Indemnified Party against a Third Party Claim, whether by not giving the Indemnified Party timely notice of its desire to so defend or otherwise or (ii) after assuming the defense of a Third Party Claim, fails to take commercially reasonable steps necessary to defend diligently such Third Party Claim, the Indemnified Party shall have the right but not the obligation to assume such defense and shall have the sole power to direct and control such defense, with counsel of its choosing, at the expense of the Indemnifying Party; it being understood that the Indemnified Party’s right to indemnification for a Third Party Claim shall not be adversely affected by assuming the defense of such Third Party Claim. The Indemnified Party shall not settle a Third Party Claim without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld, delayed or conditioned.

(d) The Indemnifying Party and the Indemnified Party shall cooperate in the conduct of the defense of a Third Party Claim, including by providing reasonable access to each other’s relevant business records and other documents, and employees.

(e) The Indemnifying Party and the Indemnified Party shall use commercially reasonable efforts to avoid production of confidential information (consistent with applicable Law), and to cause all communications among employees, counsel and others representing any party to a Third Party Claim to be made so as to preserve any applicable attorney-client or work-product privileges.

(f) In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder that does not involve a Third Party Claim, the Indemnified Party shall deliver notice of such claim with reasonable promptness to the Indemnifying Party; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article IX except to the extent that the Indemnifying Party is materially prejudiced by such failure.

(g) Notwithstanding the foregoing, any payment the Seller is obligated to make to any Indemnified Party pursuant to this Article IX shall be paid first by release of funds to such Indemnified Party from the Escrow Account by the Escrow Agent pursuant to, and in accordance with, the Escrow Agreement. To the extent the Escrow Amount is fully extinguished or insufficient to pay any remaining sums due, then the Seller shall be required to pay to the Indemnified Parties all of such additional sums due or claimed on demand, by wire transfer of immediately available funds.

ARTICLE X

TERMINATION

SECTION 10.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written consent of the Buyer and the Seller;

(b) by either the Buyer or the Seller, if the Closing shall not have occurred on or before October 30, 2015 (the “Outside Date”); provided, that no party shall have the right to terminate this Agreement pursuant to this paragraph (b) if the failure of such party to perform or comply in all material respects with the covenants and agreements of such party set forth in this Agreement shall have been the primary cause of, or primarily resulted in, the failure of the Closing to be consummated by the Outside Date;

(c) by either the Buyer or the Seller, if any of the conditions set forth in Section 8.1 shall have become incapable of fulfillment prior to the Outside Date; provided, that the party seeking to terminate this Agreement pursuant to this paragraph (c) shall have complied in all material respects with the covenants and agreements of such party set forth in this Agreement;

(d) by the Buyer, if the Company or the Seller shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement or any Ancillary Agreement, or if any representation or warranty of the Company or the Seller shall have become untrue, which breach or failure to perform or to be true, either individually or in the aggregate, if occurring or continuing at the Closing, (i) would result in the failure of any of the conditions set forth in Section 8.1 or Section 8.3 and (ii) cannot be or has not been cured by the Outside Date; provided, that the Buyer shall not have the right to terminate this Agreement pursuant to this paragraph (d) if the Buyer is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement; or

(e) by the Seller, if the Buyer shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of the Buyer shall have become untrue, which breach or failure to perform or to be true, either individually or in the aggregate, if occurring or continuing at the Closing, (i) would result in the failure of any of the conditions set forth in Section 8.1 or Section 8.2 and (ii) cannot be or has not been cured by the Outside Date; provided, that the Seller shall not have the right to terminate this Agreement pursuant to this paragraph (e) if the Seller or the Company is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

The party seeking to terminate this Agreement pursuant to this Section 10.1 shall give prompt written notice of such termination to the other party.

SECTION 10.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 10.1, this Agreement shall thereupon become void and of no further force or effect without any liability or obligation on the part of the Buyer, the Company, the Seller or any of the Financing Sources; provided, that:

(a) the provisions of Section 4.25 (Brokers), Section 5.5 (Brokers), Section 6.10 (Confidentiality), Section 6.11 (Public Announcements), this Section 10.2 and Article XI shall survive the termination hereof; and

(b) no such termination shall relieve any party from any liability or damages resulting from any pre-termination breach of this Agreement or from fraud, bad faith or intentional misconduct, in which case the non-breaching party shall be entitled to all rights and remedies available at law or in equity.

ARTICLE XI

GENERAL PROVISIONS

SECTION 11.1 Fees and Expenses. Except as otherwise provided herein, all fees and expenses incurred in connection with or related to this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby shall be paid by the party incurring such fees or expenses.

SECTION 11.2 Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each party. Notwithstanding anything to the contrary contained herein, Section 10.2, Section 11.7, Section 11.10, Section 11.11, Section 11.12, Section 11.14 and this Section 11.2 (and any provision of this Agreement to the extent a modification, waiver or termination of such provision would modify the substance of Section 10.2, Section 11.7, Section 11.10, Section 11.12, Section 11.14 and this Section 11.2) may not be modified, waived or terminated in a manner that impacts or is adverse in any respect to the Financing Sources without the prior written consent of the Financing Sources.

SECTION 11.3 Waiver. No failure or delay of any party in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of any party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such party.

SECTION 11.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of receipt, if delivered personally, (b) on the date of receipt, if delivered by facsimile or e-mail during normal business hours on a Business Day or, if delivered outside of normal business hours on a Business Day, on the first Business Day thereafter, (c) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (d) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i) if to the Seller or, prior to the Closing, the Company, to:

Cretex Companies, Inc.
311 Lowell Avenue
Elk River, MN 55330
Attention:	Lynn Schuler
Facsimile:	(763) 441-7385
E-mail:	lschuler@cretex.com

with a copy (which shall not constitute notice) to:

Dorsey & Whitney LLP
Suite 1500
50 South Sixth Street
Minneapolis, MN 55402
Attention:	Bill Jonason
Facsimile:	(612) 340-7800
E-mail:	jonason.bill@dorsey.com

(ii) if to the Buyer or, after the Closing, the Company, to:

HBP Pipe & Precast LLC
300 E. John Carpenter Freeway, Suite 800
Irving, TX 75062
Attention:	Lori M. Browne
Facsimile:	(469) 586-1414
E-mail:	lori.browne@hanson.biz

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP
2100 McKinney Avenue, Suite 1100
Dallas, TX 75210
Attention:	Jeffrey Chapman and Jonathan Corsico
Facsimile:	(214) 571-2920; (202) 530-4218
E-mail:	jchapman@gibsondunn.com;
jcorsico@gibsondunn.com

SECTION 11.5 Interpretation. When a reference is made in this Agreement to an Article, Section, paragraph, clause or Exhibit, such reference shall be to an Article, Section, paragraph, clause or Exhibit of this Agreement unless otherwise indicated. All words used in this Agreement will be construed to be of such gender as the circumstances require, and in the singular or plural as the circumstances require. The Disclosure Schedules and all Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless otherwise specified. The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless otherwise specified, the words “asset” and “property” shall be deemed to have the same meaning, and to refer to all assets and properties, whether real or personal, tangible or intangible. Any agreement, instrument or Law defined or referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated. References to any Law include references to any associated rules, regulations and official guidance with respect thereto. References to a Person are also to its predecessors, successors and assigns. Unless otherwise specifically indicated, all references to “dollars” and “$” are references to the lawful money of the United States of America. If any foreign currency needs to be converted into U.S. dollars for purposes of determining compliance with the dollar thresholds in this Agreement (including in Section 4.16), such currency shall be converted to U.S. dollars using the exchange rates published by The Wall Street Journal as the New York closing rates for the day in question. References to “days” mean calendar days unless otherwise specified. References to documents or other materials “provided” or “made available” to the Buyer shall mean that such documents or other materials were present at least one Business Day prior to the date of this Agreement in the electronic documentation site established by Intralinks on behalf of the Seller and accessible by the Buyer. Each party hereto has been represented by counsel in connection with this Agreement and the transactions contemplated hereby and, accordingly, any rule of Law or any legal doctrine that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived. Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement.

SECTION 11.6 Entire Agreement. This Agreement (including the Disclosure Schedules and the Exhibits hereto), the Ancillary Agreements and the Confidentiality Agreement (including any certificate delivered pursuant to any of the foregoing) constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings between the parties with respect to the subject matter hereof and thereof.

SECTION 11.7 No Third-Party Beneficiaries. Except as provided in Section 6.17, and the second sentence of this Section 11.7, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement. The Financing Sources shall be express third party beneficiaries of, and shall be entitled to rely on and enforce the provisions of, Section 10.2, Section 11.2, Section 11.10, Section 11.11, Section 11.12, Section 11.14 and this Section 11.7. Notwithstanding anything to the contrary herein, this Agreement shall not affect in any respect the rights, obligations and liabilities of the parties to the Debt Commitment Letter to each other under the Debt Commitment Letter, and nothing herein shall be deemed to modify or limit any such rights, obligations or liabilities.

SECTION 11.8 Governing Law. This Agreement and all Ancillary Agreements and all disputes or controversies arising out of or relating to this Agreement or the Ancillary Agreements or the transactions contemplated hereby or thereby (whether in contract, tort, equity or otherwise) shall be governed by, and construed in accordance with, the internal laws of the State of Delaware (including in respect of the statute of limitations or other limitations period applicable to any such dispute or controversy), without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware; provided, however, that if any Ancillary Agreement is expressly governed by the laws of a different jurisdiction, such Ancillary Agreement and all disputes or controversies to the extent specifically arising out of such Ancillary Agreement shall be governed by the laws so specified in such Ancillary Agreement.

SECTION 11.9 Arbitration of Disputes.

(a) This Agreement and all Ancillary Agreements and all disputes or controversies arising out of or relating to this Agreement or the Ancillary Agreements or the transactions contemplated hereby or thereby (whether in contract, tort, equity or otherwise), including the arbitrability of any dispute or controversy, but excluding any dispute or controversy relating to the Financing Sources, that cannot be settled by mutual agreement shall be finally settled by binding arbitration in accordance with the Expedited Arbitration Procedures of Judicial Arbitration & Mediation Service, Inc. (“JAMS”), as set forth in Section 16.1 et seq. of the JAMS rules, or any successor provision thereto, as follows: Any party aggrieved will deliver a notice to the other party setting forth the specific points in dispute. Any points remaining in dispute 20 days after the giving of such notice may, upon 10 days’ notice to the other party, be submitted to JAMS arbitration conducted before a single neutral arbitrator in Chicago, Illinois; provided, however, that if the dispute involves claims of greater than $5,000,000, the JAMS arbitration shall be conducted before a panel of three arbitrators. With respect to disputes before a single arbitrator, the arbitrator shall be appointed by agreement of the parties hereto or, if no agreement can be reached, by JAMS. With respect to disputes before a panel of three (3) arbitrators, the Buyer and the Seller shall each appoint one arbitrator (the “Party-Appointed Arbitrators”) and the Party-Appointed Arbitrators shall appoint the third and presiding arbitrator within 14 days of the appointment of the second arbitrator; provided, that, any arbitrator not timely appointed herein shall be appointed by the JAMS upon the written demand of any party to the dispute. The arbitrator(s) may enter a default decision against any party who fails to participate in the arbitration proceedings.

(b) The decision of the arbitrator(s) on the points in dispute will be final, unappealable and binding, and judgment on the award may be entered in any court having jurisdiction thereof. The arbitrator(s) shall only be authorized to interpret the provisions of this Agreement, and shall not amend, change or add to any such provisions. The parties agree that this provision has been adopted by the parties to rapidly and inexpensively resolve any disputes between them and that this provision will be grounds for dismissal of any court action commenced by either party with respect to this Agreement, other than post-arbitration actions seeking to enforce an arbitration award or proceedings seeking equitable relief as permitted under Section 11.9(e). In the event that any court determines that this arbitration procedure is not binding, or otherwise allows any litigation regarding a dispute, claim, or controversy covered by this Agreement to proceed, the parties hereto hereby waive any and all right to a trial by jury in or with respect to such litigation.

(c) Except as otherwise provided in this Agreement or by applicable law, the arbitrator(s) will be authorized to apportion its (or their) fees and expenses as the arbitrator(s) deems appropriate and the arbitrator(s) will be authorized to award the prevailing party its fees and expenses (including attorneys’ fees). In the absence of any such apportionment or award, each party will bear its own expenses and the fees of its own attorney.

(d) The parties and the arbitrator(s) will keep confidential, and will not disclose to any person, except the parties’ advisors and legal representatives, or as may be required by law, the existence of any controversy under this Section 11.9 the referral of any such controversy to arbitration or the status or resolution thereof.

(e) The parties may seek any interim or conservatory relief, including an injunction or injunctions to prevent breaches of this Agreement in the Court of Chancery of the State of Delaware; provided, however, that if such court does not have jurisdiction over any such action or proceeding, such action or proceeding shall be heard and determined exclusively in any Delaware state or federal court sitting in the City of Wilmington, Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity. The application of a party to an above-mentioned judicial authority for such measures or for the implementation of any such measures ordered by an arbitral tribunal shall not be deemed to be an infringement or a waiver of Section 11.9 and shall not affect the relevant powers reserved to the arbitral tribunal.

SECTION 11.10 Suits Against Financing Sources. Notwithstanding anything in this Agreement to the contrary, each of the parties hereto agrees that (x) it will not bring or support any action, cause of action, claim, cross claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Debt Commitment Letters, the Debt Financing or the definitive agreements executed in connection therewith or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof) and (y) any such action, cause of action, claim, cross-claim or third-party claim shall be governed by the laws of the State of New York. The Seller also agrees that (a) neither they nor any of their respective Affiliates will bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Financing Source in any way relating to this Agreement or the transactions contemplated hereby, including any dispute arising out of or relating in any way to the Debt Commitment Letters, the Debt Financing or the definitive agreements executed in connection therewith or the performance thereof and (b) no Financing Source shall have any liability (whether in contract or in tort or otherwise) to the Seller or any of its Affiliates or its directors, officers, employees, agents, partners, managers, members or equity holders for any obligations or liabilities of any Party under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to have been made in connection herewith.

SECTION 11.11 Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of each other party, and any such assignment without such prior written consent shall be null and void; provided, however, that (a) the Buyer may assign this Agreement (i) to any Affiliate of the Buyer or (ii) after the Closing to any Person; provided, further that no such assignment shall relieve the assigning party of its obligations hereunder if the assignee does not perform its obligations and (b) the Buyer shall have the right to assign its rights hereunder to a Financing Source as collateral security in connection with the financing of the transactions contemplated hereby, provided that such assignment is effected only for security purposes and shall not permit any foreclosure or other execution on such assignment prior to the Closing and provided, further, that no such assignment shall in any manner limit or effect the Buyer’s obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

SECTION 11.12 Specific Performance. The parties agree that irreparable damage would occur in the event that the parties do not perform the provisions of this Agreement in accordance with their specific terms or otherwise breach such provisions and that any non-performance or breach of this Agreement by any party hereto could not be adequately compensated by monetary damages alone and that the parties hereto would not have any adequate remedy at law. Accordingly, the parties acknowledge and agree that each party shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 11.9(e), this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (i) any defense in any action for specific performance that a remedy at law would be adequate and (ii) any requirement under any Law to post security as a prerequisite to obtaining equitable relief. Notwithstanding the foregoing and subject to the rights of the parties to the Debt Commitment Letter under the terms thereof, none of the Seller or any of its Affiliates, shall have any rights or claims (whether in contract or in tort or otherwise) against any Financing Sources or any Affiliate thereof, solely in their respective capacities as lenders or arrangers in connection with the Debt Financing.

SECTION 11.13 Severability. If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as either the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party or such party waives its rights under this Section 11.13 with respect thereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

SECTION 11.14 Waiver of Jury Trial. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (INCLUDING ANY ACTION OR LIABILITY INVOLVING ANY OF THE FINANCING SOURCES) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE FINANCING COMMITMENTS, THE DEBT FINANCING OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR BY THE ANCILLARY AGREEMENTS.

SECTION 11.15 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Delivery of an executed counterpart of this Agreement by facsimile or other electronic image scan transmission shall be effective as delivery of an original counterpart hereof.

SECTION 11.16 Waiver of Conflicts Regarding Representation; Non-Assertion of Attorney-Client Privilege.

Effective as of the Closing, the Buyer hereby waives and agrees not to assert, and the Buyer agrees to cause the Company to waive and not to assert, any conflict of interest arising out of or relating to any representation after the Closing (any “Post-Closing Representation”) of Seller, any of its Affiliates or any officer, employee or director of Seller or any of its Affiliates (any such Person, a “Designated Person”) in any matter involving this Agreement or any agreement, certificate, instrument or other document executed or delivered pursuant to this Agreement or any transaction contemplated hereby or thereby (including any litigation, arbitration, mediation or other proceeding and including any matter regarding the negotiation, execution, performance or enforceability hereof or thereof) by Dorsey & Whitney LLP and any other legal counsel currently representing any Designated Person (the “Current Counsel”) in connection with this Agreement or any agreement, certificate, instrument or other document executed or delivered pursuant to this Agreement or any transaction contemplated hereby or thereby (including the negotiation, execution or performance hereof or thereof) because of the Current Counsel’s acting as counsel to the Company (the “Current Representation”).

Effective as of the Effective Date, the Buyer hereby agrees not to control or assert, and the Buyer agrees to cause the Company not to control or assert, any attorney-client privilege, work product protection or other similar privilege or protection applicable to any communication between any legal counsel and any Designated Person during the Current Representation in connection with any Post-Closing Representation, including in connection with a dispute with the Buyer or any of its Affiliates (including, after the Closing Date, the Company), it being the intention of the parties hereto that all rights of any Person under or with respect to such attorney-client privilege, work product protection or other similar privilege or protection, including the right to waive, assert and otherwise control such attorney-client privilege, work product protection or other similar privilege or protection, shall be (and are hereby) transferred to or retained by (as applicable), and vested solely in, such Designated Person.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

CRETEX CONCRETE PRODUCTS, INC., as the Company,

By:	/s/ Jeffrey S. Wollerman
	Name:	Jeffrey S. Wollerman
	Title:	Vice President

CRETEX COMPANIES, INC., as the Seller,

By:	/s/ Lynn P. Schueler
	Name:	Lynn P. Schueler
	Title:	President & CEO

HBP PIPE & PRECAST LLC, as the Buyer,

By:	/s/ Lori M. Browne
	Name:	Lori M. Browne
	Title:	Secretary

[SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]

Exhibit A

Form of Escrow Agreement

CONFIDENTIAL	EXHIBIT A

ESCROW AGREEMENT

This Escrow Agreement (this “Agreement”) is entered into as of [                    ], by and among HBP Pipe & Precast LLC, a Delaware limited liability company (“Indemnified Party”), Cretex Companies, Inc., a Minnesota corporation (“Indemnitor,” and together with Indemnified Party, the “Parties”, and individually, a “Party”), and Wells Fargo, National Association, as escrow agent (the “Escrow Agent”).

RECITALS

WHEREAS, the Parties have entered into that certain Stock Purchase Agreement, dated as of August 20, 2015 (the “Purchase Agreement”), pursuant to which, among other things, Indemnified Party has agreed to pay into the escrow created hereby the sum of $20,000,000 (the “Escrow Amount”), in immediately available funds, to be disbursed as provided in the Purchase Agreement (capitalized terms used herein but not otherwise defined have the meanings ascribed to such terms in the Purchase Agreement);

WHEREAS, the Parties desire the Escrow Agent to act as an escrow agent under this Agreement with respect to the Escrow Fund, and the Escrow Agent has agreed to so act; and

WHEREAS, the Parties acknowledge and agree that the Escrow Agent shall have no implied duties beyond the express duties set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

Appointment

1. Appointment. The Escrow Agent is hereby appointed as escrow agent to hold and distribute the Escrow Fund (as defined below) in accordance with the terms hereof, and the Escrow Agent hereby accepts such appointment and agrees to act in such capacity in accordance with the terms hereof.

Escrow Fund

2. Creation of Escrow Account.

a. Pursuant to the provisions of the Purchase Agreement, on the date hereof, Indemnified Party is depositing with the Escrow Agent, and the Escrow Agent hereby agrees to accept in its capacity as such, the Escrow Amount. As used herein, “Escrow Fund” means the Escrow Amount together with all net income or net gain or loss resulting from investments of such amount that has not previously been disbursed hereunder.

b. The Escrow Agent shall confirm each funds transfer instruction received in the name of either Indemnified Party or Indemnitor by means of the security procedure selected by such Party and communicated to the Escrow Agent by a party that is the subject of a certificate in the form of Exhibit A-1 or Exhibit A-2 attached hereto, as applicable, which upon receipt by the Escrow Agent shall become a part of this Agreement. Once delivered to the Escrow Agent, Exhibit A-1 or Exhibit A-2, as applicable, may be revised or rescinded only by a writing signed by Indemnified Party or Indemnitor or an authorized representative thereof, as applicable. Such revisions or rescissions shall be effective only after actual receipt and following such period of time as may be necessary to afford the Escrow Agent a reasonable opportunity to act on it. If a revised Exhibit A-1 or Exhibit A-2 or a rescission of an existing Exhibit A-1 or Exhibit A-2 is delivered to the Escrow Agent by an entity or individual that is a successor-in-interest to Indemnified Party or Indemnitor, as applicable, such document shall be accompanied by additional documentation satisfactory to the Escrow Agent showing that such entity or individual has succeeded to the rights and responsibilities of the applicable Party under this Agreement.

c. Indemnified Party and Indemnitor understand that the Escrow Agent’s inability to receive or confirm funds transfer instructions pursuant to the security procedure selected by Indemnified Party or Indemnitor, as applicable, may result in a delay in accomplishing such funds transfer, and agree that the Escrow Agent shall not be liable for any loss caused by any such delay.

3. Disbursement from Escrow Fund

a. On each occasion on which Indemnified Party determines in good faith that it is entitled to payment pursuant to the Purchase Agreement (an “Escrow Claim”), Indemnified Party may deliver to the Escrow Agent and Indemnitor a written request for the payment of such amount (an “Escrow Claim Notice”), which request shall set forth in reasonable detail the nature of the Escrow Claim (including reasonably detailed description of the basis of the claim), to the extent reasonably determinable, and the amount (if then known), or the method of computing the amount, and nature of the Losses. The method of computing the amount of Losses may include ranges and/or estimates to the extent actual Losses are not known.

b. The Escrow Agent shall not disburse the amount requested in the Escrow Claim Notice, or the disputed portion thereof, as the case may be, pending either: (i) receipt by the Escrow Agent of joint written instructions from Indemnified Party and Indemnitor specifying the agreement of the Parties as to the action to be taken with respect to the Escrow Fund (“Payment Instructions”), or (ii) receipt by the Escrow Agent of a notice from Indemnified Party or Indemnitor stating that such dispute has been submitted to a court of competent jurisdiction or to binding arbitration for judgment, and that that a final order, judgment, decree or arbitral decision with respect to such matters has been rendered, which order, judgment, decree or arbitral decision is not subject to appeal, which resolves such dispute has been rendered, which notice will be accompanied by a copy of the final, non-appealable order, judgment, decree or arbitral decision and a statement by the submitting Party that such decision is final and non-appealable (such notice, including the underlying order, judgment, decree or arbitral decision and the foregoing statement, a “Determination Order”). A copy of any Determination Order also will be sent by Indemnified Party or Indemnitor, as the case may be, to the other Party concurrently

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with the delivery thereof to the Escrow Agent. If, within 10 calendar days after the submitting Party’s delivery of an Determination Order, the other Party does not notify the Escrow Agent in writing (with a copy to the submitting Party) that it has grounds for challenging the Determination Order, which notice will identify in reasonable detail the basis for the challenge, the Escrow Agent will act in accordance with Section 3.c.

c. If the Escrow Agent has received Payment Instructions or a Determination Order (and, with respect to a Determination Order, the designated period for giving notice of grounds for challenge thereof as referred to in Section 3.b has lapsed without such notice having been given), and if such Payment Instructions or Determination Order indicates that Indemnified Party is entitled to payment of all or any portion of the Escrow Fund, then the Escrow Agent will promptly disburse from the Escrow Fund to Indemnified Party amounts due to Indemnified Party as indicated in such Payment Instructions or Determination Order. If such Payment Instructions or Determination Order indicated that Indemnified Party is not entitled to all or any portion of the amount of the Escrow Fund, then the Escrow Agent will hold the amount to which Indemnified Party is not entitled in accordance with the terms of this Agreement until such amounts are to be disbursed (i) to Indemnified Party in respect of another Escrow Claim pursuant to this Section 3, or (ii) pursuant to Section 10.a.

Escrow Agent

4. Duties of the Escrow Agent.

a. The Escrow Agent will (i) keep all cash and investments in the Escrow Fund in one or more accounts conspicuously marked on the records of the Escrow Agent, as “Indemnity Escrow Fund for the benefit of HBP Pipe & Precast LLC and Cretex Companies, Inc.,” together with the account number thereof, and (ii) give such further assurances as Indemnified Party and Indemnitor may reasonably request in order to ensure that the Escrow Agent is in compliance with the provisions of this Agreement.

b. The duties of the Escrow Agent hereunder are only such as are specifically set forth in this Agreement, such duties being purely ministerial in nature, and no other duties or obligations will be read into this Agreement against the Escrow Agent. The Escrow Agent will not be responsible for any other agreement referred to herein, or for determining or compelling compliance therewith, and will not otherwise be bound thereby. Under no circumstance will the Escrow Agent be deemed to be a fiduciary to any Party or any other person under this Escrow Agreement. THE ESCROW AGENT SHALL NOT BE LIABLE, DIRECTLY OR INDIRECTLY, FOR ANY (I) DAMAGES, LOSSES OR EXPENSES ARISING OUT OF THE SERVICES PROVIDED HEREUNDER, OTHER THAN DAMAGES, LOSSES OR EXPENSES WHICH HAVE BEEN FINALLY ADJUDICATED TO HAVE DIRECTLY RESULTED FROM THE ESCROW AGENT’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. IN NO EVENT WILL THE ESCROW AGENT BE LIABLE, DIRECTLY OR INDIRECTLY, FOR ANY SPECIAL, INDIRECT, PUNITIVE OR CONSEQUENTIAL LOSSES OR DAMAGES OF ANY KIND WHATSOEVER (INCLUDING WITHOUT LIMITATION LOST PROFITS), EVEN IF THE ESCROW AGENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSSES OR DAMAGES AND REGARDLESS OF THE FORM OF ACTION, EXCEPT FOR THOSE SPECIAL, INDIRECT, PUNITIVE OR

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CONSEQUENTIAL LOSSES OR DAMAGES WHICH HAVE BEEN FINALLY ADJUDICATED TO HAVE DIRECTLY RESULTED FROM THE ESCROW AGENT’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

c. The Escrow Agent will be entitled to rely upon any order, judgment, certification, demand, notice, instrument, or other writing delivered to the Escrow Agent hereunder without being required to determine the authenticity or the correctness of any fact stated therein or the propriety or validity thereof. The Escrow Agent may act in reliance upon any instrument or signature believed in good faith by the Escrow Agent to be genuine and may assume in good faith that any person purporting to give receipt or advice or make any statement or execute any document in connection with the provisions hereof has been duly authorized to do so, provided that such person has been designated as authorized to act on behalf of a Party pursuant to an Exhibit A-1 or Exhibit A-2, which contain authorized signor designations in Part I thereof, delivered to the Escrow Agent by such Party pursuant to the terms hereof.

d. The Escrow Agent may act pursuant to the advice of counsel of its own choice with respect to any matter relating to this Agreement and will not be liable and will have full and complete authorization and protection for any action taken or suffered by it hereunder in good faith and in accordance with such written advice.

e. In the event of any disagreement between Indemnified Party and Indemnitor resulting in adverse claims or demands being made in connection with any portion of the Escrow Fund, or in the event that the Escrow Agent in good faith is in doubt as to what action the Escrow Agent should take hereunder with respect to any portion of the Escrow Fund, the Escrow Agent will retain such portion of the Escrow Fund until the Escrow Agent will have received Payment Instructions, a Determination Order, or other notice provided for herein, as applicable, directing delivery of any part or all of the Escrow Fund (and with respect to any of the foregoing, any designated period for challenge thereof as referred to herein has lapsed), in which event the Escrow Agent will disburse funds from the Escrow Fund in accordance therewith. The Escrow Agent will have the option, after 30 days’ written notice to the other parties of its intention to do so, to file an action in interpleader requiring the parties to answer and litigate any claims and rights among themselves.

5. Resignation and Removal of the Escrow Agent. The Escrow Agent, and any successor Escrow Agent, may resign at any time as Escrow Agent hereunder by giving at least 60 days’ prior written notice to Indemnified Party and Indemnitor. Upon such resignation and the appointment of a successor Escrow Agent, the obligations and duties of the resigning Escrow Agent will terminate. Upon their receipt of notice of resignation from the Escrow Agent, Indemnified Party and Indemnitor will use reasonable efforts jointly to designate a successor Escrow Agent. In the event Indemnified Party and Indemnitor do not agree upon a successor Escrow Agent within 60 days after the receipt of such notice, the Escrow Agent so resigning may petition any court of competent jurisdiction for the appointment of a successor Escrow Agent or other appropriate relief and any such resulting appointment will be binding upon the parties hereto. The Escrow Agent may be removed, with or without cause, by 10 days’ written notice to the Escrow Agent given jointly by Indemnified Party and Indemnitor. The Escrow Agent or successor Escrow Agent will continue to act as Escrow Agent until a successor is appointed and qualified to act as Escrow Agent in accordance with this Section 5.

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6. Compensation. The Escrow Agent will receive as compensation for the performance of its duties as such hereunder an annual administrative fee as set forth on Exhibit B to be paid one-half by Indemnified Party and one-half by Indemnitor, together with reimbursement for all reasonable expenses, disbursements, and advances incurred or made by the Escrow Agent in the performance of its duties hereunder (including reasonable fees and expenses of counsel), and with respect to such rights to compensation and reimbursement the Escrow Agent shall have a right of set off as set forth in the second-to-last sentence of this Section 6. The Escrow Agent will receive reimbursement upon written request to Indemnified Party and Indemnitor, who will each pay a portion of such expenses in the same proportion as each pays a portion of the annual administrative fee. The Escrow Agent will have, and is hereby granted, a prior lien upon the amounts in the Escrow Fund that are to be disbursed to Indemnified Party or Indemnitor with respect to such Party’s share of the Escrow Agent’s unpaid fees, non-reimbursed expenses, and unsatisfied indemnification rights, superior to the interests of any other persons or entities. The Escrow Agent will be entitled and is hereby granted the right to set off and deduct from any amount that is to be distributed to Indemnified Party or Indemnitor in accordance with this Agreement any unpaid fees, non-reimbursed expenses, and unsatisfied indemnification rights. Notwithstanding the foregoing, Indemnified Party and Indemnitor will be jointly and severally liable for all amounts payable to the Escrow Agent pursuant to this Section 6.

7. Instructions. Indemnified Party and Indemnitor will each execute and deliver to the Escrow Agent a certificate of incumbency in substantially the form of Exhibit A-1, Part I or Exhibit A-2, Part I for the purpose of establishing the identity of the representative of Indemnified Party and Indemnitor (or its representative, if applicable) entitled to issue instructions or directions to the Escrow Agent on behalf of each such Party. In the event of any change in the identity of any such representative or Party, a new certificate of incumbency will be executed and delivered to the Escrow Agent by the appropriate Party. Until such time as the Escrow Agent will receive a new incumbency certificate, the Escrow Agent will be fully protected in relying without inquiry on any then current incumbency certificate on file with the Escrow Agent.

8. Indemnification. Indemnified Party and Indemnitor will jointly and severally indemnify, defend, and hold harmless the Escrow Agent from and against all losses, liabilities, damages, costs, and expenses (including reasonable attorneys’ fees and expenses) that the Escrow Agent may incur by reason of its acting as Escrow Agent under this Agreement, except to the extent such loss, liability, damage, cost, or expense is finally adjudicated to have been caused by the gross negligence or willful misconduct of the Escrow Agent. The obligations of Indemnified Party and Indemnitor under this Section 8 will survive the termination of this Agreement and the resignation or removal of the Escrow Agent.

9. Escrow Agent to Provide Status of Accounts. Upon request of Indemnitor or Indemnified Party with respect to the Escrow Fund, the Escrow Agent will provide written confirmation to Indemnified Party and Indemnitor of the amount within the Escrow Fund as of the time of the request, and the portion of such amount which represents earnings from the investment of monies in the Escrow Fund.

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Miscellaneous

10. Termination.

a. On the date which is eighteen months from the date hereof, the Escrow Agent shall pay and distribute to Indemnitor any and all of the then outstanding amount of the Escrow Fund, unless notice of any actual or threatened Escrow Claim, or of discovery of any facts or circumstances that Indemnified Party reasonably believes may result in an Escrow Claim, has previously been given as set forth in Section 9.6 of the Purchase Agreement and any such Escrow Claims are then still pending and unresolved, in which case assets representing a reasonable quantification (as determined by Indemnified Party) of the amount of indemnifiable Losses relating to such Escrow Claims as of such date shall be retained by the Escrow Agent (a “Retained Amount”), and the balance paid to Indemnitor. The Escrow Agent shall thereafter release from the Escrow Fund to the party entitled thereto all portions of the Retained Amount as and when it receives Payment Instructions or Determination Order, as applicable, relating to such Escrow Claims.

b. This Agreement will terminate on the date on which the entire amounts in the Escrow Fund will have been disbursed in accordance with this Agreement.

11. Investments. The Escrow Agent is authorized and directed to deposit, transfer, hold and invest the funds in the Escrow Fund and any investment income in the Escrow Fund in The Wells Fargo Money Market Deposit Account (the “MMDA”) or as set forth in any subsequent written instruction signed by Indemnified Party and Indemnitor. The amounts on deposit in the MMDA are insured, subject to the applicable rules and regulations of the Federal Deposit Insurance Corporation (FDIC), in the basic FDIC insurance amount of $250,000 per depositor, per insured bank. This includes principal and accrued interest up to a total of $250,000. The Escrow Agent acknowledges that it has no interest in any cash or investments held in the Escrow Fund from time to time, and further acknowledges that the amounts held in the Escrow Fund are to be held for the benefit of Indemnified Party and Indemnitor. The Escrow Agent will have no responsibility or liability for any diminution in value of any assets held hereunder which may result from any investments or reinvestments made in accordance with any provision hereof. Income earned by the Escrow Fund will accrue and become part of the Escrow Fund.

12. Income and Taxes.

a. The Parties agree that, for Tax reporting purposes, all interest and other income from investment of the Escrow Fund shall be allocable to Indemnified Party pursuant to Section 468B(g) of the Internal Revenue Code of 1986, as amended, and Proposed Treasury Regulations Section 1.468B-8. The Escrow Agent will provide to Indemnified Party and Indemnitor a monthly statement with respect to any earnings, disbursements and losses during the period covered by the statement, and will timely issue Forms 1099 to Indemnified Party with respect to income allocated to Indemnified Party, to the extent required by the Internal Revenue Code of 1986, as amended. The Escrow Agent will also provide such additional information to Indemnitor and/or Indemnified Party as reasonably requested by either of them from time to time, including monthly statements with respect to any earnings, disbursements and losses.

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b. Indemnified Party and Indemnitor will provide the Escrow Agent with their respective taxpayer identification numbers and/or with any other information reasonably requested by the Escrow Agent in connection with any required reporting to any taxing authority. The Parties acknowledge that the failure to so provide such forms or information may prevent or delay disbursements from the Escrow Fund and may also result in the assessment of a penalty and the Escrow Agent’s being required to withhold tax on any interest or other income earned on the Escrow Fund. Any payments of income will be subject to applicable withholding regulations then in force in the United States or any other jurisdiction, as applicable.

c. To the extent that the Escrow Agent becomes liable for the payment of any taxes in respect of income derived from the investment of the Escrow Fund, the Escrow Agent shall satisfy such liability to the extent possible from the Escrow Fund. Indemnified Party and Indemnitor, jointly and severally, shall indemnify, defend and hold the Escrow Agent harmless from and against any tax, late payment, interest, penalty or other cost or expense that may be assessed against the Escrow Agent on or with respect to the Escrow and the investment thereof, unless such tax, late payment, interest, penalty or other cost or expense was directly caused by the gross negligence or willful misconduct of the Escrow Agent. The indemnification provided by this Section 12.c is in addition to the indemnification provided in Section 8 and shall survive the resignation or removal of the Escrow Agent and the termination of this Agreement.

13. Amendment and Modification. This Agreement may not be amended, modified, or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed by Indemnified Party, Indemnitor, the Escrow Agent, and otherwise as expressly set forth herein, unless otherwise provided in this Agreement.

14. Waiver. No failure or delay of any Party in exercising any right or remedy hereunder will operate as a waiver thereof, nor will any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of any Party to any such waiver will be valid only if set forth in a written instrument executed and delivered by such Party if an individual, and otherwise by a duly authorized officer or agent on behalf of such Party.

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15. Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of receipt, if delivered personally, (b) on the date of delivery, if delivered by facsimile or e-mail during normal business hours on a Business Day or, if delivered outside of normal business hours on a Business Day, on the first Business Day thereafter, (c) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (d) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a)	if to Indemnified Party, to:

HBP Pipe & Precast LLC
300 E. John Carpenter Freeway, Suite 800
Irving, TX 75062
	Attention:	Lori M. Browne
	Facsimile:	(469) 586-1414
E-mail: lori.browne@hanson.biz

with a copy (which will not constitute notice) to:

Gibson, Dunn & Crutcher LLP
2100 McKinney Avenue, Suite 1100
Dallas, TX 75210
	Attention:	Jeffrey Chapman and Jonathan Corsico
	Facsimile:	(214) 571-2920; (202) 530-4218
	E-mail:	jchapman@gibsondunn.com;
jcorsico@gibsondunn.com

(b)	if to Indemnitor, to:

Cretex Companies, Inc.
311 Lowell Avenue
Elk River, MN 55330
	Attention:	Lynn Schuler
	Facsimile:	(763) 441-7385
	E-mail:	lschuler@cretex.com

with a copy (which will not constitute notice) to:

Dorsey & Whitney LLP
Suite 1500
50 South Sixth Street
Minneapolis, MN 55402
	Attention:	Bill Jonason
	Fax:	(612) 340-7800
	E-mail:	jonason.bill@dorsey.com

(c)	if to the Escrow Agent, to:

Wells Fargo Bank, National Association
750 N. St. Paul, Suite 1750
Dallas, TX 75201
	Attention:	Alexander S. Grose; Corporate, Municipal and Escrow Solutions
	Fax:	(214) 756-7401
	E-mail:	alexander.s.grose@wellsfargo.com

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16. Timing. When any act is to be done on any particular day or within any period of time, if that day or the last day falls on a Saturday, Sunday, or holiday, then the next day that is not a Saturday, Sunday, or holiday shall be deemed the one intended.

17. Time. Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement.

18. Governing Law; Jurisdiction and Venue. Sections 11.8 and 11.9 of the Purchase Agreement are hereby incorporated by reference.

19. Assignment, Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of each other party, and any such assignment without such prior written consent shall be null and void; provided, however, that (a) the Indemnified Party may assign this Agreement (i) to any Affiliate of the Indemnified Party or (ii) after the Closing to any Person; provided, further that no such assignment shall relieve the assigning party of its obligations hereunder if the assignee does not perform its obligations and (b) the Indemnified Party shall have the right to assign its rights hereunder to a Financing Source as collateral security in connection with the financing of the transactions contemplated hereby, provided that such assignment is effected only for security purposes and shall not permit any foreclosure or other execution on such assignment prior to the Closing and provided, further, that no such assignment shall in any manner limit or effect the Indemnified Parties’ obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns. The foregoing notwithstanding, no assignment of the interests of any of the parties hereto will be binding on the Escrow Agent unless and until written notice of such assignment will have been delivered to the Escrow Agent.

20. Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

21. Severability. If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as either the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party or such party waives its rights under this Section 21 with respect thereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

22. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and will not affect in any way the meaning or interpretation of this Agreement.

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23. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Delivery of an executed counterpart of this Agreement by facsimile or other electronic image scan transmission shall be effective as delivery of an original counterpart hereof.

24. Force Majeure. The Escrow Agent shall not be responsible or liable for any failure or delay in the performance of its obligation under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation: acts of God; earthquakes; fire; flood; wars; acts of terrorism; civil or military disturbances; sabotage; epidemic; riots; interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications services; accidents; labor disputes; acts of civil or military authority or governmental action; it being understood that the Escrow Agent shall use commercially reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as reasonably practicable under the circumstances.

25. Escheat. The Parties are aware that under applicable state law, property which is presumed abandoned may under certain circumstances escheat to the applicable state. The Escrow Agent shall have no liability to the Parties, their respective heirs, legal representatives, successors and assigns, or any other party, should any or all of the Escrow Property escheat by operation of law.

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IN WITNESS WHEREOF, each Party has executed this Agreement or caused this Agreement to be duly executed on its behalf by its duly authorized officers as of the date first written above.

INDEMNIFIED PARTY:

HBP PIPE & PRECAST LLC

By:
Name:
Title:

INDEMNITOR:

CRETEX COMPANIES, INC.

By:
Name:
Title:

[Signature Page to Escrow Agreement]

The undersigned hereby accepts the terms and provisions of the foregoing Agreement and agrees to accept, hold, deal with, and dispose of any property comprising the Escrow Fund in accordance with the foregoing Agreement.

ESCROW AGENT:

WELLS FARGO, NATIONAL ASSOCIATION

By:
Name:	Amy C. Perkins
Title:	Vice President

[Signature Page to Escrow Agreement]

EXHIBIT A-1

Indemnified Party certifies that the names, titles, telephone numbers, e-mail addresses and specimen signatures set forth in Parts I and II of this Exhibit A-1 identify the persons authorized to provide direction and initiate or confirm transactions, including funds transfer instructions, on behalf of Indemnified Party , and that the option checked in Part III of this Exhibit A-1 is the security procedure selected by Indemnified Party for use in verifying that a funds transfer instruction received by the Escrow Agent is that of Indemnified Party.

Indemnified Party has reviewed each of the security procedures and has determined that the option checked in Part III of this Exhibit B-1 best meets its requirements; given the size, type and frequency of the instructions it will issue to the Escrow Agent. By selecting the security procedure specified in Part III of this Exhibit A-1, Indemnified Party acknowledges that it has elected to not use the other security procedures described and agrees to be bound by any funds transfer instruction, whether or not authorized, issued in its name and accepted by the Escrow Agent in compliance with the particular security procedure chosen by Indemnified Party.

NOTICE: The security procedure selected by Indemnified Party will not be used to detect errors in the funds transfer instructions given by Indemnified Party. If a funds transfer instruction describes the beneficiary of the payment inconsistently by name and account number, payment may be made on the basis of the account number even if it identifies a person different from the named beneficiary. If a funds transfer instruction describes a participating financial institution inconsistently by name and identification number, the identification number may be relied upon as the proper identification of the financial institution. Therefore, it is important that Indemnified Party take such steps as it deems prudent to ensure that there are no such inconsistencies in the funds transfer instructions it sends to the Escrow Agent.

Part I

Name, Title, Telephone Number, Electronic Mail (“e-mail”) Address and Specimen Signature for person(s) designated to provide direction, including but not limited to funds transfer instructions, and to otherwise act on behalf of Indemnified Party

Name	Title	Telephone Number	E-mail Address	Specimen Signature

Part II

Name, Title, Telephone Number and E-mail Address for

person(s) designated to confirm funds transfer instructions

Name	Title	Telephone Number	E-mail Address

[Exhibit A-1 to Escrow Agreement]

Part III

Means for delivery of instructions and/or confirmations

The security procedure to be used with respect to funds transfer instructions is checked below:

Option 1. Confirmation by telephone call-back. The Escrow Agent shall confirm funds transfer instructions by telephone call-back to a person at the telephone number designated on Part II above. The person confirming the funds transfer instruction shall be a person other than the person from whom the funds transfer instruction was received, unless only one person is designated in both Parts I and II of this Exhibit A-1.

CHECK box, if applicable:

If the Escrow Agent is unable to obtain confirmation by telephone call-back, the Escrow Agent may, at its discretion, confirm by e-mail, as described in Option 2.

Option 2. Confirmation by e-mail. The Escrow Agent shall confirm funds transfer instructions by e-mail to a person at the e-mail address specified for such person in Part II of this Exhibit A-1. The person confirming the funds transfer instruction shall be a person other than the person from whom the funds transfer instruction was received, unless only one person is designated in both Parts I and II of this Exhibit A-1. [“            ”] understands the risks associated with communicating sensitive matters, including time sensitive matters, by e-mail. [“            ”] further acknowledges that instructions and data sent by e-mail may be less confidential or secure than instructions or data transmitted by other methods. The Escrow Agent shall not be liable for any loss of the confidentiality of instructions and data prior to receipt by the Escrow Agent.

CHECK box, if applicable:

If the Escrow Agent is unable to obtain confirmation by e-mail, the Escrow Agent may, at its discretion, confirm by telephone call-back, as described in Option 1.

Option 3. Delivery of funds transfer instructions by password protected file transfer system only - no confirmation. The Escrow Agent offers the option to deliver funds transfer instructions through a password protected file transfer system. If [“            ”] wishes to use the password protected file transfer system, further instructions will be provided by the Escrow Agent. If [“            ”] chooses this Option 3, it agrees that no further confirmation of funds transfer instructions will be performed by the Escrow Agent.

Option 4. Delivery of funds transfer instructions by password protected file transfer system with confirmation. Same as Option 3 above, but the Escrow Agent shall confirm funds transfer instructions by telephone call-back or e-mail (must check at least one, may check both) to a person at the telephone number or e-mail address designated on Part II above. By checking a box in the prior sentence, the party shall be deemed to have agreed to the terms of such confirmation option as more fully described in Option 1 and Option 2 above.

Dated this      day of         , 20    .

By
Name:
Title:

[Exhibit A-2 to Escrow Agreement]

EXHIBIT A-2

Indemnitor certifies that the names, titles, telephone numbers, e-mail addresses and specimen signatures set forth in Parts I and II of this Exhibit A-2 identify the persons authorized to provide direction and initiate or confirm transactions, including funds transfer instructions, on behalf of Indemnitor and that the option checked in Part III of this Exhibit A-2 is the security procedure selected by Indemnitor for use in verifying that a funds transfer instruction received by the Escrow Agent is that of Indemnitor.

Indemnitor has reviewed each of the security procedures and has determined that the option checked in Part III of this Exhibit A-2 best meets its requirements; given the size, type and frequency of the instructions it will issue to the Escrow Agent. By selecting the security procedure specified in Part III of this Exhibit A-2, Indemnitor acknowledges that it has elected to not use the other security procedures described and agrees to be bound by any funds transfer instruction, whether or not authorized, issued in its name and accepted by the Escrow Agent in compliance with the particular security procedure chosen by Indemnitor.

NOTICE: The security procedure selected by Indemnitor will not be used to detect errors in the funds transfer instructions given by Indemnitor. If a funds transfer instruction describes the beneficiary of the payment inconsistently by name and account number, payment may be made on the basis of the account number even if it identifies a person different from the named beneficiary. If a funds transfer instruction describes a participating financial institution inconsistently by name and identification number, the identification number may be relied upon as the proper identification of the financial institution. Therefore, it is important that Indemnitor take such steps as it deems prudent to ensure that there are no such inconsistencies in the funds transfer instructions it sends to the Escrow Agent.

Part I

Name, Title, Telephone Number, Electronic Mail (“e-mail”) Address and Specimen Signature for person(s) designated to provide direction, including but not limited to funds transfer instructions, and to otherwise act on behalf of Indemnitor

Name	Title	Telephone Number	E-mail Address	Specimen Signature

Part II

Name, Title, Telephone Number and E-mail Address for

person(s) designated to confirm funds transfer instructions

Name	Title	Telephone Number	E-mail Address

[Exhibit A-2 to Escrow Agreement]

Part III

Means for delivery of instructions and/or confirmations

The security procedure to be used with respect to funds transfer instructions is checked below:

Option 1. Confirmation by telephone call-back. The Escrow Agent shall confirm funds transfer instructions by telephone call-back to a person at the telephone number designated on Part II above. The person confirming the funds transfer instruction shall be a person other than the person from whom the funds transfer instruction was received, unless only one person is designated in both Parts I and II of this Exhibit A-2.

CHECK box, if applicable:

If the Escrow Agent is unable to obtain confirmation by telephone call-back, the Escrow Agent may, at its discretion, confirm by e-mail, as described in Option 2.

Option 2. Confirmation by e-mail. The Escrow Agent shall confirm funds transfer instructions by e-mail to a person at the e-mail address specified for such person in Part II of this Exhibit A-2. The person confirming the funds transfer instruction shall be a person other than the person from whom the funds transfer instruction was received, unless only one person is designated in both Parts I and II of this Exhibit A-2. Indemnitor understands the risks associated with communicating sensitive matters, including time sensitive matters, by e-mail.          Indemnitor further acknowledges that instructions and data sent by e-mail may be less confidential or secure than instructions or data transmitted by other methods. The Escrow Agent shall not be liable for any loss of the confidentiality of instructions and data prior to receipt by the Escrow Agent.

CHECK box, if applicable:

If the Escrow Agent is unable to obtain confirmation by e-mail, the Escrow Agent may, at its discretion, confirm by telephone call-back, as described in Option 1.

Option 3. Delivery of funds transfer instructions by password protected file transfer system only - no confirmation. The Escrow Agent offers the option to deliver funds transfer instructions through a password protected file transfer system. If [“            ”] wishes to use the password protected file transfer system, further instructions will be provided by the Escrow Agent. If [“            ”] chooses this Option 3, it agrees that no further confirmation of funds transfer instructions will be performed by the Escrow Agent.

Option 4. Delivery of funds transfer instructions by password protected file transfer system with confirmation. Same as Option 3 above, but the Escrow Agent shall confirm funds transfer instructions by telephone call-back or e-mail (must check at least one, may check both) to a person at the telephone number or e-mail address designated on Part II above. By checking a box in the prior sentence, the party shall be deemed to have agreed to the terms of such confirmation option as more fully described in Option 1 and Option 2 above.

Dated this      day of         , 20    .

By
Name:
Title:

[Exhibit A-2 to Escrow Agreement]

EXHIBIT B

FEES OF ESCROW AGENT

Acceptance Fee	Waived

A one-time fee for our initial review of governing documents, account set-up and customary duties and responsibilities related to the closing. This fee is payable at closing.

Annual Administration Fee	$5,000.00

An annual fee for customary administrative services provided by the escrow agent, including daily routine account management; investment transactions, cash transactions processing (including wire and check processing), disbursement of funds in accordance with the agreement, tax reporting for one entity, and providing account statements to the parties. The escrow agent reserves the right to assess a $50 tax reporting fee per payee in excess of the amount anticipated above. The administration fee is payable annually in advance per escrow account established. The first installment of the administrative fee is payable at closing.

Out-of-Pocket Expenses	At cost

Out-of- pocket expenses will be billed as incurred at cost at the sole discretion of Wells Fargo.

Extraordinary Services	Standard Rate

The charges for performing services not contemplated at the time of execution of the governing documents or not specifically covered elsewhere in this schedule will be at Wells Fargo’s rates for such services in effect at the time the expense is incurred.

Assumptions

This proposal is based upon the following assumptions with respect to the role of escrow agent:

•	Number of escrow accounts to be established: One (1) account to be established

•	Amount of escrow: $[ ] initial deposit

•	Term of escrow: approximately Eighteen (18) months

•	Number of tax reporting parties: up to Two (2)

•	Number of parties to the transaction: Two (2) entities

•	Number of cash transactions (deposits/disbursements): Not more than One (1) per month

•	Fees quoted assumes balances invested under the escrow agreement will be held in: Wells Fargo Bank Money Market Demand Account

Terms and conditions

•	The recipient acknowledges and agrees that this proposal does not commit or bind Wells Fargo to enter into a contract or any other business arrangement, and that acceptance of the appointment described in this proposal is expressly conditioned on (1) compliance with the requirements of the USA Patriot Act of 2001, described below, (2) satisfactory completion of Wells Fargo’s internal account acceptance procedures, (3) Wells Fargo’s review of all applicable governing documents and its confirmation that all terms and conditions pertaining to its role are satisfactory to it and (4) execution of the governing documents by all applicable parties.

•	Should this transaction fail to close or if Wells Fargo determines not to participate in the transaction, any acceptance fee and any legal fees and expenses may be due and payable.

•	Legal counsel fees and expenses, any acceptance fee and any first year annual administrative fee are payable at closing.

•	Any annual fee covers a full year or any part thereof and will not be prorated or refunded in a year of early termination.

[Exhibit B to Escrow Agreement]

•	Should any of the assumptions, duties or responsibilities of Wells Fargo change, Wells Fargo reserves the right to affirm, modify or rescind this proposal.

•	The fees described in this proposal are fixed for 18 months and thereafter subject to periodic review and adjustment by Wells Fargo.

•	Invoices outstanding for over 30 days are subject to a 1.5% per month late payment penalty.

•	This fee proposal is good for 90 days.

Important information about identifying our customers

To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person (individual, corporation, partnership, trust, estate or other entity recognized as a legal person) for whom we open an account.

What this means for you: Before we open an account, we will ask for your name, address, date of birth (for individuals), TIN/EIN or other information that will allow us to identify you or your company. For individuals, this could mean identifying documents such as a driver’s license. For a corporation, partnership, trust, estate or other entity recognized as a legal person, this could mean identifying documents such as a Certificate of Formation from the issuing state agency.

[Exhibit B to Escrow Agreement]

Exhibit B

Form of Transition Services Agreement

Exhibit B

FORM OF TRANSITION SERVICES AGREEMENT

TRANSITION SERVICES AGREEMENT (this “TSA”), dated as of [●], 2015 (the “Effective Date”), between HBP PIPE & PRECAST LLC, a Delaware limited liability company (“Buyer”), CRETEX COMPANIES, INC., a Minnesota corporation (“Seller”). Seller and Buyer are referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, Seller, Buyer and CRETEX CONCRETE PRODUCTS, INC., an Iowa corporation (the “Company”) are parties to that certain Stock Purchase Agreement, dated August 20, 2015 (the “Purchase Agreement”), providing for the sale of 100% of the issued and outstanding shares of the Company by Seller to Buyer, all upon the terms and conditions set forth in the Purchase Agreement; and

WHEREAS, in connection with the Purchase Agreement, Buyer (on behalf of the Company) desires to procure certain services from Seller, and Seller is willing to provide such services to the Company for a transitional period, on the terms and conditions set forth in this TSA.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereof, and intending to be legally bound hereby, the Parties agree as follows:

AGREEMENT

ARTICLE I

DEFINITIONS AND INTERPRETATION

SECTION 1.1 Definitions. Capitalized terms used but not otherwise defined in this TSA have the meaning set forth in the Purchase Agreement. The following capitalized terms used in this TSA have the following meanings:

“Buyer” has the meaning set forth in the preamble.

“Change” has the meaning set forth in Section 4.1.

“Change Request” has the meaning set forth in Section 4.1.

“Company” has the meaning set forth in the recitals.

“Dispute Notice” has the meaning set forth in Section 3.3(a).

“Effective Date” has the meaning set forth in the preamble.

“Fees” has the meaning set forth in Section 5.1.

“Indemnified Party” has the meaning set forth in Section 9.1.

“Indemnifying Party” has the meaning set forth in Section 9.1.

“Mandatory Change” has the meaning set forth in Section 4.2(a).

“Party” and “Parties” have the meaning set forth in the preamble.

“Purchase Agreement” has the meaning set forth in the recitals.

“Seller” has the meaning set forth in the preamble.

“Transition Manager” has the meaning set forth in Section 3.2.

“Transition Period” has the meaning set forth in Section 2.1.

“Transition Plan” has the meaning set forth in Section 2.9.

“Transition Services” has the meaning set forth in Section 2.1.

“TSA” has the meaning set forth in the preamble.

SECTION 1.2 Interpretation. Except where otherwise indicated, all references in this TSA to Articles, Sections or Schedules are to Articles or Sections of, or Schedules to, this TSA. Except as set forth in the immediately preceding sentence, the additional interpretation provisions set forth in Section 11.5 of the Purchase Agreement apply to this TSA as if fully set forth herein mutatis mutandis.

ARTICLE II

PROVISION OF THE TRANSITION SERVICES

SECTION 2.1 Transition Services. Seller shall provide, or cause to be provided, the services specified in Schedule A and any service, system, function or responsibility not specifically described in Schedule A, but which is inherently required for the proper performance and delivery of a service, system, function or responsibility set forth Schedule A (collectively, the “Transition Services”) commencing on the Effective Date and for the transition period set forth in Schedule A for each Transition Service, as may be extended pursuant to Section 6.1 (each, a “Transition Period”).

SECTION 2.2 Performance Metrics. Seller shall provide, or cause to be provided, the Transition Services in a manner generally consistent with how such Transition Services were performed in the ordinary course by Seller or its Affiliates to the Company in the twelve (12) month period prior to the Effective Date.

SECTION 2.3 Consents. Seller shall use commercially reasonable efforts obtain all third-party consents necessary to allow such third party’s service or product to be utilized by the Company in connection with a Transition Service. The Parties shall share evenly the cost of obtaining any such third-party consent. If Seller is unable to obtain such consent, the Parties shall cooperate in good faith to reach agreement on an acceptable work-around or alternative arrangement. Buyer shall cooperate with and assist Seller in good faith in obtaining such third-party consents.

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SECTION 2.4 Nature of the Transition Services. Buyer acknowledges and understands that the Transition Services are transitional in nature and are furnished by Seller for the purpose of facilitating the sale of the Company and the operation of the Company immediately following the Closing. Buyer acknowledges that it is required to transition the Transition Services to its own internal organization or a third party as promptly as practicable.

SECTION 2.5 Insurance. Seller shall maintain insurance, including property and casualty insurance, during the term of this TSA on its personal and improved realty used for the services provided pursuant to this TSA with terms consistent with the past practices of Seller. Seller shall provide notice to Buyer of any significant adverse changes in its insurance coverage during the term of this TSA.

SECTION 2.6 Compliance with Law. Seller shall comply in all material respects with all applicable Laws in providing the Transition Services and modify the Transition Services to comply with a material change in applicable Laws.

SECTION 2.7 Misdirected Mail. In the event that Seller receives letters or packages addressed to the Company, or which are reasonably apparent on their face to be intended for the Company, then Seller shall forward such letters or packages to Buyer no later than two (2) Business Days after receipt of such letters or packages. For purposes of this Section, any letters or packages that are to be forwarded to Buyer shall be sent to: 511 E. John Carpenter Freeway, Suite 671, Irving, TX 75062, Attention: Mailroom.

SECTION 2.8 Modifications to the Transition Services. Unless entered into in the ordinary course of business and in a manner consistent with past practice, in all material respects, Seller shall not enter into any material new contract, agreement or third-party arrangement with respect to the Transition Services, without the prior written consent of Buyer (which consent shall not be unreasonably withheld, delayed or conditioned), in each case, other than to replace an existing third-party contract, agreement or arrangement which has ended or will end during the term of this TSA.

SECTION 2.9 Transition Plan. During the thirty (30) day period after the Effective Date, the Parties shall work together to develop a written plan describing the steps that the Parties shall take to transfer each Transition Service to Buyer or a successor (the “Transition Plan”). Each Party shall perform its obligations set forth in the Transition Plan.

ARTICLE III

MANAGEMENT AND CONTROL

SECTION 3.1 Cooperation. Buyer shall provide, and shall cause the Company to provide, all cooperation and assistance reasonably required by Seller or any of its affiliates or subcontractors to enable Seller to provide, or cause to be provided, the Transition Services. Buyer shall provide reasonable access to the premises of the Company at all times as is necessary to enable Seller to perform its obligations under this TSA.

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SECTION 3.2 Transition Managers. Schedule A sets forth the primary point person for each of the Transition Services (each, a “Transition Manager”). Each Transition Manager shall have overall responsibility for (a) coordinating, on behalf of Seller or Buyer, as applicable, the activities undertaken by Seller or Buyer, hereunder, with respect to such Transition Manager’s applicable Transition Service, (b) coordinating the provision of the applicable Transition Service, and (c) acting as the contact with the other Party’s applicable Transition Manager. Either Party may change any of its Transition Managers by providing written notice to the other Party.

SECTION 3.3 Dispute Resolution. The Parties shall attempt in good faith to resolve any dispute arising out of or relating to this TSA promptly by negotiations in accordance with this Section.

(a) Any dispute arising under this TSA shall be considered in person or by telephone by the applicable Transition Managers within five (5) Business Days after receipt of a notice from either Party specifying the nature of the dispute (the “Dispute Notice”).

(b) If the applicable Transition Managers cannot agree on a resolution of the dispute within ten (10) Business Days after receipt of the Dispute Notice, the dispute shall be escalated to the Chief Executive Officer of Seller and the Chief Executive Officer of Buyer for resolution. The applicable Transition Managers shall promptly prepare and send to the Chief Executive Officer of Seller and the Chief Executive Officer of Buyer a memorandum stating (i) the issues in dispute and each Party’s position thereon, (ii) a summary of the evidence and arguments supporting each Party’s position (attaching all relevant documents) and (iii) a summary of the negotiations that have taken place to date. If the Chief Executive Officer of Seller and the Chief Executive Officer of Buyer are unable to resolve such dispute within fifteen (15) Business Days after receipt of the Dispute Notice, then either Party may refer the dispute to binding arbitration pursuant to Section 11.9 of the Purchase Agreement.

(c) Seller shall continue to provide the Transition Services during the pendency of any dispute.

ARTICLE IV

CHANGE CONTROL PROCEDURES

SECTION 4.1 Changes. Either Party may propose a change to a Transition Service or the addition of a new service (each change or addition, a “Change” and each proposal, a “Change Request”). Each Party shall consider any Change Request proposed by the other Party in good faith and shall use commercially reasonable efforts to reach an agreement in relation to such Change Request; provided, however, that neither Party is obliged to agree to a Change Request proposed by the other Party and, if a Party does agree to any Change Request, such Party may condition its agreement on a reasonable adjustment in the applicable Fee for the affected Transition Service.

SECTION 4.2 Mandatory Change.

(a) Buyer shall promptly notify Seller upon becoming aware of a Change that is required as a result of Buyer identifying a service after the Effective Date that was

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provided by Seller or its Affiliates in the ordinary course during the twelve (12) month period immediately prior to the Effective Date and that is reasonably required by the Company to operate the business of the Company in the manner that the Company had been operated as of the Effective Date (each, a “Mandatory Change”).

(b) Upon receipt of notice of a Mandatory Change, Seller shall promptly implement such Mandatory Change and perform its obligations with respect to such Mandatory Change. To the extent that such Mandatory Change materially increases or decreases Seller’s cost to provide the Transition Services, the Parties shall negotiate an equitable adjustment to the Fees with respect to such increased or decreased cost calculated in accordance with Seller’s actual cost consistent with the historical practices of Seller and the Company.

SECTION 4.3 Documentation. If the Parties agree in writing to a Change, then Schedule A shall be deemed to be amended accordingly. No Change shall take effect unless and until such Change is agreed to in writing by the Parties. In the event Seller informs Buyer that Seller cannot provide the requested Change, then, upon the request of Buyer, the Parties shall work in good faith to transition the affected Transition Service immediately to Buyer or its designee.

ARTICLE V

FEES AND PAYMENT

SECTION 5.1 Fees. The fee for each Transition Service is set forth in Schedule A (collectively, the “Fees”). Fee reductions will not result from a termination of a Transition Service unless and until an entire category of Transition Services for which there is a separate fee set forth in Schedule A is terminated. Such reduction will take effect beginning on the first day of the first full month following the earlier of (a) the expiration date for such Transition Service set forth in Schedule A and (b) Seller’s receipt of Buyer’s notice to cease providing the terminated Transition Service. The Fees set forth in Schedule A for a Transition Service shall be increased by an amount equal to ten percent (10%) of the Fees set forth in Schedule A for each such Transition Service during any extension period requested by Buyer pursuant to Section 6.1.

SECTION 5.2 Payment and Invoices. Seller shall invoice Buyer for the Fees in arrears each month. Buyer shall pay each invoice no later than thirty (30) days after receipt of such invoice.

ARTICLE VI

TERM AND TERMINATION

SECTION 6.1 Term. The term of this TSA begins on the Effective Date and ends on the last day of the month in which the last of the Transition Services has been performed, as set forth in Schedule A, unless terminated earlier pursuant to Section 6.2. Seller shall consider a request by Buyer to extend the Transition Period for a Transition Service in good faith and shall use commercially reasonable efforts to reach an agreement in relation to such request; provided, however, that Seller agrees to extend the Transition Period for a Transition Service for the period of time requested by Buyer (not to exceed six (6) months) upon Buyer’s reasonable request for an extension upon 30 days’ notice to Seller prior to the expiration of the initial Transition Period for such Transition Service.

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SECTION 6.2 Termination.

(a) Buyer may terminate this TSA or Buyer’s right to receive any particular Transition Service for any or no reason by providing Seller not less than thirty (30) days prior written notice setting forth the termination date for this TSA or such Transition Service.

(b) If a Party materially breaches any of its obligations under this TSA, and does not cure such breach within thirty (30) days after receiving written notice thereof from the non-breaching Party, then the non-breaching Party may, at its option, terminate any Transition Service affected by such breach or this TSA in its entirety by providing written notice of termination to the other Party, which termination shall be effective immediately.

SECTION 6.3 Survival. Article I, Section 3.3, Article VIII and Article IX shall survive the expiration or termination of this TSA.

ARTICLE VII

REPRESENTATIONS, WARRANTIES AND COVENANTS

SECTION 7.1 Buyer Representations, Warranties and Covenants. Buyer represents, warrants and covenants that:

(a) it has all requisite power and authority to execute, deliver and perform its obligations under this TSA;

(b) there is no pending litigation, arbitrated matter or other dispute as of the date of execution of this TSA to which Buyer is a party which would reasonably be expected to have a material adverse effect on the Buyer’s ability to fulfill its obligations under this TSA;

(c) the execution, delivery and performance of this TSA have been duly authorized by Buyer and shall not conflict with, result in a breach of or constitute a default under any other agreement to which Buyer is a party, except for those conflicts, breaches and defaults that, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the ability of Buyer to comply with its obligations under this TSA; and

(d) it is in compliance in all material respects with all laws applicable to Buyer and has obtained all applicable permits and licenses required of Buyer in connection with its obligations under this TSA, except for non-compliance that, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Buyer or its ability to comply with its obligations under this TSA.

SECTION 7.2 Seller Representations, Warranties and Covenants. Seller represents, warrants and covenants that:

(a) it has all requisite power and authority to execute, deliver and perform its obligations under this TSA;

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(b) there is no pending litigation, arbitrated matter or other dispute as of the date of execution of this TSA to which Seller is a party which would reasonably be expected to have a material adverse effect on the Seller’s ability to fulfill its obligations under this TSA;

(c) the execution, delivery and performance of this TSA have been duly authorized by Seller and shall not conflict with, result in a breach of or constitute a default under any other agreement to which Seller is a party, except for those conflicts, breaches and defaults that, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the ability of Seller to comply with its obligations under this TSA; and

(d) it is in compliance in all material respects with all laws applicable to Seller and has obtained all applicable permits and licenses required of Seller in connection with its obligations under this TSA, except for non-compliance that, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the ability of Seller to comply with its obligations under this TSA.

SECTION 7.3 No Other Representations and Warranties. EACH PARTY ACKNOWLEDGES AND AGREES THAT, EXCEPT AS SET FORTH IN THE PURCHASE AGREEMENT, THE ONLY REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS MADE BY THE PARTIES ARE THE REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS MADE IN THIS TSA.

ARTICLE VIII

DISCLAIMER; LIMITATION OF LIABILITY

SECTION 8.1 DISCLAIMER. SELLER EXPLICITLY DISCLAIMS, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

SECTION 8.2 Limitation of Liability. The aggregate liability of Seller and its affiliates under this TSA, whether arising from contract, tort, warranty, negligence or otherwise with respect to any Transition Service is limited to an amount equal to $500,000.00. Seller shall have no liability for any claims, losses, damages and liabilities that Buyer or its Affiliates may incur as a result of the provision or non-provision of Transition Services, except to the extent such claims, losses, damages or liabilities are attributable to Seller’s (i) indemnification obligations explicitly set forth in Section 9.1, or (ii) abandonment or wrongful termination of this TSA.

ARTICLE IX

INDEMNIFICATION

SECTION 9.1 Indemnification Obligation. Each Party (the “Indemnifying Party”) agrees to protect, defend, hold harmless and indemnify the other Party (the “Indemnified Party”) from and against any and all claims, losses, damages and liabilities arising out of or

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resulting from: (a) the Indemnifying Party’s gross negligence or willful misconduct; (b) a claim that the Indemnified Party has infringed the intellectual property rights of a third party as a result of the Indemnified Party’s use of materials provided by the Indemnifying Party; and (c) a material breach by the Indemnifying Party of its confidentiality obligations.

SECTION 9.2 Indemnification Procedure. The indemnification procedures set forth in Section 9.6 of the Purchase Agreement shall apply to this TSA mutatis mutandis.

ARTICLE X

GENERAL PROVISIONS

SECTION 10.1 Amendment and Modification. This TSA may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each Party.

SECTION 10.2 Waiver. No failure or delay of either Party in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of either Party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such Party.

SECTION 10.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of receipt, if delivered personally, (b) on the date of receipt, if delivered by facsimile or e-mail during normal business hours on a Business Day or, if delivered outside of normal business hours on a Business Day, on the first Business Day thereafter, (c) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (d) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)	if to Seller or, prior to the Closing, the Company, to:

Cretex Companies, Inc.
311 Lowell Avenue
Elk River, MN 55330
	Attention:	Lynn Schuler
	Facsimile:	763-441-7385
	E-mail:	lschuler@cretex.com

with a copy (which shall not constitute notice) to:

Dorsey & Whitney LLP
Suite 1500
50 South Sixth Street
Minneapolis, MN 55402
	Attention:	Bill Jonason
	E-mail:	jonason.bill@dorsey.com

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(ii)	if to Buyer or, after the Closing, the Company, to:

HBP Pipe & Precast LLC
300 E. John Carpenter Freeway, Suite 800
Irving, TX 75062
	Attention:	Lori M. Browne
	Facsimile:	(469) 586-1414
	E-mail:	lori.browne@hanson.biz

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

2100 McKinney Avenue, Suite 1100
Dallas, TX 75210
	Attention:	Jeffrey Chapman and Jonathan Corsico
	Facsimile:	(214) 571-2920; (202) 530-4218
	E-mail:	jchapman@gibsondunn.com;
jcorsico@gibsondunn.com

SECTION 10.4 Entire Agreement. This TSA (including the Schedules hereto), the Purchase Agreement and the Confidentiality Agreement (including any certificate delivered pursuant to any of the foregoing) constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings between the Parties with respect to the subject matter hereof and thereof.

SECTION 10.5 No Third-Party Beneficiaries. Except as provided in Article IX, nothing in this TSA, express or implied, is intended to or shall confer upon any Person other than the Parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this TSA.

SECTION 10.6 Governing Law and Jurisdiction. This TSA and all disputes or controversies arising out of or relating to this TSA or the transactions contemplated hereby (whether in contract, tort, equity or otherwise) shall be governed by, and construed in accordance with, the internal laws of the State of Delaware (including in respect of the statute of limitations or other limitations period applicable to any such dispute or controversy), without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

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SECTION 10.7 Assignment. Neither this TSA nor any of the rights, interests or obligations under this TSA may be assigned or delegated, in whole or in part, by operation of law or otherwise, by a Party without the prior written consent of the other Party, and any such assignment without such prior written consent shall be null and void; provided, however, that (a) Buyer may assign this TSA (i) to any Affiliate of Buyer or (ii) after the Closing to any Person; provided, further, that no such assignment shall relieve the assigning Party of its obligations hereunder if the assignee does not perform its obligations and (b) Buyer shall have the right to assign its rights hereunder to a lender as collateral security in connection with the financing of the transactions contemplated hereby, provided that such assignment is effected only for security purposes and shall not permit any foreclosure or other execution on such assignment prior to the Closing, and provided, further, that no such assignment shall in any manner limit or effect Buyer’s obligations hereunder. Subject to the preceding sentence, this TSA will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

SECTION 10.8 Specific Performance. The Parties agree that irreparable damage would occur in the event that the Parties do not perform the provisions of this TSA in accordance with their specific terms or otherwise breach such provisions and that any non-performance or breach of this TSA by a Party could not be adequately compensated by monetary damages alone and that the Parties would not have any adequate remedy at law. Accordingly, the Parties acknowledge and agree that each Party shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this TSA and to enforce specifically the terms and provisions hereof in the courts described in Section 10.6, this being in addition to any other remedy to which such Party is entitled at law or in equity. Each of the Parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security as a prerequisite to obtaining equitable relief.

SECTION 10.9 Severability. If any term or other provision of this TSA is held to be invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this TSA shall nevertheless remain in full force and effect so long as either the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party or such Party waives its rights under this Section 10.9 with respect thereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this TSA so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

SECTION 10.10 Waiver of Jury Trial. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS TSA, THE FINANCING COMMITMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 10.11 Counterparts. This TSA may be executed in two (2) or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one (1) or more counterparts have been signed by each Party and delivered to the other Party. Delivery of an executed counterpart of this TSA by facsimile or other electronic image scan transmission shall be as effective as delivery of an original counterpart hereof.

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SECTION 10.12 Confidentiality. The confidentiality provisions set forth in Section 6.10 of the Purchase Agreement apply to this TSA as if fully set forth herein mutatis mutandis.

SECTION 10.13 Relationship of the Parties. Seller, in performance of this TSA, is acting as an independent contractor to Buyer, and not as a partner, joint venturer or agent. The Parties do not intend to create by this TSA an employer-employee relationship. Each Party retains control over its personnel, and the employees of one Party shall not be considered employees of the other Party. Neither Party shall be bound by any representation, act or omission of the other Party. Neither Party has any right, power or authority to create any obligation, express or implied, on behalf of the other Party.

Remainder of page intentionally left blank; signature page follows.

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IN WITNESS WHEREOF, the Parties have caused this TSA to be executed as of the date first written above by their respective officers thereunto duly authorized.

CRETEX COMPANIES, INC., as Seller,

By:
Name:
Title:

HBP PIPE & PRECAST LLC, as Buyer,

By:
Name:
Title:

SIGNATURE PAGE TO TRANSITION SERVICES AGREEMENT

Exhibit B

SCHEDULE A

See attached

Project Pantheon

Schedule A: Schedule of Services Covered by Transition Services Agreement

TSA ID	Function	Service	Term	Monthly Charge ($)	Service Description	Recipient Contact	Provider Contact
GEN 01	General	Tools and Templates	6 months	To be provided at no cost	If requested, Provider will provide Recipient electronic copies of all relevant tools, templates and extracts from databases utilized by Provider to perform normal business operations. Provider will provide Recipient with reasonable access to subject matter experts to transition knowledge and provide guidance and training.	Eric Cooley	Dennis Wold

GEN 02	General	Access to Historical Information	6 months	To be provided at no cost

If requested, Provider will provide Recipient historical quarterly and monthly financial information for fiscal periods 2010-2015, and 2015 YTD in an Excel file. Provider to respond in a timely manner to Recipient requests for financial information from periods prior to 2010 (to the extent such information requested exists in Provider’s financial reporting system). Provider will support requests for other types of historical data as requested to complete Audit and Tax compliance activities, Government Reporting, Purchase Price adjustments, Insurance applications, Banking applications or other inquires.

Provider will work with Recipient on any system or process changes to ensure no material impact to data processing and retrieval. Provider will support reasonable requests for ad-hoc analyses or creation of reports. Request to be made in writing by Recipient and Provider will review and determine effort and incremental cost to provide service.

						Eric Cooley	Dennis Wold

GEN 03	General	Contract Assignment	6 months	To be provided at no cost	The Provider shall assist the Recipient in ensuring assignment of all contracts currently used by the Business.	Eric Cooley	Dennis Wold

HR 01	Human Resources	Payroll/HRIS Training, Consultation, and Knowledge Transfer	6 months	To be provided at no cost

Provider to provide payroll/HRIS consultation including but not limited to:

- Partner with Recipient to facilitate connections with ADP to facilitate contract discussions for Recipient to take over responsibility for payroll services, wage and garnishments, HRIS, and Tax services.

- Provider to assist in facilitation of movement from Provider bank accounts to Recipient bank accounts

- Act as a resource to provide guidance in vendor discussions with ADP.

- Partner with Recipient to provide training to appropriate staff within Buyer’s organization on payroll and HRIS system.

- Provider to partner with Recipient in regards to electronic time & attendance (e-time) system- whether to keep within business or cancel at time of close.

- At time of transfer to Recipient’s new HRIS system, Provider to partner with Recipient to determine demographic data available within Payroll/HRIS system, assist in creation of electronic file, and consult on any transfer issues.

- Provider to be available for questions, guidance and support through transition.

To the extent that Provider and Recipient are unable to establish replacement Employee Benefit plans (including all health and welfare plans and retirement plans) or necessary Payroll processing systems to ensure uninterrupted employee benefits and payroll disbursements, Provider and Recipient will work together, in good faith, to find and implement alternative solutions to ensure uninterrupted employee benefits and payroll disbursements.

*Note: CCP staff is responsible for payroll processing (both weekly and bi-weekly)/HRIS demographic changes, etc. at current time.

						Rick Sink	Jody O’Neil

HR 02	Human Resources	Health and Welfare Benefits Training, Consultation, and Knowledge Transfer	6 months	To be provided at no cost

Provider to provide benefits administration consultation including but not limited to:

- Partner with Recipient to facilitate connections in new benefit plan set up with Provider’s current benefit plan third party providers.

- Act as a resource, provide guidance in cases where Recipient has plan administration issues

- Partner with Recipient to provide training to appropriate staff within Buyer’s organization on benefits enrollment, changes, and terminations.

- Provider to facilitate connections to possible COBRA providers- should Recipient choose to outsource. If in-sourcing COBRA, Provider to provide training and templates to appropriate staff within Buyer’s organization on COBRA enrollments, administration, and terminations.

- Provider to be available for questions, guidance and support through transition.

To the extent that Provider and Recipient are unable to establish replacement Employee Benefit plans (including all health and welfare plans and retirement plans) or necessary Payroll processing systems to ensure uninterrupted employee benefits and payroll disbursements, Provider and Recipient will work together, in good faith, to find and implement alternative solutions to ensure uninterrupted employee benefits and payroll disbursements.

						Rick Sink	Jody O’Neil

Project Pantheon

Schedule A: Schedule of Services Covered by Transition Services Agreement

TSA ID	Function	Service	Term	Monthly Charge ($)	Service Description	Recipient Contact	Provider Contact
HR 03	Human Resources	Retirement Programs Training, Consultation, and Knowledge Transfer	6 months	To be provided at no cost

Provider to provide retirement plan consultation including but not limited to:

- Partner with Recipient to facilitate connections in new retirement plan set up with Provider’s current third party provider.

- Act as a resource, provide guidance in cases where Recipient has plan administration issues

- Partner with Recipient to provide training to appropriate staff within Buyer’s organization on plan enrollment, changes, and terminations.

- Provider to be available for questions, guidance and support through transition.

To the extent that Provider and Recipient are unable to establish replacement Employee Benefit plans (including all health and welfare plans and retirement plans) or necessary Payroll processing systems to ensure uninterrupted employee benefits and payroll disbursements, Provider and Recipient will work together, in good faith, to find and implement alternative solutions to ensure uninterrupted employee benefits and payroll disbursements.

						Rick Sink	Jody O’Neil

HR 04	Human Resources	General Administrative Support	6 months	To be provided at no cost	The Provider shall provide general HR support to the Recipient as needed and not mentioned above. General HR support may include items such as providing advice, participating in Recipients HR and Benefit working sessions, referring Recipient to third party providers, and employee / union relations, etc. as historically supported by Cretex Corporate.	Rick Sink	Jody O’Neil

HR 05	Human Resources	Benefits and Cobra Data Entry Support	6 months	$2,000 per month	The Provider shall provide support for data entry of employee benefit plan and COBRA elections (including additions, deletions, and changes). Support shall include gathering the required paperwork from employees, entering the data into each employee benefit plan providers online tools, and providing confirmation of completing the process.	Rick Sink	Jody O’Neil

HR 06	Human Resources	2016 Open Enrollment Facilitation and Support	6 months	Flat rate of $5,000 (2016). If extend 6 months, flat rate of $5,000 will be charged for 2017 OE

The Provider shall facilitate and support the 2016 open enrollment process for the Recipient. This work includes:

- 2016 open enrollment communication and mailers to recipient employees

- Gathering of required open enrollment paperwork from employees during election period

- Entering any new enrollments, changes and cancellations into each employee benefit plan

- Provide confirmation of completing the process

						Rick Sink	Jody O’Neil

FIN 01	Finance & Accounting	Training Support	6 months	To be provided at no cost

As part of training and knowledge transfer, Provider shall provide documentation related to accounting and finance policies and procedures as well as any internally developed white papers.

If requested, Provider will provide support from Corporate Accounting and Finance to advise on the historical practices and processes to enable the transition of Business Finance and Accounting activities as a standalone entity.

						Eric Cooley	Dennis Wold

FIN 02	Finance & Accounting	Audit Support	6 months	To be provided at no cost	Provider shall provide the Recipient reasonable support to respond to financial audits of the Business as needed.	Eric Cooley	Dennis Wold

FIN 03	Finance & Accounting	Corporate Credit Cards, Procurement Cards and Time and Expense Support	6 months	To be provided at no cost	Provider to assist Recipient with transition to new separate Corporate Credit Card and Time and Expense system, and provide existing program access to current Wells Fargo online tools until such systems are established.	Eric Cooley	Dennis Wold

TAX 01	Tax	Tax Compliance Support	6 months	To be provided at no cost	If requested, Provider will provide historical tax information, schedules and templates specific to the Business, and provide reasonable assistance to foster Recipient’s understanding of historical tax filings specific to the Business.	Eric Cooley	Dennis Wold

TRE 01	Treasury	Bank Account Transition	6 months	To be provided at no cost	Provider will maintain existing Banking structure to operate the Business including any lockboxes, bank accounts, ACH and wire transfer capabilities, and other treasury management functions until similar accounts can be set-up by Recipient and connected to the financial systems. To the extent the Business is required to operate using Provider Bank Accounts, Provider and Recipient will work together to reconcile cash receipts and payments against the AR, AP, Payroll, and other cash subledger with a weekly net settlement with supporting documentation.	Eric Cooley	Dennis Wold

TRE 02	Treasury	Co-mingling of Funds	24 months	To be provided at no cost

In the event funds belonging to the Recipient are deposited into bank accounts owned by the Provider either through check, wire transfer or ACH payment, the Provider is required to forward the funds to the Recipient via wire transfer in the following week, not to exceed 10 business days after identification of misdirected funds.

In the event funds belonging to the Provider are deposited into bank accounts owned by the Recipient following the transaction closing, such funds will be remitted to the Provider using the same terms as described above.

						Eric Cooley	Dennis Wold

IT 01	Information Technology	IT Application Support	6 months	$17,500 per month bundled as a single cost for items IT 01, IT 02, and IT 03.	The Provider shall provide the Recipient with access to all IT applications under the Provider’s existing licenses, including all systems currently supporting the recipient’s operations. This includes database and data center services not limited to backup/restore, monitoring and remote systems management, firewall services, and server OS services.	Harish Gally	John Klinkenborg

IT 02	Information Technology	Telecommunications	6 months	$17,500 per month bundled as a single cost for items IT 01, IT 02, and IT 03.	The Provider shall provide support for voice and data services including WAN, LAN, mobile devices and remote access (to Provider systems) to the Recipient under the Provider’s existing contracts. Services will include engineering, administration, and support. The Recipient will follow current Provider policies and procedures.	Harish Gally	John Klinkenborg

Project Pantheon

Schedule A: Schedule of Services Covered by Transition Services Agreement

TSA ID	Function	Service	Term	Monthly Charge ($)	Service Description	Recipient Contact	Provider Contact
IT 03	Information Technology	End User Support	6 months	$17,500 per month bundled as a single cost for items IT 01, IT 02, and IT 03.	The Provider shall provide end user support services, including help desk, desk side support, provisioning computers and software consistent with the Provider’s standards to new employees hired by the Recipient, usage of desktop applications under the Provider’s existing license agreements and access to printers and share drives.	Harish Gally	John Klinkenborg

IT 04	Information Technology	IT Separation	6 months	To be provided at no cost, except that the cost for any and all such incremental software, hardware, or other licenses for applications and infrastructure as the parties mutually agree relate to providing the transition applications covered by this TSA shall be evenly shared between the Provider and the Recipient

Provider shall work with the Recipient to transition functions currently supported by the Provider’s IT systems on a case-by-case basis. These systems include but are not limited to:

- Microsoft Exchange (Email)

- Microsoft licenses

- Symantec Antivirus

- Laserfiche Document Scanner

- ADP (Payroll)

- Bloomberg BNA Fixed Asset Management

- ApplicantPRO (Recruitment system)

- Network Infrastructure including routers and firewalls

- Hardware (e.g., servers, desktops, and laptops)

						Harish Gally	John Klinkenborg

IT 05	Information Technology	Training and Knowledge Transfer	6 months	To be provided at no cost	The Provider will provide on-the-job training and transfer knowledge relating to the services to any employees or consultants of the Recipient that are designated by the Recipient as responsible for delivering the services following the termination of the TSA in respect of such services. All such training, knowledge transfer and assistance with the selection of employees or consultants shall be conducted by telephone, at a Business site or at a site managed by the Provider.	Harish Gally	John Klinkenborg

IT 06	Information Technology	Data, Software, and Hardware Transfer	6 months	To be provided at no cost	The Provider will assist in transferring/transitioning the hardware, software and services including novation of all licenses required to run the business. The Provider will separate data in systems that are commonly used to run the business independently.	Harish Gally	John Klinkenborg

IT 07	Information Technology	IT Headcount Transition	12 months	$75 per hour variable cost, charged based on the actual time spend by the Application Deliver Manager supporting the Business

[Pending the decision to transition the Application Delivery Manager FTE to the Recipient as part of the transaction] The Provider shall make the Application Delivery Manager (specifically, the Provider’s FTE currently fulfilling this role) available to support all activities needed to ensure successful transition of the SyteLine ERP system to the Recipient. These services include but are not limited to:

- Developing detailed documentation of current SyteLine implementation including all customizations and integrations with other proprietary and commercial back office systems

- Training resources identified by the Recipient to support the Business’s SyteLine ERP implementation

- Assisting in any efforts to migrate from SyteLine ERP to the Recipient’s ERP system

						Harish Gally	John Klinkenborg

EHS 01	Environmental, Health and Safety	Environmental, Health, Safety and Regulatory Filings	6 months	$5,000 per month bundled as a single cost for items ESH 01 and ESH 02	Provider will transition environmental, health, safety, regulatory compliance, and associated filings and responsibilities currently performed by Cretex Corporate staff to Recipient and will assist with filing questions.	TBD	Randy Riesberg

EHS 02	Environmental, Health and Safety	Health & Safety Processes	6 months	$5,000 per month bundled as a single cost for items ESH 01 and ESH 02

Provider will transition all Environmental, Health and Safety processes and documentation, consistent with past practices, related to the Business that are currently in effect including but not limited to

- Incident management reporting processes, including weekly internal reports and OSHA filings.

- Safety Standard Operating Procedures (SOPs)

- Emergency Response Protocols (updated to include Recipient)

- Chemical exposure and hearing testing

- Drug and alcohol programs

- Any other activities to provide health & safety training

						TBD	Randy Riesberg